Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE SHYFT GROUP, INC.,

AEBI SCHMIDT HOLDING AG,

ASH US GROUP, LLC,

and

BADGER MERGER SUB, INC.,

Dated as of December 16, 2024

i

EXHIBITS

Exhibit A Support Agreement

Exhibit B Relationship Agreements

Exhibit C Certificate of Merger

Exhibit D Articles of Incorporation and Bylaws of the Surviving Corporation

Exhibit E Form of Amended Articles

Exhibit F Form of Governance and Sustainability Committee Charter

Exhibit G Form of Tax Representation Letters

SCHEDULES

Aebi Schmidt Disclosure Schedules

Shyft Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2024, is by and among Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), The Shyft Group, Inc., a Michigan corporation (“Shyft”), ASH US Group, LLC, a newly formed Delaware limited liability company and direct, wholly owned Subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a newly formed Michigan corporation and direct, wholly owned Subsidiary of Holdco (“Merger Sub”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into Shyft, with Shyft surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of Holdco and as an indirect, wholly owned Subsidiary of Aebi Schmidt (the corporation surviving the Merger, the “Surviving Corporation”);

WHEREAS, the Parties intend that, immediately following the Effective Time and after giving effect to the Transactions, the holders of shares of Shyft Common Stock will hold approximately 48% of the issued and outstanding shares of Aebi Schmidt Common Stock on a pro forma basis;

WHEREAS, the Board of Directors of Aebi Schmidt has unanimously (a) determined that this Agreement and the Transactions are fair and in the best interests of Aebi Schmidt and its shareholders; (b) approved, adopted and declared advisable this Agreement and the Transactions; (c) resolved to convene an extraordinary shareholders’ meeting of Aebi Schmidt, and to submit for approval at such extraordinary shareholders’ meeting the matters requiring shareholder approval to consummate the Transactions in accordance with this Agreement; and (d) recommended the approval of this Agreement and the Transactions by Aebi Schmidt’s shareholders;

WHEREAS, the Board of Directors of Shyft has (a) determined that this Agreement and the Transactions are fair and in the best interests of Shyft and its shareholders; (b) approved, adopted and declared advisable this Agreement and the Transactions; (c) directed that the approval and adoption of this Agreement (including the Transactions) be submitted to Shyft’s shareholders; and (d) recommended the adoption of this Agreement and approval of the Transactions by Shyft’s shareholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions and (b) directed that this Agreement (including the Transactions) be submitted to Holdco for its approval and adoption in its capacity as the sole shareholder of Merger Sub;

WHEREAS, Aebi Schmidt, as the sole Member and Manager of Holdco, has approved, adopted and declared advisable this Agreement and the Transactions pursuant to a written consent (the “Holdco Consent”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Shyft to enter into this Agreement, the shareholders of Aebi Schmidt representing at least 98% of the issued and outstanding Aebi Schmidt Common Stock as of the date hereof, (a) are entering into support agreements with Shyft in the form attached hereto as Exhibit A (the “Support Agreement”), and (b) have, as part of the Support Agreement, consented to Aebi Schmidt adopting this Agreement, supporting the Transactions and taking all other actions necessary to be taken in their capacity as shareholders of Aebi Schmidt to effect the Merger, the Transactions and the Debt Financing;

WHEREAS, immediately after the execution and delivery of this Agreement, Holdco, in its capacity as the sole shareholder of Merger Sub, will execute and deliver actions by written consent, adopting this Agreement and approving the Transactions (the “Merger Sub Consent”);

WHEREAS, for U.S. federal income tax purposes, (a) it is the intent of the Parties that (i) the Merger qualify as a “reorganization” under Section 368(a) of the Code and (ii) the transfer of Shyft Common Stock by the shareholders of Shyft pursuant to the Merger (other than by any shareholder of Shyft who is a U.S. person and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Aebi Schmidt following the Merger that does not enter into a five-year gain recognition agreement with respect to the Shyft Common Stock such shareholder transferred in the form provided in Treasury Regulations Section 1.367(a)-8) qualify for an exception to Section 367(a)(1) of the Code, (clauses (i) and (ii), collectively, the “Intended US Tax Treatment”), and (b) this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, substantially concurrently with the Closing, Aebi Schmidt and certain significant shareholders of Aebi Schmidt identified in Section 1.01 of the Aebi Schmidt Disclosure Schedule (the “Specified Stockholders”) will enter into relationship agreements in the form attached hereto as Exhibits B-1, B-2 and B-3 (collectively, the “Relationship Agreements”); and

WHEREAS, Aebi Schmidt and Shyft desire to make certain representations, warranties and covenants in this Agreement in connection with the Merger and to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties hereto agree as follows:

ARTICLE I
The Merger; Closing; Effective Time

Section 1.01   The Merger.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Shyft shall (i) file a certificate of merger in the form of Exhibit C attached hereto (the “Certificate of Merger”) with LARA in accordance with the MCL and (ii) make all other filings or recordings required under the MCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with LARA, or at such later date or time as may be agreed by Aebi Schmidt and Shyft in writing and specified in the Certificate of Merger in accordance with the MCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b)   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub shall merge with and into Shyft in accordance with the MCL, and (ii) the separate corporate existence of Merger Sub shall cease and Shyft shall continue its corporate existence under the MCL as the surviving corporation in the Merger.

(c)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of Shyft and Merger Sub, all as provided under the MCL, and the Merger shall have the effects set forth herein and in the applicable provisions of the MCL.

Section 1.02   Closing.

(a)   The closing (the “Closing”) of the Merger shall take place (i) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or remotely by the exchange of signature pages for executed documents, as promptly as practicable (but in no event later than three (3) Business Days) after the date on which all conditions set forth in ARTICLE VIII shall have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) at such other time or place as Shyft and Aebi Schmidt may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)   At or prior to the Closing, Aebi Schmidt shall deliver, or cause to be delivered:

(i)   to Shyft, counterparts to the Relationship Agreements, duly executed by the Specified Stockholders and Aebi Schmidt; and

(ii)   to Shyft, counterparts to the Exchange Agreement, duly executed by Aebi Schmidt and the Exchange Agent.

(c)   At or prior to the Closing, Shyft shall deliver, or cause to be delivered to Aebi Schmidt, a counterpart to the Exchange Agreement, duly executed by Shyft.

Section 1.03   Organizational Documents of the Surviving Corporation.

(a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Shyft, Aebi Schmidt, Holdco, Merger Sub, or any other Person, the articles of incorporation of Shyft shall be amended to read in their entirety in the form of the articles of incorporation attached hereto as Exhibit D-1, and, as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law and the governing documents of the Surviving Corporation.

(b)   At the Effective Time, by virtue of the Merger and without any further action on the part of Shyft, Aebi Schmidt, Holdco, Merger Sub, or any other Person, the bylaws of Shyft shall be amended and restated as of the Effective Time to read in their entirety in the form of the bylaws attached hereto as Exhibit D-2, and, as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law and the governing documents of the Surviving Corporation.

Section 1.04   Directors and Officers of the Surviving Corporation. From and after the Effective Time, by virtue of the Merger and without any further action on the part of Shyft, Aebi Schmidt, Holdco, Merger Sub, or any other Person, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Shyft as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the governing documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Applicable Law and the governing documents of the Surviving Corporation.

ARTICLE II
Effect on Capital Stock; Exchange

Section 2.01   Effect on Capital Stock.

(a)   Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Aebi Schmidt, Shyft, Holdco, Merger Sub or the holders of any Equity Interests in Aebi Schmidt, Shyft or Merger Sub:

(i)   each share of Shyft Common Stock issued and outstanding as of immediately prior to the Effective Time, other than the Excluded Shares, shall automatically be converted into the right to receive 1.040166432 (the “Exchange Ratio”) fully paid and nonassessable shares of Aebi Schmidt Common Stock (collectively, the “Merger Consideration”), subject to adjustment in accordance with Section 2.02 and (A) each share of Shyft Common Stock that was represented by a certificate as of immediately prior to the Effective Time (each, a “Certificate”), and (B) each uncertificated share of Shyft Common Stock (each, an “Uncertificated Share”) that was registered to a holder on the stock transfer books of Shyft (other than Excluded Shares) as of immediately prior to the Effective Time, in each case of clauses (A) and (B) shall cease to be outstanding and shall be cancelled, retired and cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of any fractional shares and any dividends or other distributions with respect to Aebi Schmidt Common Stock pursuant to Section 2.03(f) or Section 2.04, in each case without any interest;

(ii)   each share of Shyft Common Stock that is held immediately prior to the Effective Time by Holdco, Aebi Schmidt, Merger Sub or any of their respective Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor; and

(iii)   each share of common stock, no par value, of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall automatically be converted into and become one share of common stock, no par value, of the Surviving Corporation and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

(b)   After the Effective Time, the stock transfer books of Shyft shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Shyft Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents any duly executed Letters of Transmittal, Certificates or Uncertificated Shares of former Shyft Common Stock to the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged for the applicable portion of the Merger Consideration, cash in lieu of any fractional shares of Aebi Schmidt Common Stock and any dividends or other distributions with respect to Aebi Schmidt Common Stock in accordance with this ARTICLE II.

Section 2.02   Certain Adjustments. Without limiting or affecting any of the provisions of Section 5.01 or Section 6.01, if, during the period between the date of this Agreement and the Effective Time, any change in the Equity Interests of Aebi Schmidt or Shyft (other than any issuances of Equity Interests expressly permitted by the terms of this Agreement) shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, merger, combination, exchange, consolidation, equity issuance or readjustment of shares, subdivision, forfeiture or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into Aebi Schmidt Common Stock or Shyft Common Stock, as applicable) with a record date during such period, but excluding any change that results from any exercise of Shyft Equity Awards, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement; provided that this Section 2.02 shall not be construed to permit Shyft, Aebi Schmidt, Holdco, Merger Sub or any of their respective Affiliates to take any action with respect to their Equity Interests that is prohibited by the terms of this Agreement.

Section 2.03  Exchange of Shares.

(a)   Appointment of Exchange Agent. As promptly as practicable after the date of this Agreement, Aebi Schmidt and Shyft shall enter into an exchange administration agreement (the “Exchange Agreement”) with a reputable bank or trust company reasonably acceptable to, and as designated in writing by, Aebi Schmidt and Shyft (the “Exchange Agent”), pursuant to which the Exchange Agent will agree to serve as exchange agent in connection with the delivery of the Merger Consideration.

(b)   Deposit with the Exchange Agent. On or prior to the Effective Time, in accordance with the terms and conditions of the Exchange Agreement, Aebi Schmidt shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of Aebi Schmidt, certain membership interests of Holdco in accordance with the steps set forth in Section 2.03(b) of the Aebi Schmidt Disclosure Schedules. Immediately after the Effective Time pursuant to the Exchange Agreement and in accordance with the steps set forth in Section 2.03(b) of the Aebi Schmidt Disclosure Schedules, Aebi Schmidt shall cause the Exchange Agent to contribute the membership interests of Holdco then-held by the Exchange Agent to Aebi Schmidt as a contribution in kind in exchange for the issuance of a number of shares of Aebi Schmidt Common Stock in uncertificated form, equal to the aggregate Merger Consideration issuable pursuant to Section 2.01(a)(i), which Aebi Schmidt shall issue to the Exchange Agent, acting in its own name but for the account of holders of the Shyft Common Stock, for the purpose of exchanging the Shyft Common Stock for the Merger Consideration. Aebi Schmidt agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends to which such holders are entitled pursuant to this Section 2.03 and cash in lieu of any fractional share of Aebi Schmidt Common Stock to which such holder is entitled pursuant to Section 2.04. Upon Aebi Schmidt’s request, such additional number of Aebi Schmidt Common Stock may be issued as part of the contribution in kind referred to in this Section 2.03(b), and delivered by the Exchange Agent to Aebi Schmidt without consideration, and held by Aebi Schmidt as treasury shares, as necessary to source employee incentive plans.

(c)   Exchange Fund. As soon as reasonably practicable after the Effective Time, Aebi Schmidt shall provide, or cause the Exchange Agent to provide, to each Person who is or will be, as of immediately prior to the Effective Time, a holder of record of Shyft Common Stock, a customary letter of transmittal (each, a “Letter of Transmittal”) and instructions for use in effecting the payment of the applicable Merger Consideration pursuant to Section 2.01. All evidence of shares of Aebi Schmidt Common Stock in uncertificated form, any dividends with respect thereto and any cash deposited with the Exchange Agent pursuant to this Section 2.03 shall be referred to in this Agreement as the “Exchange Fund.” Aebi Schmidt shall cause the Exchange Agent to deliver the Merger Consideration (together with any dividends pursuant to Section 2.03(f) and any cash in lieu of any fractional shares of Shyft Common Stock pursuant to Section 2.04) contemplated to be issued or paid pursuant to this ARTICLE II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Aebi Schmidt; provided that, no such investment or losses thereon shall affect the dividends to which holders of Shyft Common Stock are entitled pursuant to Section 2.03(f) or cash in lieu of fractional interests to which holders of Shyft Common Stock are entitled pursuant to Section 2.04. Any interest and other income resulting from such investments shall be the property of, and paid to, Aebi Schmidt upon termination of the Exchange Fund.

(d)   Exchange Procedures. Each holder of shares of Shyft Common Stock (other than the Excluded Shares), upon (i) in the case of a share of Shyft Common Stock represented by a Certificate, delivery to (and receipt by) the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent, or (ii) in the case of each Uncertificated Share, receipt of an “agent’s message” by the Exchange Agent, in each case shall be entitled to receive (following the Effective Time), (A) the Merger Consideration, and (B) cash in lieu of fractional shares of Aebi Schmidt Common Stock and any dividends with respect thereto as contemplated by Section 2.03(f) and Section 2.04. Until exchanged as contemplated by this Section 2.03, any shares of Shyft Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration and other amounts, as applicable, as contemplated by this Section 2.03 and Section 2.04. No interest will be paid or accrue on any cash payable upon exchange of any shares of Shyft Common Stock.

(e)   Payments to other Persons. If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Aebi Schmidt Common Stock or any dividends with respect thereto contemplated by Section 2.03(f) or Section 2.04) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f)   Treatment of Dividends. Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.03, Aebi Schmidt shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Aebi Schmidt Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (A) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.04, and (B) the aggregate amount of all dividends payable with respect to such shares of Aebi Schmidt Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends payable with respect to shares of Aebi Schmidt Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Aebi Schmidt Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.04, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, pursuant to this Section 2.03.

Section 2.04   No Fractional Shares.

(a)   No certificates or scrip representing fractional shares of Aebi Schmidt Common Stock will be issued upon the conversion of Shyft Common Stock pursuant to Section 2.01(a), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Aebi Schmidt Common Stock. For purposes of this Section 2.04, all fractional share interests to which a single record holder would be entitled will be aggregated, and calculations will be rounded up to three decimal places.

(b)   Fractional shares of Aebi Schmidt Common Stock that would otherwise be allocable to any former holders of Shyft Common Stock in the Merger will be aggregated, and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, from Aebi Schmidt an amount in cash (rounded down to the nearest cent), without interest, determined by multiplying the fraction of such fractional share of Aebi Schmidt Common Stock by the closing sale price of a share of Aebi Schmidt Common Stock on Nasdaq on the first full trading day immediately following the Effective Time. Payment of cash in lieu of fractional shares of Shyft Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to Aebi Schmidt of issuing fractional shares of Aebi Schmidt Common Stock and will not represent separately bargained-for consideration.

Section 2.05   Treatment of Shyft Equity Awards and ESPP.

(a)   Shyft RSUs. At the Effective Time, each outstanding time-vested restricted stock unit (or portion thereof) with respect to shares of Shyft Common Stock that is held by an individual other than a current or former non-employee director of Shyft (each, a “Shyft RSU”) shall, by virtue of the Merger and without any required action on the part of Shyft or the holder of the Shyft RSU, be assumed by Aebi Schmidt and converted into a restricted stock unit award with respect to shares of Aebi Schmidt Common Stock (each, a “Aebi Schmidt RSU”). Each such Aebi Schmidt RSU shall continue to have, and be subject to, the same terms and conditions (including the vesting and settlement terms) as applied to the corresponding Shyft RSU immediately prior to the Effective Time, except that the number of shares of Aebi Schmidt Common Stock subject to such Aebi Schmidt RSU shall be equal to the product obtained by multiplying (i) the total number of shares of Shyft Common Stock underlying such Shyft RSU by (ii) the Exchange Ratio (rounded up to the nearest whole share).

(b)   Shyft PSUs. At the Effective Time, each outstanding performance-vested restricted stock unit or performance share unit (or portion thereof) with respect to shares of Shyft Common Stock (each, a “Shyft PSU”) shall, by virtue of the Merger and without any required action on the part of Shyft or the holder of the Shyft PSU, be assumed by Aebi Schmidt and converted into a Aebi Schmidt RSU (i) for the period prior to the date of the Agreement, in respect of that number of shares of Aebi Schmidt Common Stock equal to the product of (x) the total number of shares of Shyft Common Stock subject to such Shyft PSU immediately prior to the Effective Time, assuming performance goals are achieved based on the higher of target or actual performance as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio (rounded up to the nearest whole share) and (ii) for the period commencing with the date of the Agreement and ending on the Effective Time, in respect of that number of shares of Aebi Schmidt Common Stock equal to the product of (x) the total number of shares of Shyft Common Stock subject to such Shyft PSU immediately prior to the Effective Time, assuming performance goals are achieved based on target performance as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio. After the Effective Time, such Aebi Schmidt RSU shall only be subject to time-vesting through the remainder of the originally scheduled performance period (or any later vesting date). Except as expressly provided in this Section 2.05(b), each such Aebi Schmidt RSU shall be subject to substantially the same terms and conditions as applied to the corresponding Shyft PSU immediately prior to the Effective Time.

(c)   Shyft Director RSUs. Notwithstanding anything to the contrary in Section 2.05(a), immediately prior to the Effective Time, each outstanding restricted stock unit (or portion thereof) with respect to shares of Shyft Common Stock that is held by a current or former non-employee director of Shyft (each, a “Shyft Director RSU”) shall vest in full and shall, by virtue of the Merger and without any required action on the part of Shyft or the holder of Shyft Director RSU, be cancelled and converted into the right to receive from Aebi Schmidt, at the Effective Time or as soon as practicable thereafter, the number of shares of Aebi Schmidt Common Stock that is obtained by multiplying (i) the total number of shares of Shyft Common Stock underlying such Shyft Director RSU by (ii) the Exchange Ratio (rounded up to the nearest whole share).

(d)   Shyft Stock Plans. As of the Effective Time, the Shyft Stock Plans, including all of the rights, powers, responsibilities and obligations set forth herein, shall be assumed by Aebi Schmidt.

(e)   Shyft ESPP. Following the date of this Agreement and prior to the Closing Date, Shyft shall adopt such resolutions or take such other necessary actions such that (i) no offering period under the Shyft ESPP shall commence after the date of this Agreement, (ii) no individual participating in any Shyft ESPP shall be permitted to (A) increase the amount of his or her payroll contributions thereunder from the rate in effect as of the date of this Agreement or make any non-payroll contributions to the Shyft ESPP, (iii) no individual who is not participating in the Shyft ESPP as of the date of this Agreement may commence participation in the offering period that is in effect under the Shyft ESPP on the date of this Agreement (the “Final Offering Period”) and (iv) subject to the consummation of the Merger, the Shyft ESPP shall terminate, effective immediately as of the Effective time. If the Final Offering Period is still in effect at the time of the Closing, then the last day of the Final Offering Period shall be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Shyft Common Stock thereunder shall be made on that day. All amounts allocated to each participant’s account under the Shyft ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole shares of Shyft Common Stock for the Final Offering Period at the applicable price under the Shyft ESPP, which shares of Shyft Common Stock shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.01(a). As promptly as practicable following such purchase of shares of Shyft Common Stock, Shyft shall return to each participant in the Shyft ESPP any funds that remain in such participant’s account after such purchase.

(f)   Further Actions. Prior to the Effective Time, Shyft and the Board of Directors of Shyft (or, if applicable, any committee thereof administering any Shyft Stock Plans or the Shyft ESPP) shall adopt any resolutions and take any actions (including obtaining any individual’s consent) that are necessary to approve and effectuate the foregoing provisions of this Section 2.05, including making any determinations and/or resolutions of the Board of Directors of Shyft or a committee thereof or any administrator of a Shyft Stock Plan or Shyft ESPP as may be necessary and delivering any required notices.

Section 2.06   Treatment of Aebi Schmidt Stock Plan. Effective upon the Closing, the Aebi Schmidt Stock Plan shall be terminated. With respect to shares of Aebi Schmidt Common Stock subject to holding periods and trading restrictions, such holding periods and transfer restrictions shall remain in place, unless otherwise determined by Aebi Schmidt after consultation with Shyft.

Section 2.07   Withholding Rights. Each of Aebi Schmidt, Shyft, Holdco, Merger Sub, the Surviving Corporation, the Exchange Agent and any of their respective Affiliates or agents, as the case may be, shall be entitled to deduct and withhold from the consideration or other amounts otherwise required to be distributed or paid pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to making such distribution or payment under the Code or any other Applicable Law in respect of Taxes. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority in accordance with Applicable Law shall be treated for all purposes of this Agreement as having been distributed or paid to the Persons otherwise entitled hereto.

Section 2.08   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the record holder thereof claiming such Certificate to be lost, stolen or destroyed, and (ii) delivery of an otherwise duly completed and signed Letter of Transmittal in accordance with Section 2.03(c) by such record holder, such record holder shall be entitled to receive the applicable portion of the Merger Consideration in respect of the shares of Shyft Common Stock represented by such Certificate as contemplated under this ARTICLE II.

Section 2.09   Unclaimed Property. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Shyft Common Stock twelve (12) months following the Closing Date shall be delivered to Aebi Schmidt or as otherwise instructed by Aebi Schmidt, and any such holder who has not exchanged shares of Shyft Common Stock for the Merger Consideration in accordance with Section 2.03 prior to that time shall thereafter look only to Aebi Schmidt, subject to the last sentence of this Section 2.09, for payment of the Merger Consideration (and cash in lieu of any fractional shares of Aebi Schmidt Common Stock and any dividends with respect thereto as contemplated by Section 2.03), without any interest thereon. None of the Parties hereto, the Surviving Corporation or the Exchange Agent will be liable to any Person in respect of any shares of Aebi Schmidt Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat, or similar Applicable Law.

ARTICLE III
Representations and Warranties of Aebi Schmidt

Subject to Section 10.17, except as disclosed in the disclosure schedules (the “Aebi Schmidt Disclosure Schedules”) delivered to Shyft by Aebi Schmidt on the date of this Agreement, Aebi Schmidt hereby represents and warrants to Shyft, as follows:

Section 3.01   Corporate Existence and Power.

(a)   Aebi Schmidt is a stock corporation (Aktiengesellschaft) duly incorporated and validly existing under the Applicable Laws of Switzerland. Holdco is a limited liability company duly formed, validly existing and in good standing under the Applicable Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Michigan. Each of Aebi Schmidt, Holdco and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Aebi Schmidt, Holdco and Merger Sub is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified: (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of each of Aebi Schmidt, Holdco or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions or the Debt Financing.

(b)   Prior to the date of this Agreement, Aebi Schmidt has made available to Shyft true and complete copies of the articles of incorporation, organizational regulations and similar organizational documents of Aebi Schmidt, Holdco and Merger Sub as in effect on the date of this Agreement (collectively, the “Aebi Schmidt Organizational Documents”). Each of such Aebi Schmidt Organizational Documents is in full force and effect, and none of Aebi Schmidt, Holdco or Merger Sub is in violation of any provisions thereof in any material respect.

(c)   Since the date of its incorporation or formation, as applicable, none of Holdco or Merger Sub has acquired any asset, incurred any liability or otherwise engaged in any activities other than in connection with, or as contemplated by, this Agreement, the Ancillary Agreements, the Transactions or the Debt Financing.

Section 3.02   Corporate Authorization.

(a)   The execution, delivery and performance by each of Aebi Schmidt, Holdco and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Aebi Schmidt, Holdco and Merger Sub of the Transactions and the Debt Financing, are within the corporate powers of Aebi Schmidt, Holdco and Merger Sub, as applicable, and, except for the Holdco Consent and the Merger Sub Consent, have been duly authorized by all necessary corporate action on the part of Aebi Schmidt. This Agreement has been duly executed and delivered by each of Aebi Schmidt, Holdco and Merger Sub, and each of the Ancillary Agreements to which each of Aebi Schmidt, Holdco and Merger Sub is a party has been (or will be) duly executed and delivered by Aebi Schmidt, Holdco or Merger Sub, as applicable, and (assuming due authorization, execution and delivery by the other Parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of Aebi Schmidt, Holdco and Merger Sub enforceable against Aebi Schmidt, Holdco and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b)   The Board of Directors of Aebi Schmidt has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are fair and in the best interests of Aebi Schmidt and its shareholders; (ii) approving, adopting and declaring advisable this Agreement, the Debt Financing, and the Transactions; (iii) to convene an extraordinary shareholders’ meeting of Aebi Schmidt, and to submit for approval to such extraordinary shareholders’ meeting the matters requiring shareholder approval to consummate the Transactions in accordance with this Agreement and the Debt Financing; and (iv) recommending the approval by Aebi Schmidt’s shareholders of all the matters requiring shareholder approval to consummate the Transactions and the Debt Financing in accordance with this Agreement and the Debt Financing. Aebi Schmidt has provided to Shyft a true, correct, and complete copy of the foregoing resolutions of the Board of Directors of Aebi Schmidt. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement, the Transactions and the Debt Financing are fair and in the best interests of its sole shareholder; (ii) approving, adopting and declaring advisable this Agreement, the Transactions and the Debt Financing; (iii) directing that the approval and adoption of this Agreement (including the Transactions and the Debt Financing) be submitted to its sole shareholder; and (iv) recommending the adoption of this Agreement and approval of the Transactions (including the Merger) and the Debt Financing by Merger Sub’s sole shareholder. The sole Member and Manager of Holdco has adopted resolutions (i) determining that this Agreement, the Transactions and the Debt Financing are fair and in the best interests of its sole Member; and (ii) approving, adopting and declaring advisable this Agreement, the Transactions and the Debt Financing. The Board of Directors or Manager, as applicable, of each of Aebi Schmidt, Holdco and Merger Sub has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

(c)   Aebi Schmidt has provided to Shyft a true, correct and complete copy of the duly executed Support Agreement. The Holdco Consent and the Merger Sub Consent, when entered into, will be effective.

Section 3.03   Governmental Authorization. The execution, delivery and performance by each of Aebi Schmidt, Holdco and Merger Sub of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation by each of Aebi Schmidt, Holdco or Merger Sub of the Transactions and the Debt Financing, require no action by or in respect of, consents of, or filing with, any Governmental Authority other than (A) the filing of each of (x) the Certificate of Merger with the Secretary of State of the State of Michigan and (y) appropriate documents with the relevant authorities of other states in which Aebi Schmidt, Holdco and Merger Sub are qualified to do business; (B) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) CFIUS Clearance; (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of Nasdaq; (e) the consents and filing set forth on Section 3.03 of the Aebi Schmidt Disclosure Schedules; and (f) any other actions, consents or filing the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of any of Aebi Schmidt, Holdco or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions and the Debt Financing.

Section 3.04   Non-contravention. The execution, delivery and performance by each of Aebi Schmidt, Holdco and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions and the Debt Financing, do not and will not: (A) assuming receipt of the Merger Sub Consent, contravene, conflict with, or result in any violation or breach of any provision of the Aebi Schmidt Organizational Documents; (B) assuming compliance with the matters referred to in Section 3.03 and receipt of the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 3.03 and receipt of the Holdco Consent and the Merger Sub Consent, require any consents or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Aebi Schmidt, Holdco or Merger Sub or any of their respective Subsidiaries is entitled under, any provision of any Aebi Schmidt Material Contract binding upon Aebi Schmidt, Holdco or Merger Sub or any of their respective Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Aebi Schmidt, Holdco or Merger Sub or any of their respective Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Aebi Schmidt, Holdco or

Merger to perform its obligations under this Agreement or to consummate the Transactions and the Debt Financing.

Section 3.05   Capitalization.

(a)   The capital stock of Aebi Schmidt as of the date hereof consists of 5,382,029 shares of Aebi Schmidt Common Stock. As of the date of this Agreement, 1,805 shares of Aebi Schmidt Common Stock are held in treasury and 5,380,224 shares of Aebi Schmidt Common Stock are issued and outstanding, which includes the shares detailed in Section 3.05(c) of the Aebi Schmidt Disclosure Schedules which were sold under the Aebi Schmidt Stock Plan. Except as set forth in the immediately preceding sentence or to the extent permitted by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Aebi Schmidt, (ii) securities of Aebi Schmidt or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Aebi Schmidt, (iii) warrants, calls, options or other rights to acquire from Aebi Schmidt or any of its Subsidiaries, or other obligations of Aebi Schmidt or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Aebi Schmidt, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Aebi Schmidt or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Aebi Schmidt (the items in clauses (i) through (iv) being referred to collectively as the “Aebi Schmidt Securities”). No holder of Aebi Schmidt Securities will have any dissenters’, appraisal or similar rights in connection with the Transactions and the Debt Financing.

(b)   The Aebi Schmidt Common Stock to be issued against the contribution of membership interests of Holdco pursuant to Section 2.03(b) will be duly authorized, validly issued, fully paid and nonassessable and not subject to pre-emptive rights. As of the date of this Agreement and as of immediately prior to the Effective Time, all of the outstanding shares of capital stock or other outstanding Equity Interests of each of Holdco and Merger Sub will be duly authorized, validly issued, fully paid and nonassessable. As of immediately prior to the Effective Time, all of the outstanding shares of capital stock or other outstanding Equity Interests of (i) Holdco are directly owned by Aebi Schmidt, and (ii) Merger Sub are directly owned by Holdco, in each case free and clear of any Lien (other than those restrictions on transfer imposed by applicable securities laws).

(c)   All outstanding shares of capital stock of Aebi Schmidt, including all shares of Aebi Schmidt Common Stock issued pursuant to the Aebi Schmidt Stock Plan, have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. Section 3.05(c) of the Aebi Schmidt Disclosure Schedules sets forth a true and complete list of all outstanding shares of capital stock of Aebi Schmidt issued and sold under the Aebi Schmidt Stock Plan as of the date hereof, including with respect to each such share issuance, (i) the name of the holder, (ii) date of purchase of such shares, and (iii) the number of shares of Aebi Schmidt Common Stock purchased. No Subsidiary of Aebi Schmidt owns any shares of capital stock of Aebi Schmidt.

(d)   There are no outstanding bonds, debentures, notes or other indebtedness of Aebi Schmidt having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Aebi Schmidt may vote. There are no outstanding obligations of Aebi Schmidt or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Aebi Schmidt Securities.

(e)   There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Aebi Schmidt or any Subsidiary of Aebi Schmidt is a party with respect to the capital stock or other Equity Interests of Aebi Schmidt. None of Aebi Schmidt or any Subsidiaries of Aebi Schmidt has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 3.06   Subsidiaries.

(a)   Each Subsidiary of Aebi Schmidt is a corporation or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Applicable Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Aebi Schmidt to perform its obligations under this Agreement or to consummate the Transactions and the Debt Financing. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Aebi Schmidt to perform its obligations under this Agreement or to consummate the Transactions and the Debt Financing. Section 3.06(a) of the Aebi Schmidt Disclosure Schedules sets forth a true and complete list of each Subsidiary of Aebi Schmidt as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Aebi Schmidt are owned by Aebi Schmidt, directly or indirectly, free and clear of any Lien (other than those restrictions on transfer imposed by applicable securities laws). All outstanding shares of capital stock of

Subsidiaries of Aebi Schmidt have been validly issued and fully paid. There are no outstanding options, warrants, call rights or any other agreements regarding the sale or issuance of rights to acquire any further shares or other voting securities of any Subsidiary of Aebi Schmidt. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Aebi Schmidt does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 3.07   Financial Statements and Financial Matters.

(a)   The (i) audited consolidated balance sheet of Aebi Schmidt and its Subsidiaries as of each of December 31, 2022 and December 31, 2023 and the audited consolidated statements of operations, equity and cash flows for each of the 12-month periods then ended, and (ii) unaudited consolidated balance sheet of Aebi Schmidt and its Subsidiaries as of October 31, 2024 and the unaudited consolidated statements of operations, equity and cash flows for such 10-month period then-ended (collectively, the “Aebi Schmidt Financial Statements”) have been provided to Shyft. The unaudited consolidated balance sheet of Aebi Schmidt and its Subsidiaries as of October 31, 2024, is referred to herein as the “Aebi Schmidt Balance Sheet”. The Aebi Schmidt Financial Statements referred to in clause (i) and clause (ii) of the immediately preceding sentence have been prepared based upon the information contained in Aebi Schmidt’s and its Subsidiaries’ books and records, have been prepared in accordance with Swiss GAAP FER, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto, and subject, in the case of unaudited financial statements, to the normal year-end adjustments and to the absence of certain footnotes), and present fairly in all material respects the financial condition and results of operations of Aebi Schmidt and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein. The books and records of Aebi Schmidt and its Subsidiaries have been maintained in all material respects in compliance with applicable legal and accounting requirements.

(b)   Aebi Schmidt and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are reasonably designed to provide reasonable assurance regarding the reliability of Aebi Schmidt’s financial reporting and the preparation of Aebi Schmidt’s financial statements for external purposes in accordance with Swiss GAAP FER. Aebi Schmidt’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Aebi Schmidt’s auditors and the audit committee of the Board of Directors of Aebi Schmidt (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect in any material respect Aebi Schmidt’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(c)   Since the Measurement Date, (i) none of Aebi Schmidt or any of its Subsidiaries nor, to the knowledge of Aebi Schmidt, any director or officer of Aebi Schmidt or any of its Subsidiaries has received any written or, to the knowledge of Aebi

Schmidt, oral, complaint, allegation, assertion, or claim regarding the financial accounting procedures, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Aebi Schmidt or any of its Subsidiaries, including from employees of Aebi Schmidt or any of its Subsidiaries, and (ii) no attorney representing Aebi Schmidt or any of its Subsidiaries, whether or not employed by Aebi Schmidt or any of its Subsidiaries, has reported, in writing, credible evidence of any material violation of securities Laws or breach of fiduciary duty, by Aebi Schmidt, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Board of Directors of Aebi Schmidt or any committee thereof, or to the Chief Executive Officer, Chief Financial Officer, or General Counsel of Aebi Schmidt.

(d)   Since the Measurement Date, neither Aebi Schmidt nor any of its Subsidiaries, nor, to the knowledge of Aebi Schmidt, any director, officer, employee, auditor, accountant or representative of Aebi Schmidt or any of its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal accounting controls over financial reporting utilized by Aebi Schmidt which would adversely affect in any material respect Aebi Schmidt’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves Aebi Schmidt’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls over financial reporting utilized by Aebi Schmidt, or (iii) any written claim or allegation regarding a material violation of internal accounting controls over financial reporting.

Section 3.08   Disclosure Documents. The information relating to Aebi Schmidt and its Subsidiaries that is provided in writing by Aebi Schmidt, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement will not, at (i) the time the definitive Proxy Statement and the Registration Statement is filed with the SEC, (ii) the time the Proxy Statement and the Registration Statement or any amendment or supplement thereto is first mailed to Shyft’s shareholders and (iii) at the time of the Shyft Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement and the Registration Statement based upon information supplied by Shyft or any of its Representatives specifically for use or incorporation by reference therein.

Section 3.09   Absence of Certain Changes. Since the Aebi Schmidt Balance Sheet Date through the date of this Agreement, (A) the business of Aebi Schmidt and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (B) there has not been any event, change, effect, development or occurrence that is or would reasonably be expected to be, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect.

Section 3.10   No Undisclosed Material Liabilities. There are no liabilities or obligations of Aebi Schmidt or any of its Subsidiaries of any kind that would be required under Swiss GAAP FER to be disclosed and provided for in a consolidated balance sheet of Aebi Schmidt, whether accrued, contingent, absolute, determined or determinable or otherwise, other than (A) liabilities or obligations disclosed and provided for in the Aebi Schmidt Financial Statements or in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business since the Aebi Schmidt Balance Sheet Date, (c) liabilities incurred in connection with the Transactions and (d) other liabilities or obligations that have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Aebi Schmidt Material Adverse Effect. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so disclosed and provided for in the Aebi Schmidt Balance Sheet or in the notes thereto.

Section 3.11   Litigation. There is no Proceeding pending or, to the knowledge of Aebi Schmidt, threatened against or affecting Aebi Schmidt, any of its Subsidiaries, any present or former officers, directors or employees of Aebi Schmidt or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of Aebi Schmidt or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would reasonably be expected to be before) any Governmental Authority, that have resulted or would reasonably be expected to result, individually or in the aggregate, in a Aebi Schmidt Material Adverse Effect, or that, as of the date hereof, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions or the Debt Financing. There is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Aebi Schmidt or any of its Subsidiaries. There is no Order outstanding or, to the knowledge of Aebi Schmidt, threatened against or affecting Aebi Schmidt, any of its Subsidiaries, any present or former officers, directors or employees of Aebi Schmidt or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of any of Aebi Schmidt or any of its Subsidiaries, under which Aebi Schmidt or any of its Subsidiaries has any material ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Aebi Schmidt to perform its obligations under this Agreement or to consummate the Transactions or the Debt Financing.

Section 3.12   Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, Aebi Schmidt and each of its Subsidiaries hold all Permits necessary for the operation of their respective businesses (the “Aebi Schmidt Permits”). All Aebi Schmidt Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect. Aebi Schmidt and each of its Subsidiaries are and since the Measurement Date, have been in compliance with the terms of the Aebi Schmidt Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Aebi Schmidt, threatened that seeks, or, to the knowledge of Aebi Schmidt, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Aebi Schmidt Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect.

Section 3.13   Compliance with Applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect: (i) Aebi Schmidt and each of its Subsidiaries are, and since the Measurement Date, have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws; (ii) neither Aebi Schmidt nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law; and (iii) since the Measurement Date, no Governmental Authority has issued any notice or notification stating that Aebi Schmidt or any of its Subsidiaries is not in compliance with any Applicable Laws.

Section 3.14   Anti-Bribery; Anti-Corruption; Anti-Money Laundering. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect:

(a)   Aebi Schmidt, each of its Subsidiaries, and each of their respective directors, officers, employees, agents, representatives, sales intermediaries and any other Third Party acting on their behalf, has, since the Measurement Date, complied with all applicable Specified Business Conduct Laws;

(b)   since the Measurement Date, neither Aebi Schmidt nor any of its Subsidiaries, nor, to the knowledge of Aebi Schmidt, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Authority, involving Aebi Schmidt or any of its Subsidiaries, in any way relating to any Specified Business Conduct Laws;

(c)   neither Aebi Schmidt nor any of its Subsidiaries, nor, to the knowledge of Aebi Schmidt, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other Third Party acting on their behalf is a Sanctioned Person;

(d)   since the Measurement Date, neither Aebi Schmidt nor any of its Subsidiaries, nor, to the knowledge of Aebi Schmidt, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other Third Party acting on their behalf, has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person that would not be permitted for a Person subject to each of the Specified Business Conduct Laws;

(e)   no officer, director or employee of Aebi Schmidt or any of its Subsidiaries is a Government Official; and

(f)   Aebi Schmidt and its Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote compliance with any applicable Specified Business Conduct Laws.

Section 3.15   Aebi Schmidt Material Contracts.

(a)   Section 3.15(a) of the Aebi Schmidt Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which Aebi Schmidt or any of its Subsidiaries is a party or by which Aebi Schmidt, any of its Subsidiaries or its or their assets are bound (other than any Aebi Schmidt Employee Plan or purchase order or statement of work entered into in the ordinary course of business) (each such Contract listed or required to be so listed, a “Aebi Schmidt Material Contract”):

(i)   other than any customary non-disclosure agreement entered into in the ordinary course of business, any Contract that (A) limits or purports to limit, in any material respect, the freedom of Aebi Schmidt or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Shyft, Aebi Schmidt or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws) or (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on Aebi Schmidt or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Corporation, Aebi Schmidt or any of their respective Affiliates);

(ii)   any Contract relating to indebtedness for borrowed money, or that provides for the guarantee, support, indemnification, assumption or endorsement by Aebi Schmidt or any of its Subsidiaries of, or any similar commitment by Aebi Schmidt or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other Person, in each case in a principal amount in excess of $10,000,000;

(iii)   any Contract restricting the payment of dividends or the making of distributions to shareholders of Aebi Schmidt or the repurchase of stock or other equity of Aebi Schmidt;

(iv)   any joint venture, profit-sharing, partnership, strategic alliance, collaboration, or other similar agreements with a third party that is material to the business of Aebi Schmidt and its Subsidiaries, taken as a whole;

(v)   any Contract pursuant to which Aebi Schmidt or any of its Subsidiaries receives from any Third Party a license, right or covenant not to sue with respect to any Intellectual Property that is material to Aebi Schmidt and its Subsidiaries, taken as a whole, other than non-exclusive licenses to commercial off-the-shelf software which are generally available on non-discriminatory pricing terms;

(vi)   any Contract pursuant to which Aebi Schmidt or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Aebi Schmidt and its Subsidiaries, taken as a whole, other than non-exclusive licenses granted in the ordinary course of business;

(vii)   any Related Party Contract to which Aebi Schmidt or its Subsidiaries is a party;

(viii)   any Contract involving the settlement of any action or threatened action (or series of related actions) that will, after the date hereof, (A) involve payments by Aebi Schmidt or any of its Subsidiaries in excess of $2,000,000 or (B) impose material monitoring or reporting obligations on Aebi Schmidt or any of its Subsidiaries outside the ordinary course of business;

(ix)   any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $2,000,000 to which Aebi Schmidt or any of its Subsidiaries is a party, as lessee;

(x)   any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Aebi Schmidt or any of its Subsidiaries (other than any such Contracts that are terminable by Aebi Schmidt or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(xi)   any Contract that relates to the acquisition or disposition of any Person, business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or provision of services in the ordinary course of business) and under which Aebi Schmidt or its Subsidiaries have a material continuing obligation, including any material “earn-out” or similar contingent payment obligation, transition services obligation or indemnity obligation;

(xii)   any employment, consulting, or indemnification Contract (in each case with respect to which Aebi Schmidt or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of Aebi Schmidt or any of its Subsidiaries, (B) member of the Board of Directors of Aebi Schmidt, or (C) Aebi Schmidt employee providing for an annual base salary or payment in excess of $400,000 that cannot be terminated without more than 60 days’ notice (or pay in lieu thereof);

(xiii)   any Contract that contains any provision that requires the purchase of all or a material portion of Aebi Schmidt’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, which product or service is material to Aebi Schmidt and its Subsidiaries, taken as a whole;

(xiv)   any Contract that by its terms is not terminable by Aebi Schmidt or its Subsidiaries without payment or penalty upon notice of sixty (60) days or less under which Aebi Schmidt or any of its Subsidiaries is obligated to make payment or incur costs in excess of $10,000,000 in any fiscal year; and

(xv)   any commitment by Aebi Schmidt or its Subsidiaries (orally or in writing) to enter into any of the foregoing.

(b)   All of the Aebi Schmidt Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of Aebi Schmidt or a Subsidiary of Aebi Schmidt (as the case may be) and, to the knowledge of Aebi Schmidt, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Aebi Schmidt or its Subsidiaries (as the case may be) and, to the knowledge of Aebi Schmidt, each of the other parties thereto (except for such Aebi Schmidt Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect. To the knowledge of Aebi Schmidt, no Person is seeking to terminate or challenge the validity or enforceability of any Aebi Schmidt Material Contract, except such terminations or challenges that have not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect. Neither Aebi Schmidt nor any of its Subsidiaries, nor to the knowledge of Aebi Schmidt, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Aebi Schmidt nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Aebi Schmidt Material Contract, except for those violations and defaults (or potential defaults) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect.

Section 3.16   Taxes.

(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect:

(i)   All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, Aebi Schmidt or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

(ii)   Aebi Schmidt and each of its Subsidiaries has timely paid (or has had paid on its behalf) all Taxes due and payable by Aebi Schmidt or any of its Subsidiaries, or (A) where payment is not yet due, Aebi Schmidt has established in accordance with Swiss GAAP FER an adequate accrual for such Taxes on a consolidated basis, or (B) where payment is being contested in good faith pursuant to appropriate procedures, Aebi Schmidt has established in accordance with Swiss GAAP FER, as applicable, an adequate reserve or provision for such Taxes on a consolidated basis.

(iii)   Aebi Schmidt and each of its Subsidiaries has complied with applicable Tax Laws with respect to the withholding, collection or remittance to the appropriate Taxing Authority of all Taxes with respect to payments made to or received from any employee, creditor, shareholder, customer or other third party.

(iv)   There is no Proceeding pending or, to the knowledge of Aebi Schmidt, threatened in writing against or with respect to Aebi Schmidt or any of its Subsidiaries in respect of any Tax or Tax asset in any jurisdiction.

(v)   Other than the Swiss Tax Rulings, there are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax or Tax asset pending or in progress between Aebi Schmidt or any of its Subsidiaries and any Taxing Authority. Aebi Schmidt and each of its Subsidiaries have complied with all advance Tax rulings previously received from any Taxing Authority.

(vi)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Aebi Schmidt or any of its Subsidiaries.

(vii)   No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against Aebi Schmidt or any of its Subsidiaries, which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves or provisions have been established in accordance with Swiss GAAP FER on a consolidated basis.

(viii)   Within the last three years, no claim has been made in writing by any Taxing Authority in a jurisdiction where Aebi Schmidt and/or any of Aebi Schmidt’s Subsidiaries do not pay Taxes or file Tax Returns that Aebi Schmidt or any of its Subsidiaries (as applicable) is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(ix)   Neither Aebi Schmidt nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Aebi Schmidt or any of its Subsidiaries was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between or among Aebi Schmidt and any of its Subsidiaries), or (3) has any liability for the Taxes of any Person (other than Aebi Schmidt or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(x)   Other than as a result of extensions to file Tax Returns obtained automatically, neither Aebi Schmidt nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(b)   During the two (2)-year period ending on the date of this Agreement, neither Aebi Schmidt nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(c)   Neither Aebi Schmidt nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying for the Intended US Tax Treatment or (ii) cause Aebi Schmidt to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions and the Debt Financing.

(d)   Neither Aebi Schmidt nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 3.17   Aebi Schmidt Service Providers; Aebi Schmidt Employee Plans.

(a)   Section 3.17(a) of the Aebi Schmidt Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Aebi Schmidt Employee Plan on a jurisdiction-by-jurisdiction basis.

(b)   None of Aebi Schmidt, its Subsidiaries, or their respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since January 1, 2019, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Aebi Schmidt Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or a defined benefit pension plan, (ii) a Multiemployer Plan, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA).

(c)   Neither Aebi Schmidt, any of its Subsidiaries, nor any of their ERISA Affiliates has incurred or is reasonably expected to incur any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan (including as a result of the Transactions).

(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, each Aebi Schmidt Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Aebi Schmidt Employee Plan and intended to be tax exempt under Section 501(a) of the Code, has received a determination, opinion or advisory letter from the Internal Revenue Service to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of Aebi Schmidt, nothing has occurred that would reasonably be expected to cause the loss or revocation of any such qualified or tax exempt status.

(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect: (i) each Aebi Schmidt Employee Plan has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Aebi Schmidt, is threatened against or reasonably expected to involve, any Aebi Schmidt Employee Plan or related trust before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Aebi Schmidt Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Aebi Schmidt or any of its Subsidiaries, and (iv) Aebi Schmidt and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Aebi Schmidt Employee Plan or Applicable Law to be made to a Aebi Schmidt Employee Plan.

(f)   Neither the execution of this Agreement nor the consummation of the Transactions or the Debt Financing will, either alone or together with any other event: (i) entitle any current or former Aebi Schmidt Service Provider to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Aebi Schmidt Employee Plan; or (iii) limit or restrict the right of Aebi Schmidt or any of its Subsidiaries or, after the Closing, Shyft or the Surviving Corporation to merge, amend or terminate any Aebi Schmidt Employee Plan.

(g)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Aebi Schmidt or any of its Subsidiaries in connection with the Transactions or the Debt Financing (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Aebi Schmidt nor any of its Subsidiaries has any obligation to “gross-up,” indemnify or otherwise reimburse any current or former Aebi Schmidt Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h)   Neither Aebi Schmidt nor any of its Subsidiaries has any material current or projected liability for, and no Aebi Schmidt Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Aebi Schmidt Service Provider (other than coverage mandated by Applicable Law).

(i)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, each Aebi Schmidt International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book- reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with past practice and applicable accounting principles.

Section 3.18   Labor Matters.

(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, Aebi Schmidt and its Subsidiaries are, and since the Measurement Date have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, labor standards, hiring, promotion, and termination of employees, working conditions, overtime, minimum wage and wage payment laws (including meal/break, final pay, and pay equity laws), employee classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state and local laws, consultant or independent contractor classification, discrimination, retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, paid sick leave, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, since the Measurement Date, there have been no Proceedings pending or, to the knowledge of Aebi Schmidt, threatened to be filed against Aebi Schmidt or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor regarding such Applicable Laws relating to labor and employment. Since the Measurement Date, neither Aebi Schmidt nor any of its Subsidiaries have received any written notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to a breach or other noncompliance with any such Applicable Laws relating to labor and employment.

(b)   To the knowledge of Aebi Schmidt, since the Measurement Date, (i) no allegations of sexual harassment, sexual abuse, or other sexual misconduct have been made against any officer, director, or employee at the level of manager or above of Aebi Schmidt or any of its Subsidiaries and (ii) there are no Proceedings pending or, to the knowledge of Aebi Schmidt, threatened related to any allegations of sexual harassment, sexual abuse, or other sexual misconduct by any director, officer or employee at the level of manager or above of Aebi Schmidt or any of its Subsidiaries. Since the Measurement Date, neither Aebi Schmidt nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director, or employee at the level of manager or above of Aebi Schmidt or any of its Subsidiaries.

(c)   Neither Aebi Schmidt nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and there are no negotiations with or regarding any, social or similar plans, unions, or work councils. Since the Measurement Date, there have not been any, and to the knowledge of Aebi Schmidt there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Aebi Schmidt Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of Aebi Schmidt, threatened against Aebi Schmidt or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any Aebi Schmidt Service Provider with respect to Aebi Schmidt or its Subsidiaries. Since the Measurement Date, there has been no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout nor, to the knowledge of Aebi Schmidt, has any such action been threatened against or affecting Aebi Schmidt or any of its Subsidiaries. No consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for Aebi Schmidt to enter into this Agreement or to consummate any of the Transactions or the Debt Financing.

(d)   Aebi Schmidt and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with WARN and has no material liabilities or other obligations thereunder. Neither Aebi Schmidt nor any of its Subsidiaries has taken any action during the 90-day period prior to the date hereof, that would reasonably be expected to cause Aebi Schmidt, the Surviving Corporation or any of their respective Subsidiaries to have any liability or other obligation following the Closing Date under WARN.

(e)   As of the date hereof, neither Aebi Schmidt nor any of its Subsidiaries has entered into an employment agreement (ii) with a member of such company’s executive board or (ii) that provides for the payment of an annual base salary in excess of $400,000 (or its equivalent in local currency).

Section 3.19   Intellectual Property and Information Technology.

(a)   Section 3.19(a) of the Aebi Schmidt Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by Aebi Schmidt or any of its Subsidiaries (“Registered Aebi Schmidt IP”). The Registered Aebi Schmidt IP is subsisting and, excluding any pending applications contained therein, to the knowledge of Aebi Schmidt, is valid and enforceable. All registration and renewal fees for the Registered Aebi Schmidt IP have been paid when due. None of the material Aebi Schmidt Owned IP has been adjudged invalid or unenforceable.

(b)   Aebi Schmidt or its Subsidiaries solely own, free and clear of all Liens (other than Permitted Liens), or have the right to use, all Intellectual Property and IT Systems used, held for use in or otherwise necessary for the conduct of their respective businesses as currently conducted. The consummation of the Transactions and the Debt Financing will not alter, encumber, impair or extinguish any Aebi Schmidt Owned IP or encumber any material Intellectual Property licensed to Aebi Schmidt or any of its Subsidiaries.

(c)   To the knowledge of Aebi Schmidt, each Person, including current and former employees and independent contractors, who has created or developed any material Intellectual Property by or on behalf of Aebi Schmidt or any of its Subsidiaries has entered into binding, written agreement pursuant to which such Person presently assigns all right, title and interest in such Intellectual Property to Aebi Schmidt or the applicable Subsidiary.

(d)   (i) There are no pending or, to the knowledge of Aebi Schmidt, threatened claims, actions, suits, orders or proceedings against Aebi Schmidt or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by Aebi Schmidt or any of its Subsidiaries, and, to the knowledge of Aebi Schmidt, neither Aebi Schmidt nor any of its Subsidiaries, nor the operation (including the products and services) of their respective businesses, is infringing, misappropriating or otherwise violating, or has, since the Measurement Date (or, with respect to Patents, during the six (6)-year period ending on the date hereof), infringed, misappropriated or otherwise violated, the Intellectual Property of any Person; and (ii) there are no pending or threatened written claims, actions, suits, orders or proceedings by Aebi Schmidt or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Aebi Schmidt Owned IP and to the knowledge of Aebi Schmidt, no Third Party has since the Measurement Date, infringed, misappropriated or otherwise violated any material Aebi Schmidt Owned IP.

(e)   To the knowledge of Aebi Schmidt, neither Aebi Schmidt nor any of its Subsidiaries uses any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant or purport to grant to any Person any rights to or immunities under any of the Aebi Schmidt Owned IP, or that would require the disclosure of any source code included in the Aebi Schmidt Owned IP. None of the Software included in the Aebi Schmidt Owned IP is subject to any agreement with any Person under which Aebi Schmidt or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent.

(f)   Aebi Schmidt and each of its Subsidiaries has taken commercially reasonable measures to maintain in confidence all Trade Secrets that are part of the Aebi

Schmidt Owned IP and third party confidential information that Aebi Schmidt or any of its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement.

(g)   The Aebi Schmidt IT Systems operate and perform in a manner that permits Aebi Schmidt and its Subsidiaries to conduct their respective businesses as currently conducted. Since the Measurement Date: (i) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, neither Aebi Schmidt nor any of its Subsidiaries has experienced any Aebi Schmidt Security Breach (including any malfunction, cyber-attacks or other material disruption or impairment of Aebi Schmidt IT Systems) and the conduct of Aebi Schmidt and its Subsidiaries’ business has complied with all Applicable Law governing or otherwise relating to the Aebi Schmidt IT Systems, the protection, security, use, destruction, or transfer of Aebi Schmidt Confidential Data, and Aebi Schmidt Security Breach notification obligations; (ii) each of Aebi Schmidt and its Subsidiaries have maintained adequate security measures to protect, from unauthorized use, access, interruption, modification or corruption, all Aebi Schmidt Confidential Data (including all Personal Information contained therein) under its control or in its possession; (iii) Aebi Schmidt and each of its Subsidiaries have taken commercially reasonable actions, consistent with industry standards and Applicable Law, to monitor and protect the confidentiality, integrity, availability, continuous operation, redundancy and security of the Aebi Schmidt IT Systems, including implementing and maintaining appropriate backup, business continuity and disaster recovery policies, procedures and facilities, and Software support arrangements; (iv) Aebi Schmidt and its Subsidiaries have conducted commercially reasonable data and system security testing or audits and have resolved or remediated any material data or system security issues or vulnerabilities identified; and ~~(v)~~(v) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, each of Aebi Schmidt and its Subsidiaries have been in compliance with all of their respective binding policies relating to data protection, data privacy, cybersecurity or the collection, use, storage, processing, transfer or disclosure of Aebi Schmidt Confidential Data.

(h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, since the Measurement Date, each of Aebi Schmidt and its Subsidiaries (i) has been in compliance with, and is currently in compliance with, all obligations under any Aebi Schmidt Material Contract and all Applicable Laws, in each case, relating to data privacy, data protection and/or the processing of Personal Information (“Aebi Schmidt Data Protection Requirements”) and (ii) has not caused its customers to be out of compliance with Applicable Laws relating to data privacy, data protection and/or the processing of Personal Information. Since the Measurement Date, no Governmental Authority or any other Person has alleged in writing, or to the knowledge of Aebi Schmidt, orally, that Aebi Schmidt or any of its Subsidiaries has failed to comply with any Aebi Schmidt Data Protection Requirements or otherwise made claims in writing relating to any Aebi Schmidt Security Breach. There are no pending or, to the knowledge of Aebi Schmidt, threatened claims, actions, suits, orders or proceedings against Aebi Schmidt or any of its Subsidiaries alleging any non-compliance with any Aebi Schmidt Data Protection Requirements and there are no pending investigations by any Governmental Authority relating to the compliance of Aebi Schmidt or any of its Subsidiaries with any Aebi Schmidt Data Protection Requirements. The consummation of the Transactions and the Debt Financing will not breach or otherwise cause any violation by Aebi Schmidt or any of its Subsidiaries of any Aebi Schmidt Data Protection Requirements.

Section 3.20   Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect:

(a)   Aebi Schmidt and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with all Environmental Laws;

(b)   Aebi Schmidt and each of its Subsidiaries possesses and is, and has been since the Measurement Date, in compliance with all applicable Environmental Permits and all such Environmental Permits are valid and in good standing;

(c)   there are no Environmental Claims pending or, to the knowledge of Aebi Schmidt, threatened against Aebi Schmidt or any of its Subsidiaries or their respective properties or operations;

(d)   there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from (i) any real property currently owned, leased or operated by Aebi Schmidt or any of its Subsidiaries, or, (ii) to the knowledge of Aebi Schmidt, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Aebi Schmidt or any of its Subsidiaries;

(e)   neither Aebi Schmidt nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Aebi Schmidt, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in an Environmental Claim or Environmental Liability related to Aebi Schmidt or any of its Subsidiaries; and

(f)   Aebi Schmidt has made available all material, non-privileged environmental, health and safety audits, investigations and sampling or similar material reports with respect to Aebi Schmidt and its Subsidiaries and any material, non-privileged documents related to any material non- compliance with, or material liability under, Environmental Laws of Aebi Schmidt or its Subsidiaries that are in its possession or reasonable control.

Section 3.21   Insurance. Section 3.21 of the Aebi Schmidt Disclosure Schedules sets forth a true and complete list of all material current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, cyber, vehicular, aviation and hull, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Aebi Schmidt and its Subsidiaries and relating to the assets, business, operations, employees, officers, directors and managers of Aebi Schmidt and its Subsidiaries (collectively, the “Aebi Schmidt Insurance Policies”). Such Aebi Schmidt Insurance Policies are in full force and effect. Neither Aebi Schmidt nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Aebi Schmidt Insurance Policies. All premiums due on such Aebi Schmidt Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Aebi Schmidt Insurance Policy. All such Aebi Schmidt Insurance Policies (A) are valid and binding in accordance with their terms; (B) to the knowledge of Aebi Schmidt, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Aebi Schmidt or its Subsidiaries pending under any such Aebi Schmidt Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Aebi Schmidt nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Aebi Schmidt Insurance Policy. Neither Aebi Schmidt nor any of its Subsidiaries is insured by the insurance policies or binders of the Affiliates of Aebi Schmidt, Holdco, or Merger Sub (other than any of Aebi Schmidt’s Subsidiaries) or any of their respective Related Parties.

Section 3.22   Properties.

(a)   Section 3.22(a) of the Aebi Schmidt Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all real property owned by Aebi Schmidt or any of its Subsidiaries (the “Aebi Schmidt Owned Real Property”), together with the address of each such Aebi Schmidt Owned Real Property. With respect to each Aebi Schmidt Owned Real Property: (a) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, Aebi Schmidt or its applicable Subsidiary holds good and marketable fee simple title to the Aebi Schmidt Owned Real Property, free and clear of all Liens other than Permitted Liens, (b) except as set forth in Schedule 3.22(a), neither Aebi Schmidt nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Aebi Schmidt Owned Real Property or any portion thereof, (c) other than the right of Shyft pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other similar rights with respect to such Aebi Schmidt Owned Real Property or any portion thereof or interest therein, (d) there are no pending, or to the knowledge of Aebi Schmidt or any of its Subsidiaries threatened condemnation or similar proceedings related to any Aebi Schmidt Owned Real Property, (e) the Aebi Schmidt Owned Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, do not constitute a nonconforming use under any applicable laws relating to building, zoning, subdivision or other land use and (f) the Aebi Schmidt Owned Real Property and any buildings thereon owned or leased by Aebi Schmidt or any of its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of buildings (including the roofs thereof), are structurally sound.

(b)   Section 3.22(b) of the Aebi Schmidt Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (i) all material real property leased, subleased, licensed or otherwise occupied by Aebi Schmidt or any of its Subsidiaries (the “Aebi Schmidt Leased Real Property”), together with the address of each such Aebi Schmidt Leased Real Property and (ii) all leases, subleases or licenses and all amendments and modifications relating thereto (each, a “Aebi Schmidt Real Property Lease”). Aebi Schmidt has delivered or made available to Shyft complete and accurate copies of each Aebi Schmidt Real Property Lease described in Section 3.22(b) of the Aebi Schmidt Disclosure Schedules, and no Aebi Schmidt Real Property Lease has been modified in any material respect or terminated, except to the extent that such modifications or terminations are disclosed by the copies delivered or made available to Shyft. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, (a) Aebi Schmidt and each of its Subsidiaries holds a valid and existing leasehold, subleasehold or other similar interest under each Aebi Schmidt Real Property Lease, free and clear of all Liens other than Permitted Liens and is in possession of the properties purported to be leased or licensed under the applicable Aebi Schmidt Real Property Lease, (b) each Aebi Schmidt Real Property Lease is a valid and binding agreement, enforceable against Aebi Schmidt or one of its Subsidiaries, as the case may be, and is in full force and effect, (c) there are no written or oral subleases, licenses, concessions or other contracts granting to any Person other than Aebi Schmidt or any of its Subsidiaries the right to use or occupy any Aebi Schmidt Leased Real Property or any portion thereof, and (d) to Aebi Schmidt’s knowledge, the buildings, structures and fixtures located upon the Aebi Schmidt Leased Real Property are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted) in all material respects.

(c)   Neither Aebi Schmidt nor any of its Subsidiaries nor, to the knowledge of Aebi Schmidt, any other party to any Aebi Schmidt Real Property Lease is in violation of any Aebi Schmidt Real Property Lease which, with or without notice, lapse of time, or both, would constitute a breach or default under any such Aebi Schmidt Real Property Lease or permit termination, modification or acceleration of such Aebi Schmidt Real Property Lease, except where such default or breach has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Aebi Schmidt Real Property Lease, and no portion of any security deposit has been applied under any Aebi Schmidt Real Property Lease, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect. To the knowledge of Aebi Schmidt, as of the date hereof there are no material disputes with respect to any Aebi Schmidt Real Property Lease.

(d)   The Aebi Schmidt Owned Real Property and the Aebi Schmidt Leased Real Property, together, constitutes all of the real property of Aebi Schmidt and its Subsidiaries necessary for the operation of the businesses of Aebi Schmidt and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of Aebi Schmidt and its Subsidiaries as currently conducted. Neither Aebi Schmidt nor any of its Subsidiaries is a party to any Contract or letter of intent (or similar understanding) to purchase or acquire real property.

(e)   Aebi Schmidt and each of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than Permitted Liens and the rights of lessors under any equipment leases. The material tangible assets or personal property of Aebi Schmidt and its Subsidiaries: (A) together with the Intellectual Property rights and contractual rights of Aebi Schmidt and its Subsidiaries, constitute all of the assets, rights and properties that are necessary for the operation of the businesses of Aebi Schmidt and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of Aebi Schmidt and its Subsidiaries as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect.

Section 3.23   Transactions with Affiliates. As of the date of this Agreement, except for any Related Party Contract listed or required to be listed on Section 3.15(a)(vii) and other than any Aebi Schmidt Employee Plans, none of any (A) present or former executive officer, director, general partner, managing member employee, equityholder of Aebi Schmidt or any of its Subsidiaries, or (B) beneficial owner of 5% or more of the Equity Interests of Aebi Schmidt (either individually or together with such Person’s Affiliates and any members of such Person’s immediate family), or Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any Contract, arrangement, transaction or understanding with or binding upon Aebi Schmidt or any of its Subsidiaries or owns or has any direct or indirect (including, if indirect, through a controlled Affiliate) interest in any of their respective properties or assets. In their dealings with the Related Parties, Aebi Schmidt and its Subsidiaries have, in all material respects, applied terms and conditions which are permitted from corporate law and Tax perspectives (including for the avoidance of doubt the arm’s length principle).

Section 3.24   Finders’ Fees. Except for Alantra AG, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Aebi Schmidt or any of its Subsidiaries who is entitled to any fee or commission from Aebi Schmidt, Holdco, Merger Sub or any of their respective Subsidiaries in connection with the Transactions or the Debt Financing. Aebi Schmidt has delivered to Shyft a complete and accurate copy of all Contracts pursuant to which any such broker, investment banker or financial advisor to Aebi Schmidt is entitled to any fees, rights to indemnification or expenses from Aebi Schmidt or any of its Subsidiaries in connection with the Transactions and the Debt Financing.

Section 3.25   No Ownership of Shyft Common Stock. Except for the rights granted herein, neither Aebi Schmidt nor any of its Subsidiaries (A) beneficially owns, directly or indirectly, any shares of Shyft Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Shyft Common Stock or (B) has any rights to acquire any shares of Shyft Common Stock. There are no voting trusts or other agreements or understandings to which Aebi Schmidt or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Shyft or any of its Subsidiaries. Neither Aebi Schmidt nor any of its Subsidiaries is an “interested shareholder” (as such term is defined in Section 450.1778(2) of the MCL) of Shyft.

Section 3.26   No Other Representations or Warranties. Except for the representations and warranties made by Aebi Schmidt in this ARTICLE III (as qualified by the applicable items disclosed in the Aebi Schmidt Disclosure Schedules in accordance with Section 10.17 and the introduction to this ARTICLE III) (but without limiting any representations and warranties in any Ancillary Agreement), neither Aebi Schmidt nor any other Person makes or has made any representation or warranty, expressed or implied, written or oral, at law or in equity, with respect to or on behalf of Aebi Schmidt or its Subsidiaries, or the accuracy or completeness of any information regarding Aebi Schmidt or its Subsidiaries or any other matter furnished or provided to Shyft or made available to Shyft in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Aebi Schmidt and its Subsidiaries disclaim any other representations or warranties, whether made by Aebi Schmidt or any of its Subsidiaries or any of their respective Affiliates or Representatives. Aebi Schmidt acknowledges and agrees that, except for the representations and warranties made by Shyft in ARTICLE IV (as qualified by the applicable items disclosed in the Shyft Disclosure Schedules in accordance with Section 10.17 and the introduction to ARTICLE IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Shyft nor any other Person is making or has made any representations or warranty, expressed or implied, written or oral, at law or in equity, with respect to or on behalf of Shyft or its Subsidiaries, or the accuracy or completeness of any information regarding Shyft or its Subsidiaries or any other matter furnished or provided to Shyft or made available to Aebi Schmidt in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Aebi Schmidt is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, and acknowledges and agrees that Shyft and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Section 3.27   Financing.

(a)   Aebi Schmidt has delivered to Shyft true, complete and fully executed copies of the Commitment Papers.

(b)   The Commitment Papers are in full force and effect and are a valid and binding obligation of Aebi Schmidt and, to the knowledge of Aebi Schmidt, the other parties thereto, enforceable against Aebi Schmidt and, to the knowledge of Aebi Schmidt, the other parties thereto in accordance with its terms (subject to the Bankruptcy and Equity Exceptions). As of the date hereof, the Commitment Papers have not been amended or modified, and the respective commitments contained in the Commitment Papers have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Commitment Papers is contemplated or the subject of current discussions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Aebi Schmidt, its Subsidiaries or any of their respective Affiliates or any other Person under the Commitment Papers. All fees (if any) required to be paid under the Commitment Papers on or prior to the date hereof have been paid in full.

(c)   There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Commitment Papers. Other than the Commitment Papers, there are no other contracts, arrangements or understandings entered into by Aebi Schmidt or any Affiliate thereof related to the Debt Financing (except for customary (i) fee letters relating to the commitments in the Commitment Papers, a true, complete and fully executed copy of each of which has been provided to Shyft or (ii) engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Debt Financing). As of the date hereof, assuming the satisfaction of the conditions to Aebi Schmidt’s obligation to consummate the Merger, Aebi Schmidt has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available in full on the Closing Date.

(d)   Assuming the Debt Financing is funded on the Closing Date in accordance with the Commitment Papers and the Closing is consummated in accordance with the terms of this Agreement (including Section 5.04 and Section 7.18) following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Debt Financing (after giving effect to any market flex provisions) will be in an amount sufficient to repay the principal and interest on all loans outstanding under the Shyft Credit Agreement and the Aebi Schmidt Credit Agreements required to be repaid in connection with or as a result of the Merger (the “Financing Uses”).

ARTICLE IV
Representations and Warranties of Shyft

Subject to Section 10.17, except as disclosed in (i) the disclosure schedules (the “Shyft Disclosure Schedules”) delivered by Shyft to Aebi Schmidt on the date of this Agreement, or (ii) the Shyft SEC Documents filed on or after January 1, 2022 and publicly available prior to the date of this Agreement (excluding any disclosures contained in any part of any Shyft SEC Document entitled “Risk Factors,” set forth in any “Forward-Looking Statements” disclaimer or that are primarily cautionary, non-

specific, forward looking or predictive in nature), Shyft hereby represents and warrants to Aebi Schmidt as follows:

Section 4.01   Corporate Existence and Power.

(a)   Shyft is a corporation duly incorporated and validly existing under the laws of the State of Michigan. Shyft has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Shyft is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Shyft to perform its obligations under this Agreement or to consummate the Transactions.

(b)   Prior to the date of this Agreement, Shyft has made available to Aebi Schmidt true and complete copies of the amended and restated articles of incorporation and the amended and restated bylaws of Shyft as in effect on the date of this Agreement (collectively, the “Shyft Organizational Documents”). Each of such Shyft Organizational Documents is in full force and effect, and Shyft is not in violation of any provisions thereof in any material respect.

Section 4.02   Corporate Authorization.

(a)   The execution, delivery and performance by Shyft of this Agreement and the Ancillary Agreements to which Shyft is a party, and the consummation by Shyft of the Transactions, are within the corporate powers of Shyft and, except for the Shyft Shareholder Approval, have been duly authorized by all necessary corporate action on the part of Shyft. The only vote of the holders of any of Shyft’s capital stock necessary in connection with the consummation of the Merger (the “Shyft Shareholder Approval”) is the affirmative vote of the holders of a majority of the outstanding shares of Shyft Common Stock at a duly called and held meeting of Shyft’s shareholders at which a quorum is present (in person or represented by proxy). This Agreement has been duly executed and delivered by Shyft, and each of the Ancillary Agreements to which Shyft is a party has been (or will be) duly executed and delivered by Shyft, and (assuming due authorization, execution and delivery by the other Parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of Shyft enforceable against Shyft in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)   At a meeting duly called and held, the members of the Board of Directors of Shyft present unanimously adopted resolutions (i) determining that this Agreement and the Transactions, including the Merger, are fair and in the best interests of Shyft and its shareholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger; (iii) directing that this Agreement be submitted to a vote at a meeting of Shyft’s shareholders; and (iv) recommending approval of this Agreement and the Transactions, including the Merger, by Shyft’s shareholders (such recommendation, the “Shyft Board Recommendation”). Except as permitted by Section 6.02, the Board of Directors of Shyft has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03   Governmental Authorization. The execution, delivery and performance by Shyft of this Agreement and the Ancillary Agreements to which Shyft is or is specified to be a party, and the consummation by Shyft of the Transactions, require no action by or in respect of, consents of, or filing with, any Governmental Authority other than (A) the filing of each of (x) the Certificate of Merger with LARA, and (y) appropriate documents with the relevant authorities of other states in which Shyft is qualified to do business; (B) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) CFIUS Clearance; (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of Nasdaq; (e) the consents and filing set forth on Section 4.03 of the Shyft Disclosure Schedules; and (f) any other actions, consents or filing the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Shyft to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.04   Non-contravention. The execution, delivery and performance by Shyft of this Agreement and the Ancillary Agreements to which Shyft is or is specified to be a party, and the consummation of the Transactions, do not and will not: (A) assuming receipt of the Shyft Shareholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the Shyft Organizational Documents; (B) assuming compliance with the matters referred to in Section 4.03 and receipt of the Shyft Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Shyft or any of its Subsidiaries is entitled under, any provision of any Shyft Material Contract binding upon Shyft or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Shyft or any of its Subsidiaries, with such exceptions, in the case of each of clauses (a) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of any of Shyft to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.05   Capitalization.

(a)   The authorized capital stock of Shyft as of the date hereof consists of 82,000,000 shares, of which 80,000,000 shares are designated as Shyft Common Stock and 2,000,000 shares are designated as preferred stock, no par value, of Shyft. As of the close of business on December 13, 2024, there were outstanding (i) 34,510,279 shares of Shyft Common Stock, (ii) zero shares of preferred stock, no par value, of Shyft, (iii) 1,232,950 shares of Shyft Common Stock (assuming performance goals are satisfied at the maximum level) issuable pursuant to outstanding Shyft PSUs, (iv) 682,616 shares of Shyft Common Stock issuable pursuant to Shyft RSUs, and (v) 318,380 shares of Shyft Common Stock reserved for issuance under the Shyft Equity Plans (other than any shares of Shyft Common Stock reserved for issuance upon settlement of any Shyft Equity Awards).

(b)   The shares of Shyft Common Stock have been duly authorized, validly issued and fully paid and nonassessable. Except as otherwise set forth in Section 4.05(a) and for changes since December 13, 2024 resulting from (A) the exercise or vesting and settlement of Shyft Equity Awards outstanding on such date or (B) the issuance of Shyft Equity Awards after such date, in each case as and to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Shyft, (ii) securities of Shyft or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Shyft, (iii) warrants, calls, options or other rights to acquire from Shyft or any of its Subsidiaries, or other obligations of Shyft or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Shyft, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Shyft or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Shyft (the items in clauses (i) through (iv) being referred to collectively as the “Shyft Securities”). No holder of Shyft Securities will have any dissenters’, appraisal or similar rights in connection with the Transactions.

(c)   All outstanding shares of capital stock of Shyft have been, and all shares that may be issued pursuant to any Shyft Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Shyft has furnished to Aebi Schmidt a true and complete list of all outstanding Shyft Equity Awards as of December 13, 2024, including with respect to each such equity award, (i) the name of the holder, (ii) date of grant and (iii) the number of shares of Shyft Common Stock subject to such award (assuming target performance levels were achieved, if applicable) and, in the case of a performance based grant, the performance metrics. No Subsidiary of Shyft owns any shares of capital stock of Shyft.

(d)   There are no outstanding bonds, debentures, notes or other indebtedness of Shyft having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Shyft may vote. There are no outstanding obligations of Shyft or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shyft Securities.

(e)   There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Shyft or any Subsidiary of Shyft is a party with respect to the capital stock or other Equity Interests of Shyft. None of Shyft or any Subsidiaries of Shyft has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 4.06   Subsidiaries.

(a)   Each Subsidiary of Shyft is a corporation or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Applicable Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect or (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Shyft to perform its obligations under this Agreement or to consummate the Transactions. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect or (B) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Shyft to perform its obligations under this Agreement or to consummate the Transactions.  All material Subsidiaries of Shyft and their respective jurisdictions of organization are identified in the Shyft 10-K.

(b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Shyft are owned by Shyft, directly or indirectly, free and clear of any Lien (other than those restrictions on transfer imposed by applicable securities laws). All outstanding shares of capital stock of Subsidiaries of Shyft have been validly issued and fully paid. There are no outstanding options, warrants, call rights or any other agreements regarding the sale or issuance of rights to acquire any further shares or other voting securities of any Subsidiary of Shyft. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Shyft does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07   Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a)   Shyft has timely filed with or furnished to the SEC all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since the Measurement Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Shyft SEC Documents”).

(b)   As of its filing date, each Shyft SEC Document filed since the Measurement Date and prior to the date of this Agreement complied in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be. To the knowledge of Shyft, since the Measurement Date, the principal executive officer or principal financial officer of Shyft (or each former principal executive officer and each former principal financial officer of Shyft, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Shyft SEC Documents, and Shyft has not received written notice from any Governmental Authority challenging or questioning the accuracy of such certifications. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Shyft SEC Document filed since the Measurement Date and prior to the date of this Agreement did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)   As of the date hereof, to the knowledge of Shyft, none of the Shyft SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Shyft SEC Documents. None of Shyft’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and, except as contemplated by this Agreement, neither Shyft nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(e)   Shyft is, and since the Measurement Date has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)   Shyft and its Subsidiaries have established and maintain disclosure controls and procedures (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that material information relating to Shyft, including its Subsidiaries required to be disclosed by Shyft in the reports that it files or furnishes under the 1934 Act, is made known to Shyft’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Shyft’s principal executive officer and principal financial officer to material information required to be included in Shyft’s periodic and current reports required under the Exchange Act.

(g)   Shyft and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are reasonably designed to provide reasonable assurance regarding the reliability of Shyft’s financial reporting and the preparation of Shyft’s financial statements for external purposes in accordance with GAAP. Shyft’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Shyft’s auditors and the audit committee of the Board of Directors of Shyft (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect in any material respect Shyft’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

Section 4.08   Financial Statements and Financial Matters.

(a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Shyft included or incorporated by reference in the Shyft SEC Documents present fairly, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Shyft and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance in all material respects with, the books and records of Shyft and its Subsidiaries. The books and records of Shyft and its Subsidiaries have been maintained in all material respects in compliance with applicable legal and accounting requirements.

(b)   Since the Measurement Date, (i) none of Shyft or any of its Subsidiaries nor, to the knowledge of Shyft, any director or officer of Shyft or any of its Subsidiaries has received any written or, to the knowledge of Shyft, oral, complaint, allegation, assertion, or claim regarding the financial accounting procedures, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Shyft or any of its Subsidiaries, including from employees of Shyft or any of its Subsidiaries, and (ii) no attorney representing Shyft or any of its Subsidiaries, whether or not employed by Shyft or any of its Subsidiaries, has reported, in writing, credible evidence of any material violation of securities Laws or breach of fiduciary duty, by Shyft, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Board of Directors of Shyft or any committee thereof, or to the Chief Executive Officer, Chief Financial Officer, or General Counsel of Shyft.

(c)   Since the Measurement Date, neither Shyft nor any of its Subsidiaries, nor, to the knowledge of Shyft, any director, officer, employee, auditor, accountant or representative of Shyft or any of its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal accounting controls over financial reporting utilized by Shyft which would adversely affect in any material respect Shyft’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves Shyft’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls over financial reporting utilized by Shyft or (iii) any written claim or allegation regarding a material violation of internal accounting controls over financial reporting.

Section 4.09   Disclosure Documents. The information relating to Shyft and its Subsidiaries that is provided in writing by Shyft, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement will not, at (i) the time the definitive Proxy Statement and the Registration Statement is filed with the SEC, (ii) the time the Proxy Statement and the Registration Statement or any amendment or supplement thereto is first mailed to Shyft’s shareholders and (iii) at the time of the Shyft Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement and the Registration Statement based upon information supplied by Aebi Schmidt or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.10   Absence of Certain Changes. Since the Shyft Balance Sheet Date through the date of this Agreement, (i) the business of Shyft and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any event, change, effect, development or occurrence that is or would reasonably be expected to be, individually or in the aggregate, a Shyft Material Adverse Effect.

Section 4.11   No Undisclosed Material Liabilities. There are no liabilities or obligations of Shyft or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of Shyft, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations disclosed and provided for in the Shyft Balance Sheet or in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business since the Shyft Balance Sheet Date, (c) liabilities incurred in connection with the Transactions and (d) other liabilities or obligations that have not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Shyft Material Adverse Effect. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Shyft SEC Documents.

Section 4.12   Litigation. There is no Proceeding pending or, to the knowledge of Shyft, threatened against or affecting Shyft, any of its Subsidiaries, any present or former officers, directors or employees of Shyft or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of Shyft or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would reasonably be expected to be before) any Governmental Authority, that have resulted or would reasonably be expected to result, individually or in the aggregate, in a Shyft Material

Adverse Effect, or that, as of the date hereof, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions. There is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Shyft or any of its Subsidiaries. There is no Order outstanding or, to the knowledge of Shyft, threatened against or affecting Shyft, any of its Subsidiaries, any present or former officers, directors or employees of Shyft or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of any of Shyft or any of its Subsidiaries, under which Shyft or any of its Subsidiaries has any material ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Shyft to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.13   Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, Shyft and each of its Subsidiaries hold all Permits necessary for the operation of their respective businesses (the “Shyft Permits”). All Shyft Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect. Shyft and each of its Subsidiaries are and since the Measurement Date, have been in compliance with the terms of the Shyft Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Shyft, threatened that seeks, or, to the knowledge of Shyft, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Shyft Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect.

Section 4.14   Compliance with Applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, (i) Shyft and each of its Subsidiaries are, and since the Measurement Date, have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws; (ii) neither Shyft nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law; and (iii) since the Measurement Date, no Governmental Authority has issued any notice or notification stating that Shyft or any of its Subsidiaries is not in compliance with any Applicable Laws.

Section 4.15   Anti-Bribery; Anti-Corruption; Anti-Money Laundering. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect:

(a)   Shyft, each of its Subsidiaries, and each of their respective directors, officers, employees, agents, representatives, sales intermediaries and any other Third

Party acting on their behalf, has, since the Measurement Date, complied with all applicable Specified Business Conduct Laws;

(b)   since the Measurement Date, neither Shyft nor any of its Subsidiaries, nor, to the knowledge of Shyft, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Authority, involving Shyft or any of its Subsidiaries, in any way relating to any Specified Business Conduct Laws;

(c)   neither Shyft nor any of its Subsidiaries, nor, to the knowledge of Shyft, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other Third Party acting on their behalf is a Sanctioned Person;

(d)   since the Measurement Date, neither Shyft nor any of its Subsidiaries, nor, to the knowledge of Shyft, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other Third Party acting on their behalf, has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person that would not be permitted for a Person subject to each of the Specified Business Conduct Laws;

(e)   no officer, director or employee of Shyft or any of its Subsidiaries is a Government Official; and

(f)   Shyft and its Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote compliance with any applicable Specified Business Conduct Laws.

Section 4.16   Shyft Material Contracts.

(a)   Section 4.16(a) of the Shyft Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which Shyft or any of its Subsidiaries is a party or by which Shyft, any of its Subsidiaries or its or their assets are bound (other than any Shyft Employee Plan or purchase order or statement of work entered into in the ordinary course of business) (each such Contract listed or required to be so listed, a “Shyft Material Contract”):

(i)   any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K;

(ii)   other than any customary non-disclosure agreement entered into in the ordinary course of business, any Contract that (A) limits or purports to limit, in any material respect, the freedom of Shyft or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Shyft or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws) or (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on Shyft or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Corporation or any of its Affiliates);

(iii)   any Contract relating to indebtedness for borrowed money, or that provides for the guarantee, support, indemnification, assumption or endorsement by Shyft or any of its Subsidiaries of, or any similar commitment by Shyft or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other Person, in each case in a principal amount in excess of $10,000,000;

(iv)   any Contract restricting the payment of dividends or the making of distributions to shareholders of Shyft or the repurchase of stock or other equity of Shyft;

(v)   any joint venture, profit-sharing, partnership, strategic alliance, collaboration or other similar agreements with a third party that is material to the business of Shyft and its Subsidiaries, taken as a whole;

(vi)   any Contract pursuant to which Shyft or any of its Subsidiaries receives from any Third Party a license, right or covenant not to sue with respect to any Intellectual Property that is material to Shyft and its Subsidiaries, taken as a whole, other than non-exclusive licenses to commercial off-the-shelf software which are generally available on non-discriminatory pricing terms;

(vii)   any Contract pursuant to which Shyft or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Shyft and its Subsidiaries, taken as a whole, other than non-exclusive licenses granted in the ordinary course of business;

(viii)   any Related Party Contract to which Shyft or its Subsidiaries is a party;

(ix)   any Contract involving the settlement of any action or threatened action (or series of related actions) that will, after the date hereof, (A) involve payments by Shyft or any of its Subsidiaries in excess of $2,000,000 or (B) impose material monitoring or reporting obligations on Shyft or any of its Subsidiaries outside the ordinary course of business;

(x)   any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $2,000,000 to which Shyft or any of its Subsidiaries is a party, as lessee;

(xi)   any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Shyft or any of its Subsidiaries (other than any such Contracts that are terminable by Shyft or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(xii)   any Contract that relates to the acquisition or disposition of any Person, business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or provision of services in the ordinary course of business) and under which Shyft or its Subsidiaries have a material continuing obligation, including any material “earn-out” or similar contingent payment obligation, transition services obligation or indemnity obligation;

(xiii)   any employment, consulting, or indemnification Contract (in each case with respect to which Shyft or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of Shyft or any of its Subsidiaries, (B) member of the Board of Directors of Shyft, or (C) Shyft employee providing for an annual base salary or payment in excess of $400,000 that cannot be terminated without more than 60 days’ notice (or pay in lieu thereof);

(xiv)   any Contract that contains any provision that requires the purchase of all or a material portion of Shyft’s or any of its Subsidiaries’ requirements for a given product or service from a given Third Party, which product or service is material to Shyft and its Subsidiaries, taken as a whole;

(xv)   any Contract that by its terms is not terminable by Shyft or its Subsidiaries without payment or penalty upon notice of sixty (60) days or less under which Shyft or any of its Subsidiaries is obligated to make payment or incur costs in excess of $10,000,000 in any fiscal year; and

(xvi)   any commitment by Shyft or its Subsidiaries (orally or in writing) to enter into any of the foregoing.

(b)   All of the Shyft Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of Shyft or a Subsidiary of Shyft (as the case may be) and, to the knowledge of Shyft, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Shyft or its Subsidiaries (as the case may be) and, to the knowledge of Shyft, each of the other parties thereto (except for such Shyft Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect. To the knowledge of Shyft, no Person is seeking to terminate or challenge the validity or enforceability of any Shyft Material Contract, except such terminations or challenges that have not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect. Neither Shyft nor any of its Subsidiaries, nor to the knowledge of Shyft, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Shyft nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Shyft Material Contract, except for those violations and defaults (or potential defaults) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect.

Section 4.17   Taxes.

(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect:

(i)   All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, Shyft or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

(ii)   Shyft and each of its Subsidiaries has timely paid (or has had paid on its behalf) all Taxes due and payable by Shyft or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for such Taxes or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve for such Taxes.

(iii)   Shyft and each of its Subsidiaries has complied with applicable Tax Laws with respect to the withholding, collection or remittance to the appropriate Taxing Authority of all Taxes with respect to payments made to or received from any employee, creditor, shareholder, customer or other third party.

(iv)   There is no Proceeding pending or, to the knowledge of Shyft, threatened in writing against or with respect to Shyft or any of its Subsidiaries in respect of any Tax or Tax asset in any jurisdiction.

(v)   There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax or Tax asset pending or in progress between Shyft or any of its Subsidiaries and any Taxing Authority. Shyft and each of its Subsidiaries have complied with all advance Tax rulings previously received from any Taxing Authority.

(vi)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Shyft or any of its Subsidiaries.

(vii)   No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against Shyft or any of its Subsidiaries, which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP.

(viii)   Within the last three years, no claim has been made in writing by any Taxing Authority in a jurisdiction where Shyft and/or any of Shyft’s Subsidiaries do not pay Taxes or file Tax Returns that Shyft or any of its Subsidiaries (as applicable) is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(ix)   Neither Shyft nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Shyft or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between or among Shyft and any of its Subsidiaries), or (c) has any liability for the Taxes of any Person (other than Shyft or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(x)   Other than as a result of extensions to file Tax Returns obtained automatically, neither Shyft nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(b)   During the two (2)-year period ending on the date of this Agreement, neither Shyft nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(c)   Neither Shyft nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying for the Intended US Tax Treatment or (ii) cause Aebi Schmidt to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions.

(d)   Neither Shyft nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.18   Shyft Service Providers; Shyft Employee Plans.

(a)   Section 4.18(a) of the Shyft Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Shyft Employee Plan on a jurisdiction-by-jurisdiction basis.

(b)   None of Shyft, its Subsidiaries, or their respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since January 1, 2019, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Shyft Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or a defined benefit pension plan, (ii) a Multiemployer Plan, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA).

(c)   Neither Shyft, any of its Subsidiaries, nor any of their ERISA Affiliates has incurred or is reasonably expected to incur any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan (including as a result of the Transactions).

(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, each Shyft Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Shyft Employee Plan and intended to be tax exempt under Section 501(a) of the Code, has received a determination, opinion or advisory letter from the Internal Revenue Service to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of Shyft, nothing has occurred that would reasonably be expected to cause the loss or revocation of any such qualified or tax exempt status.

(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, (i) each Shyft Employee Plan has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Shyft, is threatened against or reasonably expected to involve, any Shyft Employee Plan or related trust before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Shyft Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Shyft or any of its Subsidiaries, and (iv) Shyft and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Shyft Employee Plan or Applicable Law to be made to a Shyft Employee Plan.

(f)   Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or together with any other event: (i) entitle any current or former Shyft Service Provider to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Shyft Employee Plan; or (iii) limit or restrict the right of Shyft or any of its Subsidiaries or, after the Closing, the Surviving Corporation to merge, amend or terminate any Shyft Employee Plan.

(g)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Shyft or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Shyft nor any of its Subsidiaries has any obligation to “gross-up,” indemnify or otherwise reimburse any current or former Shyft Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h)   Neither Shyft nor any of its Subsidiaries has any material current or projected liability for, and no Shyft Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Shyft Service Provider (other than coverage mandated by Applicable Law).

(i)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, each Shyft International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with past practice and applicable accounting principles.

Section 4.19   Labor Matters.

(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, Shyft and its Subsidiaries are, and since the Measurement Date have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, labor standards, hiring, promotion, and termination of employees, working conditions, overtime, minimum wage and wage payment laws (including meal/break, final pay, and pay equity laws), employee classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state and local laws, consultant or independent contractor classification, discrimination, retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, paid sick leave, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, since the Measurement Date, there have been no Proceedings pending or, to the knowledge of Shyft, threatened to be filed against Shyft or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor regarding such Applicable Laws relating to labor and employment. Since the Measurement Date, neither Shyft nor any of its Subsidiaries have received any written notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to a breach or other noncompliance with any such Applicable Laws relating to labor and employment.

(b)   To the knowledge of Shyft, since the Measurement Date, (i) no allegations of sexual harassment, sexual abuse, or other sexual misconduct have been made against any director, officer, or employee at the level of manager or above of Shyft or any of its Subsidiaries, and (ii) there are no Proceedings pending or, to the knowledge of Shyft, threatened related to any allegations of sexual harassment, sexual abuse, or other sexual misconduct by any director, officer, or employee at the level of manager or above of Shyft or any of its Subsidiaries. Since the Measurement Date, neither Shyft nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director, or employee at the level of manager or above of Shyft or any of its Subsidiaries.

(c)   Neither Shyft nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement and there are no negotiations with or regarding any, social or similar plans, unions, or work councils. Since the Measurement Date, there have not been any, and to the knowledge of Shyft there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Shyft Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of Shyft, threatened against Shyft or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any Shyft Service Provider with respect to Shyft or its Subsidiaries. Since the Measurement Date, there has been no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout nor, to the knowledge of Shyft, has any such action been threatened against or affecting Shyft or any of its Subsidiaries. No consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for Shyft to enter into this Agreement or to consummate any of the Transactions.

(d)   Shyft and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with WARN and has no material liabilities or other obligations thereunder. Neither Shyft nor any of its Subsidiaries has taken any action during the 90-day period prior to the date hereof, that would reasonably be expected to cause Shyft, the Surviving Corporation or any of their respective Subsidiaries to have any liability or other obligation following the Closing Date under WARN.

(e)   As of the date hereof, neither Shyft nor any of its Subsidiaries has entered into an employment agreement (ii) with an executive officer of such entity (as defined purposes of Regulation S-K) or (ii) that provides for the payment of an annual base salary in excess of $400,000 (or its equivalent in local currency).

Section 4.20   Intellectual Property and Information Technology.

(a)   Section 4.20(a) of the Shyft Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by Shyft or any of its Subsidiaries (“Registered Shyft IP”). The Registered Shyft IP is subsisting and, excluding any pending applications contained therein, to the knowledge of Shyft, is valid, enforceable. All registration and renewal fees for the Registered Shyft IP have been paid when due. None of the material Shyft Owned IP has been adjudged invalid or unenforceable.

(b)   Shyft or its Subsidiaries solely own, free and clear of all Liens (other than Permitted Liens), or have the right to use, all Intellectual Property and IT Systems used, held for use in or otherwise necessary for the conduct of their respective businesses as currently conducted. The consummation of the Transactions will not alter, encumber, impair or extinguish any Shyft Owned IP or encumber any material Intellectual Property licensed to Shyft or any of its Subsidiaries.

(c)   To the knowledge of Shyft, each Person, including current and former employees and independent contractors, who has created or developed any material Intellectual Property by or on behalf of Shyft or any of its Subsidiaries has entered into binding, written agreement pursuant to which such Person presently assigns all right, title and interest in such Intellectual Property to Shyft or the applicable Subsidiary.

(d)   (i) There are no pending or, to the knowledge of Shyft, threatened claims, actions, suits, orders or proceedings against Shyft or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by Shyft or any of its Subsidiaries, and, to the knowledge of Shyft, neither Shyft nor any of its Subsidiaries, nor the operation (including the products and services) of their respective businesses, is infringing, misappropriating or otherwise violating, or has, since the Measurement Date (or, with respect to Patents, during the six (6)-year period ending on the date hereof), infringed, misappropriated or otherwise violated, the Intellectual Property of any Person; and (ii) there are no pending or threatened written claims, actions, suits, orders or proceedings, by Shyft or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Shyft Owned IP and to the knowledge of Shyft, no Third Party has since the Measurement Date, infringed, misappropriated or otherwise violated any material Shyft Owned IP.

(e)   To the knowledge of Shyft, neither Shyft nor any of its Subsidiaries uses any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant or purport to grant to any Person any rights to or immunities under any of the Shyft Owned IP, or that would require the disclosure of any source code included in the Shyft Owned IP. None of the Software included in the Shyft Owned IP is subject to any agreement with any Person under which Shyft or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent.

(f)   Shyft and each of its Subsidiaries has taken commercially reasonable measures to maintain in confidence all Trade Secrets that are part of the Shyft Owned IP and third party confidential information that Shyft or any of its Subsidiaries are obliged to protect pursuant to a non- disclosure agreement.

(g)   The Shyft IT Systems operate and perform in a manner that permits Shyft and its Subsidiaries to conduct their respective businesses as currently conducted. Since the Measurement Date: (i) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, neither Shyft nor any of its Subsidiaries has experienced any Shyft Security Breach (including any malfunction, cyber-attacks, or other material disruption or impairment of Shyft IT Systems) and the conduct of Shyft and its Subsidiaries’ business has complied with all Applicable Law governing or otherwise relating to the Shyft IT Systems, the protection, security, use, destruction, or transfer of Shyft Confidential Data, and Shyft Security Breach notification obligations; (ii) each of Shyft and its Subsidiaries have maintained adequate security measures to protect, from unauthorized use, access, interruption, modification or corruption, all Shyft Confidential Data (including all Personal Information contained therein) under its control or in its possession; (iii) Shyft and each of its Subsidiaries have taken commercially reasonable actions, consistent with industry standards and Applicable Law, to monitor and protect the confidentiality, integrity, availability, continuous operation, redundancy, and security of the Shyft IT Systems, including implementing and maintaining appropriate backup, business continuity and disaster recovery policies, procedures and facilities, and Software support arrangements; (iv) Shyft and its Subsidiaries have conducted commercially reasonable data and system security testing or audits and have resolved or remediated any material data or system security issues or vulnerabilities identified; and ~~(v)~~(v) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, each of Shyft and its Subsidiaries have been in compliance with all of their respective binding policies relating to data protection, data privacy, cybersecurity or the collection, use, storage, processing, transfer or disclosure of Shyft Confidential Data.

(h)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, since the Measurement Date, each of Shyft and its Subsidiaries (i) has been in compliance with, and is currently in compliance with, all obligations under any Shyft Material Contract and all Applicable Laws, in each case, relating to data privacy, data protection and/or the processing of Personal Information (“Shyft Data Protection Requirements”) and (ii) has not caused its customers to be out of compliance with Applicable Laws relating to data privacy, data protection and/or the processing of Personal Information. Since the Measurement Date, no Governmental Authority or any other Person has alleged in writing, or to the knowledge of Shyft, orally, that Shyft or any of its Subsidiaries has failed to comply with any Shyft Data Protection Requirements or otherwise made claims in writing relating to any Shyft Security Breach. There are no pending or, to the knowledge of Shyft, threatened claims, actions, suits, orders or proceedings against Shyft or any of its Subsidiaries alleging any non-compliance with any Shyft Data Protection Requirements and there are no pending investigations by any Governmental Authority relating to the compliance of Shyft or any of its Subsidiaries with any Shyft Data Protection Requirements. The consummation of the Transactions will not breach or otherwise cause any violation by Shyft or any of its Subsidiaries of any Shyft Data Protection Requirements.

Section 4.21   Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect:

(a)   Shyft and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with all Environmental Laws;

(b)   Shyft and each of its Subsidiaries possesses and is, and has been since the Measurement Date, in compliance with all applicable Environmental Permits and all such Environmental Permits are valid and in good standing;

(c)   there are no Environmental Claims pending or, to the knowledge of Shyft, threatened against Shyft or any of its Subsidiaries or their respective properties or operations;

(d)   there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from (i) any real property currently owned, leased or operated by Shyft or any of its Subsidiaries, or, (ii) to the knowledge of Shyft, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Shyft or any of its Subsidiaries;

(e)   neither Shyft nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Shyft, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in an Environmental Claim or Environmental Liability related to Shyft or any of its Subsidiaries; and

(f)   Shyft has made available all material, non-privileged environmental, health and safety audits, investigations and sampling or similar material reports with respect to Shyft and its Subsidiaries and any material, non-privileged documents related to any material non-compliance with, or material liability under, Environmental Laws of Shyft or its Subsidiaries that are in its possession or reasonable control.

Section 4.22   Insurance. Section 4.22 of the Shyft Disclosure Schedules sets forth a true and complete list of all material current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, cyber, vehicular, aviation and hull, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Shyft and its Subsidiaries and relating to the assets, business, operations, employees, officers, directors and managers of Shyft and its Subsidiaries (collectively, the “Shyft Insurance Policies”). Such Shyft Insurance Policies are in full force and effect. Neither Shyft nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Shyft Insurance Policies. All premiums due on such Shyft Insurance Policies have either been paid or, if due and payable prior to

Closing, will be paid prior to Closing in accordance with the payment terms of each Shyft Insurance Policy. All such Shyft Insurance Policies (A) are valid and binding in accordance with their terms; (B) to the knowledge of Shyft, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Shyft or its Subsidiaries pending under any such Shyft Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Shyft nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Shyft Insurance Policy.

Section 4.23   Properties.

(a)   Section 4.23(a) of the Shyft Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all real property owned by Shyft or any of its Subsidiaries (the “Shyft Owned Real Property”), together with the address of each such Shyft Owned Real Property. With respect to each Shyft Owned Real Property: (a) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, Shyft or its applicable Subsidiary holds good and marketable fee simple title to the Shyft Owned Real Property, free and clear of all Liens other than Permitted Liens, (b) except as set forth in Schedule 4.23(a), neither Shyft nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Shyft Owned Real Property or any portion thereof, (c) other than the right of Aebi Schmidt pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other similar rights with respect to such Shyft Owned Real Property or any portion thereof or interest therein, (d) there are no pending, or to the knowledge of Shyft or any of its Subsidiaries threatened condemnation or similar proceedings related to any Shyft Owned Real Property, (e) the Shyft Owned Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, do not constitute a nonconforming use under any applicable laws relating to building, zoning, subdivision or other land use and (f) the Shyft Owned Real Property and any buildings thereon owned or leased by Shyft or any of its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of buildings (including the roofs thereof), are structurally sound.

(b)   Section 4.23(b) of the Shyft Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (i) all material real property leased, subleased, licensed or otherwise occupied by Shyft or any of its Subsidiaries (the “Shyft Leased Real Property”), together with the address of each such Shyft Leased Real Property and (ii) all leases, subleases or licenses and all amendments and modifications relating thereto (each, a “Shyft Real Property Lease”). Shyft has delivered or made available to Aebi Schmidt complete and accurate copies of each Shyft Real Property Lease described in Section 4.23(b) of the Shyft Disclosure Schedules, and no Shyft Real Property Lease has been modified in any material respect or terminated, except to the extent that such modifications or terminations are disclosed by the copies delivered or made available to

Aebi Schmidt. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect, (a) Shyft and each of its Subsidiaries holds a valid and existing leasehold, subleasehold or other similar interest under each Shyft Real Property Lease, free and clear of all Liens other than Permitted Liens and is in possession of the properties purported to be leased or licensed under the applicable Shyft Real Property Lease, (b) each Shyft Real Property Lease is a valid and binding agreement, enforceable against Shyft or one of its Subsidiaries, as the case may be, and is in full force and effect, (c) there are no written or oral subleases, licenses, concessions or other contracts granting to any Person other than Shyft or any of its Subsidiaries the right to use or occupy any Shyft Leased Real Property or any portion thereof, and (d) to Shyft’s knowledge, the buildings, structures and fixtures located upon the Shyft Leased Real Property are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted) in all material respects.

(c)   Neither Shyft nor any of its Subsidiaries nor, to the knowledge of Shyft, any other party to any Shyft Real Property Lease is in violation of any Shyft Real Property Lease which, with or without notice, lapse of time, or both, would constitute a breach or default under any such Shyft Real Property Lease or permit termination, modification or acceleration of such Shyft Real Property Lease, except where such default or breach has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Shyft Real Property Lease, and no portion of any security deposit has been applied under any Shyft Real Property Lease, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect. To the knowledge of Shyft, as of the date hereof there are no material disputes with respect to any Shyft Real Property Lease.

(d)   The Shyft Owned Real Property and the Shyft Leased Real Property, together, constitutes all of the real property of Shyft and its Subsidiaries necessary for the operation of the businesses of Shyft and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of Shyft and its Subsidiaries as currently conducted. Neither Shyft nor any of its Subsidiaries is a party to any Contract or letter of intent (or similar understanding) to purchase or acquire real property.

(e)   Shyft and each of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than Permitted Liens and the rights of lessors under any equipment leases. The material tangible assets or personal property of Shyft and its Subsidiaries: (A) together with the Intellectual Property rights and contractual rights of Shyft and its Subsidiaries, constitute all of the assets, rights and properties that are necessary for the operation of the businesses of Shyft and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of Shyft and its Subsidiaries as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect.

Section 4.24   Transactions with Affiliates. To the knowledge of Shyft, since the Measurement Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, between Shyft and any of its Subsidiaries, on the one hand, and any director or officer thereof, or any beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of 5% or more of the shares of capital stock of any of Shyft or any of its Subsidiaries, but not including any wholly-owned Subsidiary of Shyft, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Shyft SEC Documents filed prior to the date hereof. In their dealings with the Related Parties, Shyft and its Subsidiaries have, in all material respects, applied terms and conditions which are permitted from corporate law and Tax perspectives (including for the avoidance of doubt the arm’s length principle).

Section 4.25   Opinion of Financial Advisor. The Board of Directors of Shyft has received the opinion of Deutsche Bank Securities Inc., financial advisor to Shyft, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Shyft Common Stock. A complete copy of the executed version of the opinion of Deutsche Bank Securities Inc. described in the immediately preceding sentence will be delivered to Aebi Schmidt solely for informational purposes following execution of this Agreement. It is agreed and understood that such opinion is for the information of the Board of Directors of Shyft (in its capacity as such) and may not be relied upon by Aebi Schmidt.

Section 4.26   Finders’ Fees. Except for Deutsche Bank Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Shyft or any of its Subsidiaries who is entitled to any fee or commission from Shyft or any of its Subsidiaries in connection with the Transactions. Shyft has delivered to Aebi Schmidt a complete and accurate copy of all Contracts pursuant to which any such broker, investment banker or financial advisor to Shyft is entitled to any fees, rights to indemnification or expenses from Shyft or any of its Subsidiaries in connection with the Transactions.

Section 4.27   No Ownership of Aebi Schmidt Common Stock. Neither Shyft nor any of its Subsidiaries (A) beneficially owns, directly or indirectly, any shares of Aebi Schmidt Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Aebi Schmidt Common Stock or (B) has any rights to acquire any shares of Aebi Schmidt Common Stock. There are no voting trusts or other agreements or understandings to which Shyft or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Aebi Schmidt or any of its Subsidiaries.

Section 4.28   No Other Representations or Warranties. Except for the representations and warranties made by Shyft in this ARTICLE IV (as qualified by the applicable items disclosed in the Shyft Disclosure Schedules in accordance with Section 10.17 and the introduction to this ARTICLE IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Shyft nor any other Person makes or has made any representation or warranty, expressed or implied, written or oral, at law or in equity, with respect to or on behalf of Shyft or its Subsidiaries, or the accuracy or completeness of any information regarding Shyft or its Subsidiaries or any other matter furnished or provided to Aebi Schmidt or made available to Aebi Schmidt in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Shyft and its Subsidiaries disclaim any other representations or warranties, whether made by Shyft or any of its Subsidiaries or any of their respective Affiliates or Representatives. Shyft acknowledges and agrees that, except for the representations and warranties made by Aebi Schmidt, Holdco and Merger Sub in ARTICLE III (as qualified by the applicable items disclosed in the Aebi Schmidt Disclosure Schedules in accordance with Section 10.17 and the introduction to ARTICLE III) (but without limiting any representations and warranties in any Ancillary Agreement), neither Aebi Schmidt nor any other Person is making or has made any representations or warranty, expressed or implied, written or oral, at law or in equity, with respect to or on behalf of Aebi Schmidt, Holdco, Merger Sub, or its Subsidiaries, or the accuracy or completeness of any information regarding Aebi Schmidt or its Subsidiaries or any other matter furnished or provided to Shyft or made available to Shyft in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Shyft is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, and acknowledges and agrees that Aebi Schmidt, Holdco, Merger Sub, and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

ARTICLE V
Covenants of Aebi Schmidt

Section 5.01   Conduct of Aebi Schmidt.

(a)   From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 5.01 of the Aebi Schmidt Disclosure Schedules, or (z) as otherwise expressly required or expressly permitted by this Agreement, without Shyft’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Aebi Schmidt shall, and shall cause each of its Subsidiaries to, (i) use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws, and (ii) use its and their reasonable best efforts to (A) preserve intact its business organization and relationships with customers, suppliers, lenders, lessors, regulators, and other Third Parties having material business relationships with Aebi Schmidt and its Subsidiaries; (B) keep available the services of the directors, officers and employees of Aebi Schmidt and its Subsidiaries; and (c) maintain in effect all material Aebi Schmidt Permits. The Parties understand and agree that with respect to the matters specifically addressed by any provision of Section 5.01(b), such specific provisions shall govern over the more general provision of this Section 5.01(a).

(b)   Without limiting the generality of the foregoing, except (A) as required by Applicable Law, (B) as set forth in Section 5.01 of the Aebi Schmidt Disclosure Schedules, or (c) as otherwise required or expressly permitted by this Agreement, without Shyft’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Aebi Schmidt shall not, and shall cause each of its Subsidiaries not to:

(i)   adopt or propose any change to its articles or certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

(ii)   (w) merge or consolidate with any other Person; (x) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property, other than transactions (1) solely among Aebi Schmidt and one or more of its wholly owned Subsidiaries or (2) solely among Aebi Schmidt’s wholly owned Subsidiaries; or (y) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii)   (w) split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among Aebi Schmidt and one or more of its wholly owned Subsidiaries or (B) solely among Aebi Schmidt’s wholly owned Subsidiaries); (x) amend any term or alter any rights of any of its outstanding equity securities; (y) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Aebi Schmidt to Aebi Schmidt or a wholly owned Subsidiary of Aebi Schmidt; or (z) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Aebi Schmidt or any Subsidiary of Aebi Schmidt or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of shares of Aebi Schmidt Common Stock up to 0.25% of the issued shares of Aebi Schmidt Common Stock in connection with a termination of employment of a holder of Aebi Schmidt Common Stock issued under the Aebi Schmidt Stock Plan, in each case outstanding as of the date of this Agreement or issued in the ordinary course following the date hereof (to the extent expressly permitted by this Section 5.01(b)(iii)) in accordance with the present terms of the Aebi Schmidt Stock Plan and applicable agreements under which such shares of Aebi Schmidt Common Stock were purchased;

(iv)   (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, or (B) enter into any agreement with respect to the voting of any of its capital stock;

(v)   authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (x) as set forth in the capital expenditure budget set forth in Section 5.01(b)(v) of the Aebi Schmidt Disclosure Schedules, and (y) any other capital expenditures not to exceed $1,000,000 in the aggregate;

(vi)   transfer, sell, lease or otherwise dispose of any Subsidiary or any division thereof or of Aebi Schmidt or any assets, securities or property, other than (A) sales or dispositions of inventory in the ordinary course or (B) transactions (1) solely among Aebi Schmidt and one or more of its wholly owned Subsidiaries or (2) solely among Aebi Schmidt’s wholly owned Subsidiaries;

(vii)   sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business), abandon, allow to lapse, or otherwise fail to take any action reasonably designed to maintain, enforce or protect any material Aebi Schmidt Owned IP;

(viii)   make any loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by Aebi Schmidt to one or more of its Subsidiaries, or (B) by any Subsidiary of Aebi Schmidt to Aebi Schmidt, or to any other Subsidiary of Aebi Schmidt, in each case, in the ordinary course of business pursuant to obligations that require the making of such loan, advance or capital contribution (as applicable) under Contracts in effect as of the date of this Agreement;

(ix)   create or incur any Lien (except for a Permitted Lien and any other Liens created or incurred in connection with any indebtedness permitted to be incurred or established under Section 5.01(b)(xix)) on any material asset (including any Aebi Schmidt Owned IP);

(x)   (A) enter into any Aebi Schmidt Material Contract (including by amendment of any Contract that is not a Aebi Schmidt Material Contract such that such Contract becomes a Aebi Schmidt Material Contract) or any Aebi Schmidt Real Property Lease; (B) terminate, renew, extend, assign or amend in any material respect any Aebi Schmidt Material Contract or Aebi Schmidt Real Property Lease or waive any material right thereunder, in each case of clauses (A) and (B), other than in the ordinary course of business or in connection with a renewal on terms at least as favorable to Aebi Schmidt and its Subsidiaries and for a term no longer than the existing term;

(xi)   except as required by (y) the terms of any Aebi Schmidt Employee Plan as in effect as of the date hereof, or (z) the terms of any Collective Bargaining Agreement as in effect as of the date hereof, (i) grant any change in control, retention or severance to (or amend any such existing arrangement with) any current or former Aebi Schmidt Service Provider; (ii) establish, adopt, amend, terminate or enter into any Aebi Schmidt Employee Plan or Collective Bargaining Agreement, except for any amendment that is in the ordinary course of business and would not result in a material increase in the cost related thereto for Aebi Schmidt, Shyft, the Surviving Corporation or any of their respective Subsidiaries; (iii) grant or amend any long-term cash, equity or equity-based awards to, or accelerate the vesting or payment of any such awards held by, any current or former Aebi Schmidt Service Provider; (iv) increase the compensation, bonus or other benefits payable to any current or former Aebi Schmidt Service Provider, other than ordinary course annual increases in base salary or hourly wage to employees of not more than 5% in the aggregate, except as may be required by Applicable Law; (v) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Aebi Schmidt Employee Plan; or (vi) (A) hire any Aebi Schmidt Service Provider whose annual base compensation is or will be in excess of $300,000, that is an “officer” as defined under Section 16(a) of the Exchange Act, or any other Person with the title of “general manager” or a substantially equivalent title, or (B) terminate (other than in the ordinary course of business or for cause, as determined in accordance with past practice) any Aebi Schmidt Service Provider whose annual base compensation is or will be in excess of $300,000, that is an “officer” as defined under Section 16(a) of the Exchange Act, or any other Person with the title of “general manager” or a substantially equivalent title;

(xii)   implement or take steps toward implementing a reduction in force, mass layoff, plant closing;

(xiii)   waive, release, amend or fail to enforce the material restrictive covenant obligations of any current or former Aebi Schmidt Service Provider;

(xiv)   make any material change in any method of accounting or accounting principles or practice, except for any such change required by Swiss GAAP FER or the applicable local generally accepted accounting principles (“Local GAAP”), as applicable, as approved by its independent public accountants, except for the conversion to GAAP necessary for the preparation of financial statements and related footnotes required for such conversion starting calendar year 2024;

(xv)   (u) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (v) make or change any material Tax election, (w) change any annual Tax accounting period, (x) adopt or change any material method of Tax accounting (except for the conversion to GAAP necessary for the preparation of pro forma financial statements and related footnotes required by Applicable Law to be included in the Proxy Statement and the Registration Statement), (y) enter into any material closing agreement with respect to Taxes or (z) settle or surrender any material Tax claim, audit or assessment;

(xvi)   settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, or Proceeding, pending or threatened, and involving or against Aebi Schmidt or any of its Subsidiaries, other than those involving only a monetary payment by Aebi Schmidt or any of its Subsidiaries not to exceed $3,000,000 individually and $5,000,000 in the aggregate; provided that, such settlement or compromise shall not include (A) any obligation that would impose any material restrictions on the business or operations of Aebi Schmidt or its Subsidiaries or (B) any admission of wrongdoing or similar admission by Aebi Schmidt or any of its Subsidiaries that would be reasonably expected to negatively affect Aebi Schmidt or any of its Subsidiaries in a material respect beyond the making of any such payment;

(xvii)   enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract or transaction between Aebi Schmidt or any of its Subsidiaries, on the one hand, and any of Aebi Schmidt’s Related Parties (other than Aebi Schmidt and its Subsidiaries), on the other hand other than such a transaction on arms-length terms;

(xviii)   write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business or (B) as may be consistent with Aebi Schmidt’s financial accounting policies and procedures and Swiss GAAP FER or Local GAAP, as applicable, as determined in consultation with Aebi Schmidt’s outside auditor;

(xix)   issue, sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Aebi Schmidt or any of its Subsidiaries (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Aebi Schmidt or any of its wholly-owned Subsidiaries)), except (A) for indebtedness incurred or borrowed in an aggregate principal amount not to exceed €400,000,000, (B) in respect of purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice or debt arrangements solely between or among Aebi Schmidt and/or any of its Subsidiaries, or (C) for arrangements solely between or among Aebi Schmidt and/or any of its Subsidiaries; or

(xx)   agree, commit or publicly propose to do any of the foregoing.

Section 5.02   No Solicitation by Aebi Schmidt.

(a)   From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Aebi Schmidt shall not, and shall cause its Subsidiaries and controlled Affiliates, and its and their respective equityholders, officers and directors not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Aebi Schmidt Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to a Aebi Schmidt Acquisition Proposal; (ii) continue, conduct, engage, enter into or participate in any discussions or negotiations with, furnish any information relating to Aebi Schmidt or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Aebi Schmidt or any of its Subsidiaries to, otherwise cooperate in any way with, any Third Party (or its potential source of financing) that Aebi Schmidt knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Aebi Schmidt Acquisition Proposal; (iii) enter into or approve, recommend or declare advisable for Aebi Schmidt or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement or any other similar agreement relating to or constituting a Aebi Schmidt Acquisition Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing.

(b)   Aebi Schmidt shall, and shall cause its Subsidiaries, and shall direct its and their respective Representatives, to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Aebi Schmidt Acquisition Proposal. To the extent that it has not done so prior to the date hereof, Aebi Schmidt shall promptly request that each Third Party, if any, that has executed a confidentiality agreement with Aebi Schmidt or its Affiliates within the 12-month period prior to the date hereof in connection with its consideration of any Aebi Schmidt Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Aebi Schmidt or any of its Subsidiaries.

Section 5.03   Termination of Aebi Schmidt Related Party Contracts. On or prior to the Closing, Aebi Schmidt shall (i) pay, settle or discharge all account balances owed from Aebi Schmidt or its Subsidiaries to any of their respective Related Parties, and (ii) terminate, or cause to be terminated, all Related Party Contracts of Aebi Schmidt and its Subsidiaries, other than those Related Party Contracts set forth on Section 5.03 of the Aebi Schmidt Disclosure Schedules, to which Aebi Schmidt or any of its Affiliates is a party and take such action as may be necessary to direct the parties thereto to release and waive any and all claims that any of them may have thereunder as of the Closing, in each case of clauses (i) and (ii), with no further direct or indirect liability or obligation of the Surviving Corporation. Aebi Schmidt shall deliver to Shyft written evidence reasonably satisfactory to Shyft of each such termination prior to the Closing; provided that, prior to terminating any Contract not listed on Section 5.03 of the Aebi Schmidt Disclosure Schedule, Aebi Schmidt will notify Shyft and Shyft may elect for such Contract to remain in effect.

Section 5.04   Financing

(a)   Aebi Schmidt shall use its reasonable best efforts to arrange and obtain the Debt Financing on terms and conditions described in the Commitment Papers (including the flex provisions) or on other terms no less favorable to Aebi Schmidt, Holdco, Merger Sub and Shyft, including to (i) maintain in effect the Commitment Papers (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is permitted by Section 7.18), (ii) negotiate and enter into definitive agreements with respect thereto as promptly as practicable on the terms and conditions contained in the Commitment Papers (including the flex provisions) or on other terms no less favorable to Aebi Schmidt, Merger Sub and Shyft, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Commitment Papers and such definitive agreements thereto, (iv) assuming that all conditions contained in the Commitment Papers have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce Aebi Schmidt’s rights under the Commitment Papers.

(b)   Aebi Schmidt, Holdco, and Merger Sub shall keep Shyft informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Commitment Papers and shall give Shyft notice of any material change with respect to such Debt Financing as promptly as practicable. Aebi Schmidt, Holdco, and Merger Sub shall give Shyft prompt notice (w) of the termination, repudiation, rescission, cancellation or expiration of the Commitment Papers or the definitive agreements related to the Debt Financing, (x) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the Commitment Papers, or any definitive agreements related to the Debt Financing, in each case of which Aebi Schmidt, Holdco, or Merger Sub becomes aware, (y) of the receipt of any written notice or other written communication, in each case received from any Lenders with respect to any (1) material breach of any party’s obligations under the Commitment Papers or definitive agreements related to the Debt Financing, or default, termination or repudiation by any party to any of the Commitment Papers or definitive agreements related to the Debt Financing (including any proposal by any Lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Debt Financing contemplated) the Commitment Papers) or (2) material dispute between or among any parties to any of the Commitment Papers or definitive agreements related to the Debt Financing or any provisions of any of the Commitment Papers and (z) of the receipt of any written notice or other written communication on the basis of which Aebi Schmidt expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing. As soon as reasonably practicable, but in any event within two Business Days of the date Shyft delivers to Aebi Schmidt a written request, Aebi Schmidt, Holdco and Merger Sub shall provide any information reasonably requested by Shyft relating to any circumstance referred to in clauses (w), (x), (y) or (z) of the immediately preceding sentence. Aebi Schmidt shall allow Shyft to reasonably consult with the Lenders and providers of the Debt Financing regarding the status of such Debt Financing; provided that, Aebi Schmidt shall have the right to have one or more Representatives present during any such consultation.

(c)   For the avoidance of doubt, Aebi Schmidt shall only have the right to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Commitment Papers with the consent of Shyft. Aebi Schmidt shall furnish to Shyft a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Commitment Papers.

(d)   If any portion of the Debt Financing necessary for the Financing Uses becomes unavailable on the terms and conditions contemplated by the Commitment Papers, (i) Aebi Schmidt shall promptly notify Shyft in writing (an “Availability Notice”) and (ii) Aebi Schmidt and Merger Sub shall (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources on terms that (i) are reasonably satisfactory to Shyft, (ii) taken as whole, are no more adverse to Shyft, Aebi Schmidt and Merger Sub than the existing Commitment Papers (including after giving effect to the market flex provisions), (iii) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Commitment Papers, and (iv) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the Transactions or otherwise would reasonably be expected to materially delay or prevent the Closing (an “Alternative Financing”), and (B) provide Shyft with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 7.01, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 5.04, the “Alternative Financing Commitment Letter”).

(e)   If an Availability Notice is delivered on or prior to April 1, 2025, for a period of thirty (30) days following delivery of such Availability Notice, Aebi Schmidt shall (x) use reasonable best efforts to cure any breach under the Commitment Papers and to otherwise obtain any waiver from the Lenders necessary to make the Debt Financing available on the terms and conditions contemplated by the Commitment Papers, and (y) if, at the conclusion of such thirty (30) day period, any portion of the Debt Financing necessary for the Financing Uses remains unavailable on the terms and conditions contemplated by the Commitment Papers, Aebi Schmidt shall promptly notify Shyft in writing. Following the delivery of such written notice, no later than fifteen (15) Business Days following receipt of such written notice, Shyft may deliver written notice to Aebi Schmidt of its election to coordinate and direct the timing and strategy (in consultation with Aebi Schmidt) for obtaining an Alternative Financing (an “Alternative Financing Election Notice”).

(f)   If an Availability Notice is delivered at any time after April 1, 2025, no later than fifteen (15) Business Days following receipt of such Availability Notice, Shyft may deliver to Aebi Schmidt an Alternative Financing Election Notice.

(g)   Following the delivery of any Alternative Financing Election Notice, (i) Shyft shall use reasonable best efforts, in good faith consultation with Aebi Schmidt, to arrange and obtain an Alternative Financing and shall promptly provide Aebi Schmidt with a copy of any Alternative Financing Commitment Letter, (ii) unless otherwise agreed in writing by Shyft, Aebi Schmidt shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, continue, conduct, engage or participate in any discussions or negotiations with sources of Alternative Financing initiated on or prior to the delivery of an Alternative Financing Election Notice, and (iii) each of Shyft and Aebi Schmidt shall act in good faith and consult with one another in respect of any communications with sources of any Alternative Financing. Notwithstanding anything to the contrary in this Agreement, (A) neither Shyft nor any of its Affiliates shall have any liability or obligation as a result of any failure to obtain and consummate the Debt Financing or any Alternative Financing for all purposes under this Agreement, including in respect of any purported Willful Breach of this Agreement resulting from or relating to Shyft’s efforts to obtain Alternative Financing following the issuance of an Alternative Financing Election Notice, and Aebi Schmidt, on behalf of itself and its Affiliates, hereby irrevocably waives, and agrees not to assert, to the fullest extent permitted by Applicable Law, any right to bring any claim against Shyft and its Affiliates in any action, suit or proceeding in connection with any failure to obtain and consummate the Debt Financing or any Alternative Financing, and (B) following delivery of any Alternative Financing Election Notice and until the date that Shyft delivers a copy of any Alternative Financing Commitment Letter to Aebi Schmidt, Aebi Schmidt may, in good faith consultation with Shyft, cure any breach under the Commitment Papers and otherwise obtain any waiver from the Lenders necessary to make the Debt Financing available on the terms and conditions contemplated by the Commitment Papers (including the flex provisions).

(h)   For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Aebi Schmidt that speak as of the date hereof or another specified date), references to the “Commitment Papers” shall include any such document as permitted or required by this Section 5.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

(i)   Following delivery of an Alternative Financing Election Notice, (i) Shyft’s obligations and liabilities under Section 7.18(a) will immediately and automatically terminate with no further action on the part of any Person, and (ii) Aebi Schmidt shall use its reasonable best efforts to provide necessary, customary, proper, and advisable cooperation in connection with the arrangement of the Alternative Financing as may be reasonably requested by Shyft; provided that, nothing in this Section 5.04(i) shall require Aebi Schmidt or its Affiliates to take any of the actions set forth in Section 7.18(b) with respect to the Alternative Financing.

ARTICLE VI
Covenants of Shyft

Section 6.01   Conduct of Shyft. (a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Shyft Disclosure Schedules, or (z)

as otherwise expressly required or expressly permitted by this Agreement, without Aebi Schmidt’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Shyft shall, and shall cause each of its Subsidiaries to, (i) use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws, and (ii) use its and their reasonable best efforts to (A) preserve intact its business organization and relationships with customers, suppliers, lenders, lessors, regulators, and other Third Parties having material business relationships with Shyft and its Subsidiaries; (B) keep available the services of the directors, officers and employees of Shyft and its Subsidiaries; and (C) maintain in effect all material Shyft Permits. The Parties understand and agree that with respect to the matters specifically addressed by any provision of Section 6.01(b), such specific provisions shall govern over the more general provision of this Section 6.01(a).

(b)   Without limiting the generality of the foregoing, except (A) as required by Applicable Law, (B) as set forth in Section 6.01 of the Shyft Disclosure Schedules, or (C) as otherwise required or expressly permitted by this Agreement, without Aebi Schmidt’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Shyft shall not, and shall cause each of its Subsidiaries not to:

(i)   adopt or propose any change to its articles or certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

(ii)   (w) merge or consolidate with any other Person; (x) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property, other than acquisitions for which a letter of intent or a memoranda of understanding has been executed prior to the date of this Agreement, or transactions (1) solely among Shyft and one or more of its wholly owned Subsidiaries or (2) solely among Shyft’s wholly owned Subsidiaries; or (y) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii)   (w) split, combine or reclassify any shares of its capital stock (other than transactions (A) solely among Shyft and one or more of its wholly owned Subsidiaries or (B) solely among Shyft’s wholly owned Subsidiaries); (x) amend any term or alter any rights of any of its outstanding equity securities; (y) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Shyft to Shyft or a wholly owned Subsidiary of Shyft; or (z) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Shyft or any Subsidiary of Shyft or any rights, warrants or options to acquire any such shares or other securities, other than (A) repurchases of shares of Shyft Common Stock in connection with the exercise, vesting or settlement of Shyft RSU Awards, in each case outstanding as of the date of this Agreement or issued in the ordinary course following the date hereof (to the extent expressly permitted by Section 6.01(b)(iv)) in accordance with the present terms of the applicable Shyft Stock Plan and applicable award agreements of such Shyft RSU Awards, and (B) share repurchases complete in accordance with Shyft’s share repurchase program, which has been approved by the Board of Directors of Shyft on or prior to the date hereof;

(iv)   (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than grants of Shyft RSU Awards in the ordinary course consistent with past practice as described in Section 6.01(b)(iv) of the Shyft Disclosure Schedules or the issuance of any shares of Shyft Common Stock upon the exercise, vesting or settlement of shares of Shyft RSU Awards that are outstanding on the date of this Agreement, in each case in accordance with the present terms of the applicable award agreements of such Shyft RSU Awards or (B) enter into any agreement with respect to the voting of any of its capital stock;

(v)   authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (x) as set forth in the capital expenditure budget set forth in Section 6.01(b)(v) of the Shyft Disclosure Schedules, and (y) any other capital expenditures not to exceed $1,000,000 in the aggregate;

(vi)   transfer, sell, lease or otherwise dispose of any Subsidiary or any division thereof or of Shyft or any assets, securities or property, other than (A) sales or dispositions of inventory in the ordinary course or (B) transactions (1) solely among Shyft and one or more of its wholly owned Subsidiaries or (2) solely among Shyft’s wholly owned Subsidiaries;

(vii)   sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business), abandon, allow to lapse, or otherwise fail to take any action reasonably designed to maintain, enforce or protect any material Shyft Owned IP;

(viii)   make any loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by Shyft to one or more of its Subsidiaries, or (B) by any Subsidiary of Shyft to Shyft or to any other Subsidiary of Shyft, in each case, in the ordinary course of business pursuant to obligations that require the making of such loan, advance or capital contribution (as applicable) under Contracts in effect as of the date of this Agreement;

(ix)   create or incur any Lien (except for a Permitted Lien and any other Liens created or incurred in connection with any indebtedness permitted to be incurred or established under Section 6.01(b)(xix)) on any material asset (including any Shyft Owned IP);

(x)   (A) enter into any Shyft Material Contract (including by amendment of any Contract that is not a Shyft Material Contract such that such Contract becomes a Shyft Material Contract) or any Shyft Real Property Lease; (B) terminate, renew, extend, assign or amend in any material respect any Shyft Material Contract or Shyft Real Property Lease or waive any material right thereunder, in each case of clauses (A) and (B), other than in the ordinary course of business;

(xi)   except as required by (x) the terms of any Shyft Employee Plan as in effect as of the date hereof, (y) the terms of any Collective Bargaining Agreement as in effect as of the date hereof, or (z) as set forth in Section 6.01(b)(xi) of the Shyft Disclosure Schedules, (i) grant any change in control, retention or severance to (or amend any such existing arrangement with) any current or former Shyft Service Provider; (ii) establish, adopt, amend, terminate or enter into any Shyft Employee Plan or Collective Bargaining Agreement, except for any amendment that is in the ordinary course of business and would not result in a material increase in the cost related thereto for Shyft, Aebi Schmidt, the Surviving Corporation or any of their respective Subsidiaries; (iii) grant or amend any long-term cash, equity or equity-based awards to, or accelerate the vesting or payment of any such awards held by, any current or former Shyft Service Provider; (iv) increase the compensation, bonus or other benefits payable to any current or former Shyft Service Provider, other than ordinary course annual increases in base salary or hourly wage to employee of not more than 5% in the aggregate, except as required by Applicable Law; (v) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Shyft Employee Plan; or (vi) (A) hire any Shyft Service Provider whose annual base compensation is or will be in excess of $300,000, that is an “officer” as defined under Section 16(a) of the Exchange Act, or any other Person with the title of “general manager” or a substantially equivalent title, or (B) terminate (other than in the ordinary course of business or for cause, as determined in accordance with past practice) any Shyft Service Provider whose annual base compensation is or will be in excess of $300,000, that is an “officer” as defined under Section 16(a) of the Exchange Act, or any other Person with the title of “general manager” or a substantially equivalent title;

(xii)   implement or take steps toward implementing a reduction in force, mass layoff, plant closing;

(xiii)   waive, release, amend or fail to enforce the material restrictive covenant obligations of any current or former Shyft Service Provider;

(xiv)   make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act (“Regulation S-K”), as approved by its independent public accountants;

(xv)   (u) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (v) make or change any material Tax election, (w) change any annual Tax accounting period, (x) adopt or change any material method of Tax accounting, (y) enter into any material closing agreement with respect to Taxes or (z) settle or surrender any material Tax claim, audit or assessment;

(xvi)   settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, or Proceeding, pending or threatened, and involving or against Shyft or any of its Subsidiaries, other than (x) those involving only a monetary payment by Shyft or any of its Subsidiaries not to exceed $3,000,000 individually and $5,000,000 in the aggregate and (y) any claim, action, suit, investigation, or Proceeding by or on behalf of Shyft’s shareholders, including in connection with the Transactions; provided, further, that such settlement or compromise shall not include (A) any obligation that would impose any material restrictions on the business or operations of Shyft or its Subsidiaries or, (B) any admission of wrongdoing or similar admission by Shyft or any of its Subsidiaries that would be reasonably expected to negatively affect Shyft or any of its Subsidiaries in a material respect beyond the making of any such payment;

(xvii)   enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract or transaction between Shyft or any of its Subsidiaries, on the one hand, and any of Shyft’s Related Parties (other than Shyft and its Subsidiaries), on the other hand;

(xviii)   write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business or (B) as may be consistent with Shyft’s financial accounting policies and procedures and GAAP as determined in consultation with Shyft’s outside auditor;

(xix)   issue, sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Shyft or any of its Subsidiaries (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Shyft or any of its wholly-owned Subsidiaries)), except (A) for indebtedness incurred or borrowed in an aggregate principal amount not to exceed $165,000,000, (B) in respect of purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice, or (c) for arrangements solely between or among Shyft and/or any of its Subsidiaries; or

(xx)   agree, commit or publicly propose to do any of the foregoing.

Section 6.02   No Solicitation by Shyft.

(a)   From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.02, Shyft shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any Shyft Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to a Shyft Acquisition Proposal; (ii) continue, conduct, engage or participate in any discussions or negotiations with, furnish any information relating to Shyft or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Shyft or any of its Subsidiaries to, otherwise cooperate in any way with, any Third Party (or its potential source of financing) that Shyft knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Shyft Acquisition Proposal; (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Shyft or any of its Subsidiaries; or (iv) approve, authorize, agree, or publicly announce any intention to do any of the foregoing.

(b)   Shyft shall, and shall cause its Subsidiaries, and shall direct its and its Subsidiaries’ Representatives to immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Shyft Acquisition Proposal. To the extent that it has not done so prior to the date hereof, Shyft shall promptly request that each Third Party, if any, that has executed a confidentiality agreement with Shyft or its controlled Affiliates within the 12-month period prior to the date hereof in connection with its consideration of any Shyft Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Shyft or any of its Subsidiaries. Except as permitted by this Section 6.02, neither the Board of Directors of Shyft nor any committee thereof shall: (A) fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to Aebi Schmidt, the Shyft Board Recommendation, (B) fail to include the Shyft Board Recommendation in the Proxy Statement when disseminated to the shareholders of Shyft in accordance with Section 7.03, (c) adopt a formal resolution to approve, endorse, or recommend any Shyft Acquisition Proposal, (d)(I) other than with respect to a tender offer or exchange offer, fail to publicly recommend against any Shyft Acquisition Proposal or (II) fail to publicly reaffirm the Shyft Board Recommendation, in the case of the foregoing clauses (I) and (II), within ten (10) Business Days after Aebi Schmidt so requests in writing following the initial public disclosure of any Shyft Acquisition Proposal; provided that, Aebi Schmidt shall not be entitled to make such request in writing, and Shyft shall not be required to make any such reaffirmation, more than once with respect to any particular Shyft Acquisition Proposal, (e) fail to recommend against any Shyft Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders of Shyft) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange (any of the foregoing clauses (A)

through (E), a “Shyft Adverse Recommendation Change”), or (f) enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, or other similar agreement constituting, or that would reasonably be expected to lead to, a Shyft Acquisition Proposal (other than an Acceptable Confidentiality Agreement); provided that, so long as the Board of Directors of Shyft determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law.

(c)   Notwithstanding Section 6.02(a), if at any time prior to the receipt of the Shyft Shareholder Approval (the “Shyft Approval Time”), the Board of Directors of Shyft receives a bona fide written Shyft Acquisition Proposal made after the date hereof that did not result from any breach of Section 6.02(a), the Board of Directors of Shyft (or duly appointed committee thereof) may, if the Board of Directors of Shyft determines in good faith, after consultation with Shyft’s financial advisor and outside legal counsel, and based on the information then available to it, that (1) such bona fide written Shyft Acquisition Proposal either constitutes a Shyft Superior Proposal or would reasonably be expected to result in a Shyft Superior Proposal, and (2) the failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law, then Shyft and its Representatives may, subject to compliance with this Section 6.02(c), Section 6.02(d) and Section 6.02(f), (i) engage in negotiations or discussions with such Third Party and its Representatives that has made or renewed, and in each case has not withdrawn, such bona fide written Shyft Acquisition Proposal after the date of this Agreement; (ii) thereafter furnish to such Third Party and its Representatives and its debt and equity financing sources non-public information relating to Shyft or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly provided for informational purposes to Aebi Schmidt (and in all events within 48 hours)); provided that, all such non-public information (to the extent that such information has not been previously provided or made available to Aebi Schmidt) is provided or made available to Aebi Schmidt, as the case may be, substantially concurrently or as promptly as practicable (and in all events within 48 hours) following the time it is provided or made available to such Third Party; and (iii) following receipt of a bona fide written Shyft Superior Proposal, (A) make a Shyft Adverse Recommendation Change and (B) terminate this Agreement pursuant to Section 9.01(d)(ii) (Shyft Superior Proposal) and simultaneously enter into a definitive agreement implementing such Shyft Superior Proposal (provided that, Shyft shall not terminate this Agreement pursuant to the foregoing clause (B), unless concurrently with such termination Shyft pays or causes the payment of the Shyft Termination Fee to Aebi Schmidt and otherwise complies with the provisions of Section 9.01 and Section 9.03).

In addition, nothing contained herein shall prevent the Board of Directors of Shyft from (w) complying with Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer, in each case with regard to a bona fide written Shyft Acquisition Proposal (which statement shall not constitute a Shyft Adverse Recommendation Change); (x) making any required disclosure to Shyft’s shareholders, if the Board of Directors of Shyft determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; (y) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; or (z) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to a Shyft Acquisition Proposal that was not solicited in breach of this Section 6.02 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof of informing such Third Party of the restrictions imposed by this Section 6.02; provided that, nothing in this Section 6.02(c) will be deemed to permit Shyft to effect a Shyft Adverse Recommendation Change other than in accordance with Section 6.02(f).

(d)   In addition to the requirements set forth in Section 6.02(c) and subject to compliance with Section 6.02(f), the Board of Directors of Shyft shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.02(c) unless Shyft shall have first delivered to Aebi Schmidt written notice advising Aebi Schmidt that Shyft intends to take any such action. In addition, Shyft shall notify Aebi Schmidt promptly (and in all events within 48 hours) after receipt by Shyft (or any of its Representatives) of any Shyft Acquisition Proposal, which notice shall be provided in writing and shall include the material terms and conditions of any such Shyft Acquisition Proposal (excluding the identity of the party making the Shyft Acquisition Proposal), to the extent provided by the relevant Third Party in connection with the Shyft Acquisition Proposal).

(e)   Notwithstanding anything in this Agreement to the contrary, at any time prior to the Shyft Approval Time (and in no event after the Shyft Approval Time), and after giving effect to the rights offered to Aebi Schmidt in this Section 6.02, the Board of Directors of Shyft may effect a Shyft Adverse Recommendation Change in response to a Shyft Intervening Event if the Board of Directors of Shyft determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided that, prior to effecting any such Shyft Adverse Recommendation Change (i) Shyft shall (A) promptly notify Aebi Schmidt in writing of its intention to take such action at least four (4) Business Days before taking such action, and (B) if requested by Aebi Schmidt, negotiate in good faith with Aebi Schmidt for four (4) Business Days following such notice regarding revisions, if any, to the terms of this Agreement proposed by Aebi Schmidt, and (ii) the Board of Directors of Shyft shall not effect any Shyft Adverse Recommendation Change in response to a Shyft Intervening Event unless, after the four (4) Business Day period described in the foregoing clause (B), the Board of Directors of Shyft determines in good faith taking into account any written proposal by Aebi Schmidt to amend the terms of this Agreement, that, if accepted by Shyft, would be binding upon the other Parties, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the directors’ exercise of fiduciary duties under Applicable Law.

(f)   Without limiting or affecting Section 6.02(a), Section 6.02(c) or Section 6.02(d), the Board of Directors of Shyft shall not make a Shyft Adverse Recommendation Change involving or relating to a Shyft Superior Proposal or terminate this Agreement to accept a Shyft Superior Proposal at any time prior to the Shyft Approval Time unless, (i) Shyft promptly notifies Aebi Schmidt, in writing at least four (4) Business Days before taking such action, that Shyft intends to take such action, which notice attaches the most current version of the proposed agreement under which such Shyft Superior Proposal is proposed to be consummated; (ii) if requested in writing by Aebi Schmidt, during such four (4) Business Day period, Shyft and its Representatives have discussed and negotiated in good faith with Aebi Schmidt regarding any proposal by Aebi Schmidt to amend the terms of this Agreement in response to such Shyft Superior Proposal; and (iii) after such four (4) Business Day period, the Board of Directors of Shyft determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any written proposal by Aebi Schmidt to amend the terms of this Agreement, that, if accepted by Shyft, would be binding upon the other Parties, that such Shyft Acquisition Proposal continues to constitute a Shyft Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Shyft Superior Proposal, a new written notification from Shyft consistent with that described in clause (i) of this Section 6.02(f) shall be required and a new notice period under of this Section 6.02(f) shall commence, during which notice period Shyft shall be required to comply with the requirements of this Section 6.02(f) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

(g)   Shyft shall, and shall cause its Subsidiaries, and shall direct its Representatives, to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Shyft Acquisition Proposal. To the extent that it has not done so prior to the date hereof, Shyft shall promptly request that each Third Party, if any, that has executed a confidentiality agreement with Shyft within the 12-month period prior to the date hereof in connection with its consideration of any Shyft Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Shyft or any of its Subsidiaries.

(h)   For purposes of this Agreement:

(i)   “Shyft Superior Proposal” means any bona fide, written Shyft Acquisition Proposal (with all references to “20%” in the definition of Shyft Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of Shyft determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant factors that the Board of Directors of Shyft considers to be appropriate (including the identity of the Person making the Shyft Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), conditions to consummation and availability of necessary financing), would result in a transaction that, if consummated, is more favorable to Shyft and its shareholders from a financial point of view than the Transactions (taking into account any proposal by Aebi Schmidt to amend the terms of this Agreement that, if accepted by Shyft, would be binding upon Aebi Schmidt).

(ii)   “Shyft Intervening Event” means any material event, change, effect, development or occurrence arising after the date of this Agreement that was not known or not reasonably foreseeable, or the material consequences, probability or magnitude of which were not known or not reasonably foreseeable in each case to, any member of the Board of Directors of Shyft, as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by Shyft (or to be refrained from being taken by Shyft) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute a Shyft Intervening Event: (a) the receipt, existence, or terms of a Shyft Acquisition Proposal or consequence thereof or any inquiry, proposal or offer from any third party of the nature described in the definition of “Shyft Acquisition Proposal”; (b) any change in the price, or change in trading volume, of the Shyft Common Stock; or (c) the mere fact, in and of itself, that Shyft meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date of this Agreement (provided, however, that the exceptions to this clause contained in (b) and (c) shall not apply to the underlying causes, changes, or facts giving rise to or contributing to such change or prevent any of such underlying causes, changes, or facts from being taken into account in determining whether a Shyft Intervening Event has occurred).

ARTICLE VII
Additional Agreements

Section 7.01   Reasonable Best Efforts to Complete.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Shyft, Aebi Schmidt, Holdco and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken (including by their respective controlled Affiliates), all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective, as promptly as reasonably practicable after the date hereof, the Transactions, including: (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, declarations, submissions of information, applications and other documents, and (ii) obtaining as promptly as reasonably practicable and maintaining all approvals, registrations, Permits, actions or non-actions, waivers, consents, novations, Orders, authorizations and other confirmations required to be obtained from any Governmental Authorities that are necessary, proper or advisable to consummate the Transactions.

(b)   Each of Shyft, Aebi Schmidt, Holdco and Merger Sub agree to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Transactions. In furtherance and not in limitation of the foregoing, each of Shyft, Aebi Schmidt, Holdco and Merger Sub shall make, or cause to be made: (i) an appropriate and complete filing of a Notification and Report Form under the HSR Act with respect to the Transactions with the FTC and the Antitrust Division, as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement, provided, however, that if there are material changes in the applicable regulations governing the Notification and Report Forms required under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, the parties shall use their reasonable best efforts to file any Notification and Report Forms as promptly as reasonably practicable thereafter; (ii) the required filings for the CFIUS Clearance, and (iii) all other required filings and applications with respect to other Applicable Laws, including those set forth in Section 8.01(b) of the Aebi Schmidt Disclosure Schedules, as promptly as practicable.

(c)   Each of Shyft, Aebi Schmidt, Holdco and Merger Sub acknowledges and agrees (w) not to withdraw or refile any filing or extend any waiting period under the HSR Act or other applicable Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions (including any such agreement with respect to any actions, restrictions or conditions to the consummation of the Transactions or not to consummate the Transactions), except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), (x) to respond as promptly as practicable to any inquiries and requests received from any Governmental Authority in connection with antitrust or foreign direct investment matters, including for additional information or documentary material, (y) if any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority, then substantially comply with any such request at the earliest practicable date, and (z) to use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws as soon as practicable following the date of this Agreement and to obtain the (i) the CFIUS Clearance, and (ii) all authorizations, consents, and clearances required pursuant to the filings set forth in Section 8.01(b) of the Aebi Schmidt Disclosure Schedules. Aebi Schmidt shall have the responsibility for all filing fees associated with filings pursuant to the HSR Act and all other antitrust, and other regulatory filings with any Governmental Authority, including those set forth in Section 8.01(b) of the Aebi Schmidt Disclosure Schedules; provided that, notwithstanding the foregoing, Shyft shall have the responsibility for all filing fees related to obtaining the CFIUS Clearance.

(d)   Each of Aebi Schmidt and Shyft shall, if requested, use reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals under any Aebi Schmidt Material Contracts, Shyft Material Contracts, Aebi Schmidt Real Property Leases or Shyft Real Property Leases, as applicable, to which Aebi Schmidt or any of its Subsidiaries, or Shyft or any of its Subsidiaries, as applicable, is a party in connection with this Agreement and the consummation of the Transactions, in each case so as to maintain and preserve the benefits under such Aebi Schmidt Material Contracts, Shyft Material Contracts, Aebi Schmidt Real Property Leases or Shyft Real Property Leases

following the consummation of the Transactions. Notwithstanding anything to the contrary herein, neither Aebi Schmidt nor Shyft shall be required prior to the Closing to (and without the consent of the other Party, neither of them shall agree to) pay any consent or other similar fee, payment or other consideration (including increased rent or other similar payments), or to grant any other accommodation, to obtain the consent, waiver or approval of any Person under any Contract, Aebi Schmidt Real Property Lease or Shyft Real Property Lease. The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, no Party or its Affiliates’ failure to obtain any consent, waiver, or approval under any Aebi Schmidt Material Contract, Shyft Material Contract, Aebi Schmidt Real Property Lease or Shyft Real Property Lease in connection with this Agreement shall be a condition to any obligations of any Party hereunder, including the obligation to consummate the Transactions.

(e)   Subject to Applicable Law, each of Shyft, Aebi Schmidt, Holdco and Merger Sub shall, and shall cause their respective controlled Affiliates, to: (i) promptly notify the other Party of any communication from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority concerning this Agreement or the Transactions to that Party; (ii) consult with the other Party prior to participating in any meeting, teleconference, or other discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the Transactions, (iii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, provides the other Party the opportunity to attend and participate in any such meeting, teleconference, or other discussion; (iv) promptly furnish the other Party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between such Party and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transactions; and ~~(v)~~(v) provide a reasonable opportunity to the other Party to review and discuss any letters, presentations, whitepapers and other substantive communications to any Governmental Authority relating to this Agreement or the Transactions and consider, in good faith, any reasonable comments on such correspondences, filings and written communications. Any materials exchanged in connection with this Section 7.01(e) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material (which shall be disclosed on an outside counsel only basis to the extent possible), and the Parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 7.01(e) as “outside counsel only.”

(f)   In furtherance and not in limitation of the foregoing, including but not limited to obtaining the CFIUS Clearance, each of Shyft, Aebi Schmidt, Holdco and Merger Sub shall, and shall cause their respective controlled Affiliates to, (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the Transactions, (ii) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, lease, transfer, divesture, disposition, license or other encumbrance of the businesses, product lines, operations or assets of such Person or its Affiliates, (iii) terminate existing relationships, contractual rights or obligations of such Person or its Affiliates (including the Surviving Corporation), and (iv) otherwise take, or commit to take, actions that after the Closing Date would limit such Person’s or its Affiliates’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines, operations or assets of such Person or its Affiliates (including the Surviving Corporation) (each of the foregoing described in any of clauses (i) through (iv), a “Regulatory Concession”); provided that, no Party or its Affiliates shall (x) be required to make any Regulatory Concession unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and (y) without the prior written consent of the other Parties, agree or consent to a Regulatory Concession that would result in, or would reasonably be expected to result in, the effects set forth in Section 7.01(f) of the Aebi Schmidt Disclosure Schedules. Shyft, Aebi Schmidt, Holdco and Merger Sub shall use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any Governmental Authority or Third Party to prevent or enjoin the consummation of the Merger, or (2) except as it relates to obtaining the CFIUS Clearance, overturn any Order by any such Governmental Authority or Third Party to prevent consummation of the Merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Authority or Third Party in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any Order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(g)   In addition to the foregoing, none of Aebi Schmidt, Holdco, or Merger Sub on the one hand, nor, except for actions taken in accordance with Section 6.02, Shyft, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, (i) imposing any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Transactions.

(h)   Nothing contained in this Agreement shall give Shyft, Aebi Schmidt, Holdco and Merger Sub, directly or indirectly, rights to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each of Shyft and Aebi Schmidt shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

(i)   Subject to the requirements of Section 7.01(e) and Section 7.01(f), Shyft shall control and have final decision-making authority (and consult in good faith with Aebi Schmidt) with respect to: (i) the timing and strategy for (A) obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions, and (B) opposing or defending against any claim, action, suit, arbitration, litigation or Proceeding by any Governmental Authority or Third Party, and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.

Section 7.02   Access to Information; Confidentiality.

(a)   From the date hereof until the earlier of the Effective Time or the termination of this Agreement and subject to Applicable Law, the Confidentiality Agreement and the Clean Team Agreement, upon reasonable notice, solely for purposes of consummating the Transactions or as is reasonably necessary for integration planning, each Party shall, and each Party shall cause its Subsidiaries to, (i) afford to Aebi Schmidt, Shyft and their respective Subsidiaries and their respective Representatives that are bound by the Confidentiality Agreement and the Clean Team Agreement, reasonable access, during normal business hours, to all their respective properties, books, Contracts, personnel and records, (ii) furnish reasonably promptly to Aebi Schmidt or Shyft, as applicable, all information concerning its business, finances, properties and personnel as Shyft or Aebi Schmidt, as applicable, may reasonably request, and (iii) instruct their respective Representatives to cooperate reasonably with Shyft and Aebi Schmidt, and their respective Affiliates and Representatives that are bound by the Confidentiality Agreement and the Clean Team Agreement for purposes of consummating the Transactions.

(b)   Notwithstanding the foregoing, each Party and its Subsidiaries may withhold any document or information (A) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in the ordinary course of business) (provided that, each Party and its Subsidiaries shall use their reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure or to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such confidentiality agreement), (B) the disclosure of which would violate any Applicable Law or fiduciary duty (provided that, each Party and its Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Applicable Law or fiduciary duty), (c) that is subject to attorney-client or other privilege (provided that, the applicable Party and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure to the maximum extent that would not result in a waiver of any such attorney-client or other privilege), (d) concerning Aebi Schmidt Acquisition Proposals, which shall be governed by Section 5.02, or Shyft Acquisition Proposals, which shall be governed by Section 6.02, as applicable, (e) regarding the deliberations of the Board of Directors of Aebi Schmidt, Shyft or any of their respective Subsidiaries or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the Board of Directors of Aebi Schmidt, Shyft or any of their respective Subsidiaries or any committee in connection therewith, or (F) that concerns personnel records relating to individual performance or evaluations, medical histories or other information that in the disclosing Party’s good faith opinion is sensitive or the disclosure of which could subject the disclosing Party or its Affiliates to risk of liability.

(c)   Prior to the Closing Date, the Parties and their respective Subsidiaries and Representatives shall have no right under this Section 7.02 to perform or cause to be performed any invasive or subsurface investigations of the properties of the other Party or its Subsidiaries, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

Section 7.03   Registration Statement and Proxy Statement; Shyft Shareholder Meeting.

(a)   As promptly as reasonably practicable following the date of this Agreement (but no earlier than February 14, 2025), the Parties shall jointly prepare and cause to be filed with the SEC (i) a proxy statement in preliminary form, as required by the Exchange Act, relating to the Shyft Shareholder Meeting (together with any exhibits, amendments or supplements thereto, the “Proxy Statement”), and (ii) a registration statement on Form S-4 pursuant to which the shares of Aebi Schmidt Common Stock issuable in connection with the Transactions will be registered with the SEC and in which the Proxy Statement will be included as a prospectus (together with any exhibits, amendments or supplements thereto, the “Registration Statement”). Except in the event of a Shyft Adverse Recommendation Change, the Proxy Statement shall include the Shyft Board Recommendation. Each Party shall (i) notify the other Parties as promptly as reasonably practicable upon the receipt of any comments from the SEC regarding the Proxy Statement or the Registration Statement or of any request from the SEC for amendments or supplements to the Proxy Statement or the Registration Statement, and (ii) provide the other Parties with copies of all relevant correspondence between such Party and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Registration Statement. Each of the Parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement and the Registration Statement.

(b)   Each of the Parties shall use its reasonable best efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act, (ii) keep the Registration Statement effective as long as necessary to consummate the Merger and (iii) respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement or the Registration Statement, as applicable. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Parties shall provide the other Parties and their counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response. None of the Parties or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement unless it consults with the other Parties in advance and, to the extent permitted by the SEC, allows the other Parties to participate.

(c)   Shyft shall cause the definitive Proxy Statement to be mailed to Shyft’s shareholders as of the record date established for the Shyft Shareholder Meeting as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC.

(d)   Each Party shall, and shall cause their respective Affiliates to, (x) furnish to the other Parties all information (including financial statements and any supporting schedules) concerning such Party and its Subsidiaries, Affiliates, directors, officers, shareholders (direct and indirect) and such other matters as may be required in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement and any other filings required to be made in respect of the Transactions, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Registration Statement, (y) otherwise assist and cooperate with the other Parties and their respective Representatives in the preparation of the Proxy Statement and the Registration Statement and the resolution of comments from the SEC (or the staff of the SEC), and (z) provide information necessary for the preparation of any pro forma financial statements and related footnotes required by Applicable Law to be included in the Proxy Statement and the Registration Statement and any other filings required to be made by the Parties in respect of the Transactions, which information shall, in each case, be in a form acceptable for filing in the Registration Statement and completed no later than March 31, 2025.

(e)   In accordance with the Shyft Organizational Documents and Applicable Laws, Shyft shall use reasonable best efforts to, as promptly as reasonably practicable, establish a record date for, and as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, give notice of a meeting of its shareholders for purposes of seeking the Shyft Shareholder Approval (including any adjournment or postponement thereof, the “Shyft Shareholder Meeting”). Shyft shall use reasonable best efforts to duly call, convene and hold the Shyft Shareholder Meeting as promptly as reasonably practicable after the Registration Statement being declared effective by the SEC. Notwithstanding anything in this Agreement to the contrary, Shyft may postpone, recess or adjourn the Shyft Shareholder Meeting: (i) with the written consent of Aebi Schmidt; (ii) for the absence of a quorum at the Shyft Shareholder Meeting; (iii) after consultation in good faith with Aebi Schmidt, (A) to solicit additional proxies for the purpose of obtaining the Shyft Shareholder Approval, or (B) to allow reasonable additional time for the preparation, filing and distribution of any supplemental or amended disclosure which Shyft has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under Applicable Law and for such supplemental or amended disclosure to be disseminated to, and reviewed by, Shyft’s shareholders prior to the Shyft Shareholder Meeting; or (iv) otherwise where required to comply with Applicable Law following consultation with outside legal counsel; provided that, in the case of the foregoing clause (iii)(A), no such postponement or adjournment shall be for a period of more than twenty Business Days without Aebi Schmidt’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Without the prior written consent of Aebi Schmidt, the adoption and approval of this Agreement and the Transactions shall be the only matters (other than matters of procedure, including a proposal to adjourn the Shyft Shareholder Meeting, and matters required by Applicable Law to be voted on by Shyft’s shareholders in connection with the adoption of this Agreement, including the advisory vote required by Rule 14a-21(c) under the 1934 Act, and if such meeting is an annual meeting of the shareholders, any customary annual shareholder meeting matters) that Shyft shall propose be voted on by its shareholders at the Shyft Shareholder Meeting. Subject to Section 6.02, Shyft shall use its reasonable best efforts to obtain the Shyft Shareholder Approval and to comply with all legal requirements applicable to the Shyft Shareholder Meeting. Shyft agrees to provide Aebi Schmidt with reasonably detailed periodic updates concerning proxy solicitation results following the dissemination of the definitive Proxy Statement and the Registration Statement upon Aebi Schmidt’s reasonable request.

(f)   If at any time prior to the Effective Time, any Party becomes aware that any information contained in the Proxy Statement or the Registration Statement should, in the reasonable judgments of such Party be set forth in an amendment, or supplement, to the Proxy Statement or the Registration Statement, as applicable, so that the Proxy Statement and the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, then (i) such Party shall as promptly as reasonably practicable inform the other Parties, and (ii) Shyft, on the one hand, and Aebi Schmidt, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Proxy Statement and the Registration Statement. The Parties shall use reasonable best efforts to cause the Proxy Statement or the Registration Statement, as so amended or supplemented, to be filed with the SEC, to the extent required by Applicable Law, and Shyft shall cause such Proxy Statement to be disseminated to Shyft’s shareholders, in each case pursuant to Applicable Law and subject to the terms and conditions of this Agreement and the Shyft Organizational Documents.

(g)   Notwithstanding anything herein to the contrary (including Section 3.08 or Section 4.09), each Party makes no representation or warranty with respect to any information provided by or required to be provided by each other Party, and/or by their auditors, legal counsel, financial advisors, consultants, advisors or other Representatives specifically for use in the Proxy Statement and the Registration Statement.

Section 7.04   Nasdaq Listing.

(a)   The Parties shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shyft Common Stock from Nasdaq and the deregistration of the Shyft Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b)   The Parties shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Aebi Schmidt Common Stock being issued pursuant to Section 2.03 on Nasdaq no later than the Effective Time, subject to official notice of issuance. In furtherance and not in limitation of the foregoing, the Parties shall provide the information required for an initial listing application pursuant to Nasdaq Rule 5200 and shall cooperate with each other in the preparation of such application and obtaining such listing.

Section 7.05   Employee Matters.

(a)   During the period commencing at the Effective Time and ending on the first (1st) anniversary of the Closing Date, each individual who is employed by Shyft or one of its Subsidiaries as of immediately after to the Effective Time (other than employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement) to the extent they remain employed by the Surviving Corporation, its Subsidiaries or their respective Affiliates (the “Shyft Continuing Employees”) shall receive from Aebi Schmidt, the Surviving Corporation or an Affiliate thereof (i) a base salary or hourly wage rate that is no less than the base salary or hourly wage rate provided to such employee by the Shyft or any of its Subsidiaries as of immediately prior to the Effective Time, (ii) a target annual cash incentive opportunity that is not less favorable than the target annual cash incentive opportunities provided by Shyft or any of its Subsidiaries to such employee immediately prior to the Effective Time, (iii) target equity-based incentive compensation opportunities that are no less favorable in the aggregate than the target equity-based incentive compensation opportunities provided by Shyft or any of its Subsidiaries to such employee immediately prior to the Effective Time, and (iv) employee benefits that are no less favorable in the aggregate than the employee benefits provided by Shyft and any of its Subsidiaries to such employee as of immediately prior to the Effective Time.

(b)   As of the Effective Time, the Surviving Corporation shall, or shall cause its Affiliates to, use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Shyft Continuing Employee under any welfare plans maintained by the Surviving Corporation or any of its Affiliates that such employees may be eligible to participate in after the Effective Time and to the same extent that such pre-existing condition, waiting period or similar limitation was satisfied or waived under the corresponding Shyft Employee Plan prior to the Closing Date, and (ii) credit, or cause to be credited to Shyft Continuing Employees, amounts paid by any Shyft Continuing Employee for any copayments, deductibles, offsets, or similar payments made under any

Shyft Employee Plan during the plan year which includes the Closing Date for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable welfare plans of the Surviving Corporation, or any of its Affiliates, to the same extent credit was provided in respect of such copayments, deductibles, offsets and similar payments under the corresponding Shyft Employee Plan prior to the Closing. In addition, as of the Effective Time, the Surviving Corporation shall, or shall cause its Affiliates to, give Shyft Continuing Employees full credit for all purposes (including for purposes of eligibility, vesting, level of benefits and benefit accrual) any “employee benefit plans” (as defined in Section 3(3) of ERISA) maintained by the Surviving Corporation or any of its Affiliates in which such employees may be eligible to participate after the Effective Time for such Shyft Continuing Employees’ service with Shyft or any Affiliate of Shyft (or any predecessor thereof) to the same extent that such service was credited for purposes of any comparable Shyft Employee Plan immediately prior to the Effective Time, provided that, in no event shall service prior to the Effective Time be required to be taken into account if such service credit would result in the duplication of benefits.

(c)   No provision of this Section 7.05 shall be construed as a limitation on the right of Shyft, or any Subsidiary or Affiliate of Shyft (including, after the Closing, the Surviving Corporation or any of its Subsidiaries or Affiliates), to (i) amend, modify or terminate any Aebi Schmidt Benefit Plan or any other compensation or benefit plan or arrangement for any purpose including those maintained by Shyft or any of its Affiliates, nor shall any provision of this Section 7.05 be construed to require the continuation of the employment of any particular Shyft Continuing Employee. The provisions of this Section 7.05 are solely for the benefit of the Parties, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Section 7.05, and nothing herein shall be construed as amendment to any Aebi Schmidt Benefit Plan or employee benefit plan of Shyft or any of its Subsidiaries (including, after the Closing, the Surviving Corporation or any of its Subsidiaries or Affiliates) or other compensation or benefit plan or arrangement for any purpose.

Section 7.06   Certain Tax Matters.

(a)   Aebi Schmidt shall use reasonable best efforts to obtain, and Shyft shall use reasonable best efforts in supporting Aebi Schmidt to obtain, confirmation of the Swiss Tax Rulings by the competent Swiss Tax Authorities as soon as practicable following the date of this Agreement (and, with respect to the Required Swiss Tax Ruling, to the extent reasonably possible, prior to the date the Proxy Statement or the Form S-4, as applicable, shall have been declared effective by the SEC). Aebi Schmidt shall promptly provide Shyft with all information and documents necessary in connection with obtaining the Swiss Tax Rulings and in furtherance thereof shall promptly inform Shyft of any developments which may affect the ruling process. The Parties shall cooperate in obtaining the Swiss Tax Rulings and shall take the other Party's reasonable comments into account.

(b)   Prior to the Effective Time, none of Aebi Schmidt, any Subsidiary of Aebi Schmidt, Shyft, or any Subsidiary of Shyft shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to (i) prevent the Merger from qualifying for the Intended US Tax Treatment or (ii) cause Aebi Schmidt to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions, in all cases excluding any failure to act where the action would be prohibited by this Agreement (without an amendment, disregarding Section 7.06(c) for this purpose)). Except as otherwise required by applicable Law, the Parties shall, and shall cause their affiliates to, treat, for U.S. federal income tax purposes, (A) the Transactions consistently with the Intended US Tax Treatment and (B) Aebi Schmidt as a foreign corporation for U.S. federal income tax purposes. No Party shall, or shall permit its affiliates to, take any position for Tax purposes inconsistent therewith, except to the extent otherwise required by applicable Law. Each Party agrees that this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding any provision in this Agreement to the contrary, none of Aebi Schmidt, any Subsidiary of Aebi Schmidt, Shyft, any Subsidiary of Shyft, Holdco or the Surviving Corporation shall have any liability or obligation to any holder of Shyft Securities or Aebi Schmidt Securities should the Merger fail to qualify for the Intended US Tax Treatment or should Aebi Schmidt be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code or the Treasury Regulations promulgated thereunder.

(c)   Each Party shall promptly notify the other Party in writing if, before the Effective Time, such Party knows or has reason to believe that (i) the Merger may not qualify for the Intended US Tax Treatment or (ii) Aebi Schmidt may be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case as a result of the Transactions. If, due to any change in applicable Law prior to the Effective Time, Aebi Schmidt would be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions, the Parties shall work together in good faith to change the method or structure of effecting the combination of Shyft and Aebi Schmidt (including the provisions of ARTICLE I and ARTICLE II) as necessary to prevent such result while preserving the relative economics of the Parties, the Aebi Schmidt shareholders and the Shyft shareholders in all material respects. The Parties agree to reflect any such agreed-upon change in an appropriate amendment to this Agreement executed by the Parties in accordance with Section 10.13.

(d)   Each Party shall reasonably cooperate with the other Party and shall provide any information as shall be reasonably requested by such other Party in connection with such other Party obtaining an opinion from its tax advisors in connection with the transactions, including (i) with respect to the Intended US Tax Treatment and/or (ii) that Aebi Schmidt will not be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, in each case, as a result of the Transactions. Without limiting the foregoing, each of Shyft, on the one hand, and Aebi Schmidt, on the other hand, shall use its reasonable best efforts to cause its officers to execute and deliver to PricewaterhouseCoopers AG and Davis Polk & Wardwell LLP tax representation letters substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2, respectively, at such time or times as such advisor shall reasonably request, including (i) on the date the Proxy Statement or the Form S-4, as applicable, shall have been declared effective by the SEC, (ii) on such other date(s) as determined reasonably necessary by such advisor in connection with the preparation and filing of the Proxy Statement or the Form S-4, (iii) at the Closing and (iv) on such other dates as determined reasonably necessary or appropriate by such advisor.

(e)   After the Closing, Aebi Schmidt and Shyft (i) shall, and shall cause the Surviving Corporation to, comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) and (ii) with respect to each “five-percent transferee shareholder” of Aebi Schmidt within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) that informs Aebi Schmidt that it intends to enter into, or has entered into, a gain recognition agreement with the IRS under Treasury Regulations Section 1.367(a)-8 with respect to any of the Transactions, shall use commercially reasonable efforts to make arrangements with such shareholder that are intended to reasonably ensure that such shareholder will be informed of any events that may affect such gain recognition agreement, including triggering events or other gain recognition events under Treasury Regulations Section 1.367(a)-8.

(f)   Without limiting Section 2.03(e), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by Aebi Schmidt and expressly shall not be a liability of the holders of Aebi Schmidt Common Stock or Shyft Common Stock. Aebi Schmidt shall, at its own expense, timely file or cause to be timely filed any Tax Return or other document with respect to such Taxes or fees. In the event that the Merger is not consummated, each Party shall itself be responsible for any such Taxes and fee incurred unless explicitly agreed otherwise herein.

(g)   Aebi Schmidt and Holdco shall cause Holdco to be an entity that is disregarded from Aebi Schmidt for U.S. federal income tax purposes from the time of Holdco’s formation until after the completion of the transactions described in Section 2.03.

Section 7.07   Public Announcements.

(a)   The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by Aebi Schmidt and Shyft. Following such initial press release, Shyft and Aebi Schmidt shall consult with each other before issuing or making, and shall mutually agree upon the content and timing of, any additional press release, press conference, conference call or meeting with investors or analysts, or any other communication with respect to this Agreement or the Transactions, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, the party proposing to issue such press release or make such public announcement shall, to the extent reasonably permissible under such Applicable Law or listing agreement and reasonably practicable under the circumstances, consult in good faith with the other party before issuing any such press release or making any such public announcement).

(b)   The restrictions set forth in this Section 7.07 shall not apply to any release or public statement (i) made or proposed to be made by Shyft in compliance with Section 6.02 with respect to the matters contemplated by Section 6.02 or (ii) in connection with any dispute between the Parties regarding this Agreement, any Ancillary Agreement or the Transactions. Furthermore, for the avoidance of doubt, this Section 7.07 shall not apply to any release or public statement made or proposed made by either Party in the ordinary course of business and which does not relate to this Agreement or the Transactions.

Section 7.08   Notices of Certain Events. Each of the Parties shall promptly advise the other Parties of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (B) subject to Applicable Law, any notice or other communication from any Governmental Authority in connection with the Transactions (other than such communications contemplated in Section 7.01, which shall be governed by such Section); (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Aebi Schmidt or any of its Subsidiaries, or Shyft or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect, in the case of Aebi Schmidt, or a Shyft Material Adverse Effect, in the case of Shyft; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 7.08 shall not constitute the failure of any condition set forth in ARTICLE VIII to be satisfied unless the underlying change, event or fact would independently result in the failure of a condition set forth in ARTICLE VIII to be satisfied.

Section 7.09   Section 16(a) Matters. Prior to the Effective Time, Aebi Schmidt and Shyft shall each take such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act necessary or appropriate any dispositions of shares of Shyft Common Stock (or conversion of any derivative securities in respect of such shares of Shyft Common Stock) that are treated as dispositions under such rule and any acquisition of Aebi Schmidt Common Stock (or any derivative securities in respect of Aebi Schmidt Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Shyft immediately prior will become subject to such reporting requirements with respect to Aebi Schmidt, in connection with the consummation of the Transactions to the Effective Time.

Section 7.10   Filing of Form S-8; Listing of Additional Shares. As soon as practicable following the Effective Time, Aebi Schmidt shall file a registration statement on Form S-8 (or any successor form) if available with respect to the shares of Aebi Schmidt Common Stock issuable with respect to the Aebi Schmidt RSUs issuable pursuant to Section 2.05, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Aebi Schmidt RSUs issued pursuant to Section 2.05 remain outstanding. Aebi Schmidt shall at times ensure that there will remain a sufficient number of unissued shares of Aebi Schmidt Common Stock to meet its share issuance obligations in connection with the Aebi Schmidt RSUs. Each Party shall take all action reasonably necessary to cause shares of Aebi Schmidt Common Stock to be issuable upon the settlement of the Aebi Schmidt RSUs, to be approved for listing on Nasdaq at or prior to the Effective Time.

Section 7.11   Transaction Litigation. Each of Aebi Schmidt and Shyft shall promptly notify the other in writing of any stockholder or shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party reasonably informed on a prompt basis regarding any Transaction Litigation. Each of Aebi Schmidt and Shyft shall (i) cooperate with the other in the defense or settlement of any Transaction Litigation, (ii) give the other Party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation, and (iii) give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Closing, none of Shyft, Aebi Schmidt nor any of their respective Subsidiaries shall cease to defend, consent to the entry of any judgement, settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Shyft and its Subsidiaries, Aebi Schmidt, and, in the case of Aebi Schmidt and its Subsidiaries, Shyft (in each case, which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.12   Takeover Statutes. Each of Shyft, Aebi Schmidt, Holdco and Merger Sub shall (A) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar Applicable Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of Aebi Schmidt Common Stock or Shyft Common Stock (as applicable), or any similar provision of the Aebi Schmidt Organizational Documents or the Shyft Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (B) if any such anti-takeover law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or regulation on the Transactions.

Section 7.13   Director and Officer Liability.

(a)   For a period of six years from the Effective Time, Aebi Schmidt shall, and shall cause the Surviving Corporation to (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by Aebi Schmidt or Shyft, as applicable, pursuant to the Aebi Schmidt Organizational Documents, the Shyft Organizational Documents, the governing or organizational documents of any Subsidiary of Aebi Schmidt or of Shyft and any indemnification agreements in existence as of the date hereof, each present and former director or officer of Aebi Schmidt, Shyft and their respective Subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other Person if such service was at the request or for the benefit of Aebi Schmidt, Shyft or any of their respective Subsidiaries) (collectively, the “D&O Indemnified Parties”) against losses, damages, liabilities, costs, expenses (including attorneys’ fees, costs and expenses), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising out of the fact that such Person is or was a director or officer of Aebi Schmidt, Shyft or any of their Subsidiaries or pertaining to matters existing or occurring at or prior to the Closing, including the Transactions; provided that in the case of advancement of expenses, any D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification; and (ii) use reasonable best efforts to cooperate in the defense of any such matter until it is determined that such D&O Indemnified Party is not eligible for indemnification.

(b)   At or prior to the Effective Time, Shyft and Aebi Schmidt shall obtain and fully pay the premium for the non-cancellable extension of their respective directors’ and officers’ liability insurance maintained by Shyft and Aebi Schmidt, respectively, as of the date hereof (the “D&O Tail”), which shall (i) be for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from Shyft’s and Aebi Schmidt’s respective insurance carrier as of the date hereof with respect to such coverage or a substantially comparable insurance carrier with the same or better credit rating, and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Shyft’s and Aebi Schmidt’s respective existing policies; provided that in no event shall Shyft or Aebi Schmidt expend for the D&O Tail pursuant to this sentence an amount in excess of 300% of the aggregate annual premium paid by Shyft or Aebi Schmidt, respectively, in its last full fiscal year for their respective existing policies; and provided, further, that if the aggregate premiums of the D&O Tail coverage exceeds such amount, Aebi Schmidt shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)   The provisions of this Section 7.13 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. If Shyft, the Surviving Corporation, Aebi Schmidt or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Shyft, the Surviving Corporation and/or Aebi Schmidt, as applicable, will cause proper provision to be made so that the successors and assigns of Shyft, the Surviving Corporation and/or Aebi Schmidt, as applicable, will expressly assume the obligations set forth in this Section 7.13.

(d)   The Parties acknowledge and agree that from and after the Effective Time, the governing documents of Aebi Schmidt, the Surviving Corporation and their respective Subsidiaries shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the intended beneficiaries of such provisions as those provisions that are set forth in the governing documents of Shyft and its Subsidiaries, as applicable, on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party except to the extent that such modification is required by Applicable Law. For a period of six years from the Effective Time, Aebi Schmidt shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any D&O Indemnified Party, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any D&O Indemnified Party thereunder (excepted as otherwise expressly permitted thereunder).

(e)   The rights of each D&O Indemnified Party under this Section 7.13 shall be in addition to any rights such Person may have under the articles or certificate of incorporation or bylaws of Shyft, Aebi Schmidt or any of their respective Subsidiaries, under the MCL, or any other Applicable Law or under any agreement of any D&O Indemnified Party with Shyft or its Subsidiaries. This Section 7.13 is intended to benefit each D&O Indemnified Party (and his or her respective heirs, successors and assigns), each of whom is an intended third party beneficiary hereof and may enforce the provisions of this Section 7.13 (whether or not he or she is a party to this Agreement).

Section 7.14   Governing Documents.

(a)   The Parties will take all such actions necessary such that, at the Effective Time:

(i)   The total number of issued and outstanding shares of Aebi Schmidt Common Stock shall be a number of approximately 77,599,384.

(ii)   The Board of Directors of Aebi Schmidt will consist of the eleven directors set forth in Section 7.14(a)(i) of the Aebi Schmidt Disclosure Schedules, at least a majority of whom shall qualify as “independent” pursuant to the listing and corporate governance rules and regulations of Nasdaq.

(iii)   The Chairperson of the Board of Directors of Aebi Schmidt shall be the individual set forth in Section 7.14(a)(iii) of the Aebi Schmidt Disclosure Schedules.

(iv)   The Articles of Association of Aebi Schmidt shall, as of immediately prior to the Effective Time and until amended after the Effective Time in accordance with their terms, be as set forth on Exhibit E (the “Amended Articles”).

(v)   Aebi Schmidt shall adopt a charter for the Governance and Sustainability Committee of the Board of Directors of Aebi Schmidt substantially in the form attached hereto as Exhibit F.

Section 7.15   Aebi Schmidt Final Stockholder Approval(a). Within 60 days after the date of this Agreement, Aebi Schmidt shall hold an extraordinary general meeting of the shareholders of Aebi Schmidt in the presence of a notary, to the extent required, at which the shareholders of Aebi Schmidt will approve the Transactions and the Debt Financing, including by approving (i) the share combination and share split (ratio 2:15) and the ordinary capital increase by issuing the a number of shares of Aebi Schmidt Common Stock necessary such that the total number of issued and outstanding shares of Aebi Schmidt Common Stock as of immediately following the Effective Time of approximately 77,599,384, it being understood that Aebi Schmidt may use treasury shares to round up any fractions resulting from the share combination and share split, (ii) the currency conversion to USD as well as a capital decrease to round down the nominal value of Aebi Schmidt Common Stock to USD1.00, (iii) the adoption of Amended Articles to consummate the Transactions, and (iv) any matters contemplated by the Support Agreement (the “Aebi Schmidt Final Stockholder Approval”), and Aebi Schmidt shall take the necessary steps to adopt and implement these resolutions. Should the resolution for an ordinary capital increase or any other resolution lapse before Closing, Aebi Schmidt shall take the necessary steps to ensure that the Aebi Schmidt Final Stockholder Approval is in full effect at the Closing.

Section 7.16   Holdco Consent(a). Immediately after the execution and delivery of this Agreement, the sole member of Holdco shall execute and deliver to Shyft the Holdco Consent.

Section 7.17   Merger Sub Consent. Immediately after the execution and delivery of this Agreement, Holdco, in its capacity as the sole shareholder of Merger Sub, shall execute and deliver to Shyft the Merger Sub Consent.

Section 7.18   Financing Cooperation.

(a)   Pursuant to, and subject to the terms and conditions of, the Commitment Papers, the Lenders have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in the Commitment Papers. During the period from the date of this Agreement to the Effective Time (or, if earlier, the date that Shyft delivers an Alternative Financing Election Notice), Shyft shall use its reasonable best efforts to provide necessary, customary, proper, and advisable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Aebi Schmidt.

(b)   Notwithstanding the foregoing, nothing in this Section 7.18 shall require Shyft or any of its Subsidiaries to:

(i)   take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in ARTICLE VIII to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by Shyft;

(ii)   take any action in respect of the Debt Financing that would conflict with or violate Shyft’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which Shyft or any of its subsidiaries is a party;

(iii)   take any action to the extent such action would (A) interfere with the business or operations of Shyft or its Subsidiaries or (B) cause significant competitive harm to Shyft or its Subsidiaries if the Transactions are not consummated;

(iv)   execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (except notices of prepayment or borrowing notices) or take any corporation action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v)   pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;

(vi)   issue any bank information memoranda, lender presentations, or similar documents;

(vii)   provide access to or disclose information where Shyft determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or Contract (but shall use reasonable best efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Applicable Law or Contract);

(viii)   subject any of Shyft’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability;

(ix)   cause the directors and managers of Shyft or its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Aebi Schmidt shall have determined that such directors and managers are to remain as directors and managers of Shyft or its Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing;

(x)   waive or amend any terms of this Agreement or any other Contract to which Shyft or its Subsidiaries is party; or

(xi)   take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Commitment Papers, the definitive documents related to the Debt Financing, the Debt Financing or any information utilized in connection therewith (in each case except following the Closing).

(c)   Shyft and its Subsidiaries and Affiliates and their respective Representatives shall be deemed to have complied with this Section 7.18 for all purposes of this Agreement, unless and only to the extent the Debt Financing has not been obtained as a result of Shyft’s Willful Breach of its obligations under this Section 7.18 and if Aebi Schmidt has given Shyft written notice of its breach of its obligations under this Section 7.18 and a reasonable opportunity to cure prior to Closing. The Parties acknowledge that this Section 7.18 represents the sole obligation of Shyft and its Subsidiaries and Affiliates and their respective Representatives with respect to cooperation in connection with the Debt Financing and no other provision of the Agreement (including any exhibits and schedules) shall be deemed to expand or modify such obligations in any respect.

(d)   Aebi Schmidt shall promptly, upon request by Shyft, reimburse Shyft for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Shyft or any of its Subsidiaries in connection with the cooperation of Shyft and its Subsidiaries contemplated by this Section 7.18 and shall indemnify and hold harmless Shyft, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the bad faith or willful misconduct of Shyft, any of its Subsidiaries or their respective Representatives or Affiliates, and the foregoing obligations shall survive termination of this Agreement.

Section 7.19   Name and Ticker. From the date hereof until the Closing, Shyft and Aebi Schmidt shall (i) cooperate in good faith to agree on a new name and ticker symbol for Aebi Schmidt, and (ii) use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC such that, effective as of the Closing or as soon as reasonably practicable thereafter, Aebi Schmidt’s name and ticker symbol are changed to the name and ticker symbol mutually agreed by Shyft and Aebi Schmidt.

Section 7.20   NGC Charter and Lock-ups.

(a)   From the date hereof until the Closing, Shyft shall use reasonable best efforts to amend the charter of its Governance and Sustainability Committee to provide for the trading restrictions on shares of Shyft Common Stock, as specified in Section 7.20 of the Shyft Disclosure Schedules, by members of the Board of Directors of Shyft and specified senior officers of Shyft.

(b)   From the date of this Agreement, Shyft shall (i) keep in force, apply and enforce, and shall not amend, alter or waive (generally or on a case-by-case-basis), Shyft’s share ownership guidelines that are in force at the date of this Agreement (the “Shyft Share Ownership Guidelines”), and (ii) use its reasonable best efforts to cause all members of the Board of Directors of Shyft and certain senior officers of Shyft, as specified in Section 7.20 of the Shyft Disclosure Schedules, to enter into lock-up agreements with Aebi Schmidt with respect to their Aebi Schmidt Common Stock promptly after the date of this Agreement containing trading restrictions (A) with respect to Persons other than Shyft’s current Chief Executive Officer, for a period of at least 12 months after the Closing, and (B) with respect to Shyft’s current Chief Executive Officer, (y) for a period of 12 months after the Closing, and (z) for a period thereafter as long as he is bound by an advisory arrangement with Aebi Schmidt on terms substantially the same as those currently set forth in the Shyft Share Ownership Guidelines. Furthermore, the Parties shall cause that the election of any existing member of the Board of Directors of Shyft to the Board of Directors of Aebi Schmidt with effect as of the Closing pursuant to Section 7.14, shall only be conducted if such member has executed such a lock-up agreement prior to such election.

Section 7.21   Aebi Schmidt Stock Plan(a). Without limiting Aebi Schmidt’s obligations under Section 5.01, including Section 5.01(b)(iii), from the date hereof until the Closing, Aebi Schmidt shall use reasonable best efforts to minimize the exercise of any repurchase and resale rights under the Aebi Schmidt Stock Plan from the date hereof until the Aebi Schmidt Stock Plan terminates in accordance with Section 2.06.

ARTICLE VIII
Conditions Precedent

Section 8.01   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Transactions, including the Merger, shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by each of the Parties, at or prior to the Closing, of the following conditions:

(a)   Shyft Shareholder Approval. The Shyft Shareholder Approval shall have been obtained.

(b)   Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Merger shall have expired or been terminated, (ii) CFIUS Clearance shall have been obtained, and (iii) all required consents, approvals, non-disapprovals and other authorizations of any Governmental Authority pursuant to the filings set forth in Section 8.01(b) of the Aebi Schmidt Disclosure Schedule shall have been obtained (all such consents, approvals, non-disapprovals, authorizations, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions, being the “Requisite Regulatory Approvals”).

(c)   Absence of Orders. No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction or otherwise be in effect that prohibits or makes illegal consummation of the Merger or any of the other Transactions.

(d)   Nasdaq Listing. All shares of Aebi Schmidt Common Stock to be issued pursuant to Section 2.03 shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e)   Registration Statement. The Registration Statement shall have been declared effective by the SEC under the 1933 Act and shall not be the subject of any stop order or Proceeding seeking a stop order.

(f)   Aebi Schmidt Final Stockholder Approval. The Aebi Schmidt Final Stockholder Approval shall have been obtained.

(g)   Swiss Tax Ruling. The Required Swiss Tax Ruling has been confirmed in all material aspects and without material reservations (Vorbehalte) by the Swiss Federal Tax Administration.

Section 8.02   Conditions to Obligation of Aebi Schmidt. The obligation of Aebi Schmidt, Holdco, and Merger Sub to effect the Transactions, including the Merger, shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Aebi Schmidt, at or prior to the Closing, of the following conditions:

(a)   Accuracy of Representations of Shyft:

(i)   Each of the representations and warranties of Shyft contained in the first two sentences of Section 4.05(a) (Capitalization), Section 4.05(b) (Capitalization) and Section 4.10(ii) (Absence of Certain Changes) shall be true and correct in all respects (subject to only de minimis exceptions in the case of Section 4.05(a) and Section 4.05(b) (Capitalization)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions in the case of Section 4.05(a) and Section 4.05(b) (Capitalization)) as of such specific date);

(ii)   Each of the representations and warranties of Shyft contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02(a) and Section 4.02(b) (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05 (Capitalization) (other than Section 4.05(a) and Section 4.05(b)), and Section 4.26 (Finders’ Fees) (disregarding all qualifications and exceptions contained therein regarding “materiality,” “Shyft Material Adverse Event” or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii)   Each of the representations and warranties of Shyft contained in this Agreement other than those specified in Section 8.02(a)(i) and Section 8.02(a)(ii) (disregarding all qualifications and exceptions contained therein regarding “materiality,” “Shyft Material Adverse Effect” or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Shyft Material Adverse Effect.

(b)   Performance of Obligations of Shyft. Shyft shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)   Certificate. Aebi Schmidt shall have received a certificate signed on behalf of Shyft by an executive officer of Shyft to the effect that the conditions set forth in Section 8.02(a) (Accuracy of Representations of Shyft), and Section 8.02(b) (Performance of Obligations of Shyft) have been satisfied.

(d)   Shyft Material Adverse Event. Since the date of this Agreement, there shall not have been any Shyft Material Adverse Effect or any event, circumstance, development, occurrence, change or effect that would, individually or in the aggregate, reasonably be expected to have a Shyft Material Adverse Effect.

Section 8.03   Conditions to Obligation of Shyft. The obligation of Shyft to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Shyft, at or prior to the Closing, of the following conditions:

(a)   Accuracy of Representations of Aebi Schmidt:

(i)   Each of the representations and warranties of Aebi Schmidt contained in Section 3.05(a) (Capitalization) and Section 3.09(b) (Absence of Certain Changes) shall be true and correct in all respects (subject to only de minimis exceptions in the case of Section 3.05(a) (Capitalization)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions in the case of Section 3.05(a) (Capitalization)) as of such specific date);

(ii)   Each of the representations and warranties of Aebi Schmidt contained in the first and fourth sentence of Section 3.01(a) (Corporate Existence and Power), Section 3.02(a) and Section 3.02(b) (Corporate Authorization), Section 3.04(a) (Non-Contravention), Section 3.05 (Capitalization) (other than Section 3.05(a)), and Section 3.24 (Finders’ Fees) (disregarding all qualifications and exceptions contained therein regarding “materiality,” “Aebi Schmidt Material Adverse Effect” or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii)   Each of the representations and warranties of Aebi Schmidt contained in this Agreement other than those specified in Section 8.03(a)(i) and Section 8.03(a)(ii) (disregarding all qualifications and exceptions contained therein regarding “materiality,” “Aebi Schmidt Material Adverse Effect” or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Aebi Schmidt Material Adverse Effect.

(b)   Performance of Obligations of Aebi Schmidt. Each of Aebi Schmidt, Holdco, and Merger Sub shall have performed in all material respects their respective obligations, and complied in all material respects with all agreements and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)   Certificate. Shyft shall have received a certificate signed on behalf of Aebi Schmidt by an executive officer of Aebi Schmidt to the effect that the conditions set forth in Section 8.03(a) (Accuracy of Representations of Aebi Schmidt), and Section 8.03(b) (Performance of Obligations of Aebi Schmidt), have been satisfied.

(d)   Debt Financing. The Debt Financing or the Alternative Financing, as the case may be, shall have been obtained and, substantially concurrently with the Closing, consummated.

(e)   Aebi Schmidt Material Adverse Event. Since the date of this Agreement, there shall not have been any Aebi Schmidt Material Adverse Effect or any event, circumstance, development, occurrence, change or effect that would, individually or in the aggregate, reasonably be expected to have a Aebi Schmidt Material Adverse Effect.

ARTICLE IX
Termination and Amendment

Section 9.01   Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (except as otherwise expressly provided below, whether before or after receipt of the Shyft Shareholder Approval or the effectiveness of the Aebi Schmidt Final Stockholder Approval, the Holdco Consent or the Merger Sub Consent), by action taken or authorized by the board of directors of the terminating Party or Parties:

(a)   by mutual written agreement of Aebi Schmidt and Shyft;

(b)   by either Aebi Schmidt or Shyft, if:

(i)   any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the Merger or the Closing; provided that, the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the issuance of such Order;

(ii)   the Shyft Shareholder Approval shall not have been obtained at a Shyft Shareholder Meeting (or any adjournment or postponement thereof at which the vote was taken on the Transactions);

(iii)   the Aebi Schmidt Final Stockholder Approval shall not have been obtained;

(iv)   the Required Swiss Tax Ruling shall not have been confirmed in all material aspects and without material reservations (Vorbehalte) by the Swiss Federal Tax Administration; or

(v)   the Merger shall not have been consummated on or before 5:00 p.m., New York time, on the date that is nine months after the date of this Agreement (as such date may be extended pursuant to the following proviso, the “End Date”); provided that, if on the End Date, one or more of the conditions to the Closing set forth in (A) Section 8.01(b) (Requisite Regulatory Approvals) or (B) Section 8.01(c) (Absence of Orders) (if, in the case of this subclause (B), the

Order or Applicable Law relates to a Requisite Regulatory Approval) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived on such date) or waived, then the End Date shall be extended for an additional three months if either Aebi Schmidt or Shyft notifies the other Party in writing on or prior to 5:00 p.m., New York time on the date that is nine months after the date of this Agreement of its election to so extend the End Date; provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 9.01(b)(v) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated on or before such time;

(c)   by Aebi Schmidt, if:

(i)   a Shyft Adverse Recommendation Change shall have been made at any time prior to the Shyft Shareholder Approval; or

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Shyft set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Shyft) or Section 8.02(b) (Performance of Obligations of Shyft) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the thirty-(30)-day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Shyft, within thirty (30) days following written notice to Shyft from Aebi Schmidt of such breach or failure to perform stating Aebi Schmidt’s intention to terminate this Agreement pursuant to this Section 9.01(c)(ii); provided that, Aebi Schmidt may terminate this Agreement under this Section 9.01(c)(ii) only so long as Aebi Schmidt, Holdco and Merger Sub are not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Aebi Schmidt, Holdco and Merger Sub would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of Aebi Schmidt) or Section 8.03(b) (Performance of Obligations of Aebi Schmidt) not to be satisfied; or

(d)   by Shyft, if:

(i)   breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aebi Schmidt, Holdco or Merger Sub, as applicable, set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of Aebi Schmidt) or Section 8.03(b) (Performance of Obligations of Aebi Schmidt) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the thirty-(30)-day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Aebi Schmidt, Holdco or Merger Sub, as applicable, within thirty (30) days following written notice to Aebi Schmidt from Shyft of such breach or failure to perform stating Shyft’s intention to terminate this Agreement pursuant to this Section 9.01(d)(i); provided that, Shyft may terminate this Agreement under this Section 9.01(d)(i) only so long as Shyft is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Shyft would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Shyft) or Section 8.02(b) (Performance of Obligations of Shyft) not to be satisfied;

(ii)   (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time) and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Aebi Schmidt of this Agreement), (B) Shyft has given written notice to Aebi Schmidt that it is ready, willing and able to take the actions within its control to consummate the Closing, and (C) Aebi Schmidt has not obtained the Debt Financing (or Aebi Schmidt and/or Shyft have not obtained Alternative Financing); or

(iii)   prior to receipt of the Shyft Shareholder Approval, the Board of Directors of Shyft authorizes Shyft to enter into a definitive agreement with respect to a Shyft Superior Proposal, in accordance with Section 6.02.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party specifying with particularity the reason for such termination, and any valid termination in accordance with Section 9.01 (other than Section 9.01(a)) shall be effective immediately upon delivery of such written notice to the other Party.

Section 9.02   Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any officer, director, employee, stockholder, shareholder or Representative of such Party) to the other Parties hereto; provided that, (i) subject to Section 9.03, no such termination shall relieve Shyft, Aebi Schmidt, Holdco or Merger Sub of any liabilities or damages of any kind to the other Party, as the case may be, resulting from fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement (which the Parties acknowledge and agree may not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by a Party’s shareholders (including, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of Shyft’s shareholders and taking into consideration all other relevant matters, including other combination opportunities and the time value of money), (ii) any payment of the Shyft Termination Fee or the Aebi Schmidt Termination Fee shall not relieve Shyft or Aebi Schmidt, as applicable, from any liability or obligation under Section 10.16, and (iii) any payment of the Aebi Schmidt

Termination Fee shall not relieve Aebi Schmidt from any liability or obligation under Section 10.16. The provisions of this Section 9.02, Section 9.03 and ARTICLE X (other than Section 10.12) shall survive any valid termination hereof pursuant to Section 9.01. In addition, the termination of this Agreement shall not affect the Parties’ respective obligations under the Confidentiality Agreement and the Clean Team Agreement, which shall survive in accordance with its terms.

Section 9.03   Termination Fee.

(a)   Shyft Termination Fee. If this Agreement is validly terminated:

(i)   by Aebi Schmidt pursuant to Section 9.01(c)(i) (Shyft Adverse Recommendation Change), or by Shyft or Aebi Schmidt pursuant to Section 9.01(b)(ii) (Shyft Shareholder Approval Not Obtained) at a time when this Agreement was terminable by Aebi Schmidt pursuant to Section 9.01(c)(i) (Shyft Adverse Recommendation Change); or

(ii)   by Shyft pursuant to Section 9.01(d)(iii) (Shyft Superior Proposal),

then, in each case, Shyft shall pay, or cause to be paid, to Aebi Schmidt, in cash, a fee in the amount of $13,664,855 (the “Shyft Termination Fee”). The Shyft Termination Fee shall be paid within two (2) Business Days after the date of termination of this Agreement.

(b)   Aebi Schmidt Termination Fee. If this Agreement is validly terminated (i) by Shyft pursuant to Section 9.01(d)(i) (Breach of Representation, Warranty or Covenant) as a result of any breach of Section 5.04 or Section 7.18, (ii) by Shyft pursuant to Section 9.01(d)(ii) (Failure to Close), or (iii) by Aebi Schmidt or Shyft pursuant to Section 9.01(b)(v) (Failure to Close by the End Date) at a time when Shyft had the right to terminate the Agreement pursuant to (x) Section 9.01(d)(i) (Breach of Representation, Warranty or Covenant) as a result of any breach of Section 5.04 or Section 7.18 or (y) Section 9.01(d)(ii) (Failure to Close), in each case, without giving effect to any notice requirement or cure period or right set forth therein, then Aebi Schmidt shall pay, or cause to be paid, to Shyft, in cash, a fee in the amount of $23,913,497 (the “Aebi Schmidt Termination Fee”). The Aebi Schmidt Termination Fee shall be paid within two (2) Business Days after the date of termination of this Agreement (or, in the case of any such termination by Aebi Schmidt as described in clause (iii) of this Section 9.03(b), prior to or concurrently with and as a condition precedent to such termination).

(c)   Any payment of the Shyft Termination Fee or the Aebi Schmidt Termination Fee, as the case may be, or the Collection Expenses shall be made by wire transfer of immediately available funds to an account designated in writing by Aebi Schmidt, respectively, Shyft.

(d)   The Parties agree and understand that (i) in no event shall Shyft be required to pay, or cause to be paid, the Shyft Termination Fee on more than one occasion in connection with the termination of this Agreement or the Transactions, (ii) in no event shall Aebi Schmidt be entitled, pursuant to this Section 9.03, to receive an amount greater than the Shyft Termination Fee plus any Collection Expenses, (iii) in no event shall Aebi Schmidt be required to pay, or cause to be paid, the Aebi Schmidt Termination Fee on more than one occasion in connection with the termination of this Agreement or the Transactions, (iv) in no event shall Shyft be entitled, pursuant to this Section 9.03, to receive an amount greater than the Aebi Schmidt Termination Fee plus any Collection Expenses in connection with any failure by Aebi Schmidt to consummate the Closing where required in accordance with this Agreement as a result of any failure to obtain and consummate the Debt Financing or any Alternative Financing. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, if Aebi Schmidt receives any payments from, or on behalf of, Shyft in respect of any breach of this Agreement and thereafter Aebi Schmidt receives the Shyft Termination Fee pursuant to this Section 9.03, the amount of such Shyft Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by, or on behalf of, Shyft in respect of any such breaches. The Parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, that, without these agreements, the Parties would not enter into this Agreement and that any amounts payable pursuant to this Section 9.03 do not constitute a penalty. In no event will (x) Aebi Schmidt be entitled to receive both (A) a grant of specific performance which results in the consummation of the Effective Time as contemplated in this Agreement, and (B) payment of the Shyft Termination Fee, or (x) Shyft be entitled to receive both (A) a grant of specific performance which results in the consummation of the Effective Time as contemplated in this Agreement, and (B) payment of the Aebi Schmidt Termination Fee.

(e)   If Shyft or Aebi Schmidt, as the case may be, fails to promptly pay any amount due pursuant to this Section 9.03, Shyft or Aebi Schmidt, as applicable, shall also pay any reasonable fees, costs and expenses (including reasonable and documented legal fees, costs and expenses) incurred by Aebi Schmidt or Shyft, respectively, in connection with a legal action to enforce this Agreement that results in a judgment for such amount against Shyft or Aebi Schmidt, as applicable (such fees, costs and expenses, collectively, “Collection Expenses”).

(f)   If (i) the Shyft Termination Fee is payable in accordance with Section 9.03, the payment of the Shyft Termination Fee by or on behalf of Shyft shall be Aebi Schmidt’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Laws or otherwise) against Shyft or any of its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and, in each case, upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions, and (ii) the Aebi Schmidt Termination Fee is payable in accordance with Section 9.03, the payment of the Aebi Schmidt Termination Fee by or on behalf of Aebi Schmidt shall be Shyft’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Laws or otherwise) against Aebi Schmidt or any of its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and, in each case, upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; provided that, nothing herein shall release Aebi Schmidt, Holdco, Merger Sub or Shyft from liability for fraud or Willful Breach.

ARTICLE X
General Provisions

Section 10.01   Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time, except for (A) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (B) this ARTICLE X.

Section 10.02   Notice. All notices, requests and other communications to any Party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)   if to Shyft, to:

The Shyft Group, Inc.
41280 Bridge St.

Novi, MI 48375
Attention: Josh Sherbin

Email: josh.sherbin@theshyftgroup.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:

James Dougherty

E-mail:

james.dougherty@davispolk.com

(b)   if to Aebi Schmidt, Holdco or Merger Sub, to:

Aebi Schmidt Holding AG
Leutschenbachstrasse 52

CH-8050 Zuerich
Switzerland
Attention:

Barend Fruithof

Thomas Schenkirsch

E-mail:

Barend.Fruithof@aebi-schmidt.com

Thomas.Schenkirsch@aebi-schmidt.com

with a copy (which shall not constitute notice) to:

Wuersch & Gering LLP
100 Wall Street, 10th Floor
New York, New York 10005
Attention:

Daniel A. Wuersch

Jake Brown

E-mail:

daniel.wuersch@wg-law.com
jake.brown@wg-law.com

Bär & Karrer AG
Brandschenkestrasse 90
CH-8002 Zurich, Switzerland
Attention:

Rolf Watter

Urs Kägi

E-mail:

rolf.watter@baerkarrer.ch
urs.kaegi@baerkarrer.ch

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon: actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail on a priority basis; on the Business Day immediately following delivery if sent by electronic mail; or on the next Business Day after deposit with an overnight courier providing proof of delivery, if sent by an overnight courier.

Section 10.03   Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that is (a) in effect as of the date of this Agreement, or (b) executed, delivered and effective after the date of this Agreement, that contains substantive terms that are no less restrictive, in the aggregate, to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making, publicly or privately, of a Shyft Acquisition Proposal.

“Aebi Schmidt Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (A) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction involving Aebi Schmidt or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of Aebi Schmidt’s consolidated assets, (B) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Aebi Schmidt Common Stock or securities of Aebi Schmidt representing more than 20% of the voting power of Aebi Schmidt or (C) to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Aebi Schmidt), directly or indirectly, in one or more transactions, assets or businesses of Aebi Schmidt or its Subsidiaries, representing more than 20% of the consolidated assets of Aebi Schmidt.

“Aebi Schmidt Balance Sheet Date” means October 31, 2024.

“Aebi Schmidt Common Stock” means (i) the current common stock of Aebi Schmidt, par value CHF 10 per share, or (ii) the common stock of Aebi Schmidt, par value $1.00 per share, as of immediately following the Exchange Agent’s contribution of the membership interests of Holdco to Aebi Schmidt and any subsequent entry of a capital increase in the commercial register of Aebi Schmidt, as applicable.

“Aebi Schmidt Confidential Data” means Personal Information, Intellectual Property, and any other information or data that is confidential, nonpublic, or proprietary relating to Aebi Schmidt or any of its Subsidiaries, or their customers, including information relating to their businesses, operations, personnel, properties, processes and products, finances, or technical practices, regardless of the form or format of the information (e.g., written, verbal, electronic or otherwise).

“Aebi Schmidt Credit Agreements” means, collectively, (i) that certain Credit Facilities Agreement, dated as of November 11, 2021, by and among Aebi Schmidt, as original guarantor, Aebi & Co. AG Maschinenfabrik, a Switzerland Aktiengesellschaft and a Subsidiary of Aebi Schmidt, and Aebi Schmidt International AG, a Switzerland Aktiengesellschaft and a Subsidiary of Aebi Schmidt (each of the foregoing, collectively as the borrowers party thereto), Zurcher Kantonalbank, Credit Suisse (Switzerland) Ltd. and UBS Switzerland AG (each of the foregoing, collectively as the arrangers and lenders party thereto), Zurcher Kantonalbank, as agent, and Credit Suisse (Switzerland) Ltd., as security agent, as amended by that certain Amendment Agreement, dated as of July 13, 2023, (ii) that certain Amended and Restated 2015 Shareholder Loan Agreement, dated as of December 9, 2021, by and between Aebi Schmidt, Gebuka AG and Zurcher Kantonalbank, (iii) that certain Amended and Restated 2018 Shareholder Loan Agreement, dated as of December 9, 2021, by and between Aebi Schmidt, Gebuka AG and Zurcher Kantonalbank, (iv) that certain Amended and Restated 2015 Shareholder Loan Agreement, dated as of December 9, 2021, by and between Aebi Schmidt, PCS Holding AG and Zurcher Kantonalbank, and (v) that certain Amended and Restated 2018 Shareholder Loan Agreement, dated as of December 9, 2021, by and between Aebi Schmidt, PCS Holding AG and Zurcher Kantonalbank.

“Aebi Schmidt Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Aebi Schmidt, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any current or former Aebi Schmidt Service Provider, or (b) for which Aebi Schmidt or any of its Subsidiaries has any liability or obligation, whether actual or contingent, including as a result of an ERISA Affiliate.

“Aebi Schmidt International Plan” means any Aebi Schmidt Employee Plan for the benefit of any Aebi Schmidt Service Provider that resides (or resided) outside of, or provides (or provided) services to Aebi Schmidt or any of its Subsidiaries outside of, the United States.

“Aebi Schmidt IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by Aebi Schmidt or any of its Subsidiaries.

“Aebi Schmidt Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that has a material adverse effect on the condition (financial or otherwise), business or results of operations of Aebi Schmidt and its Subsidiaries, taken as a whole; provided that no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Aebi Schmidt Material Adverse Effect, or whether a Aebi Schmidt Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) any changes in conditions generally affecting the industry in which Aebi Schmidt and its Subsidiaries operate; (c) general changes in national or international political conditions (including any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (d) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, cyber-attack or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events or other “acts of God”) or any escalation or worsening thereof or any responses thereto (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Israel, the Palestinian territories, Yemen and southern Lebanon) and any evolutions thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith); (e) global health conditions, including any epidemics, pandemics or other outbreak of disease or public health events (including COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any developments related thereto) and any changes in business travel patterns or remote working practices relating thereto or arising therefrom or actions taken by Governmental Authorities as a result thereof; (f) any failure, in and of itself, by Aebi Schmidt or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Aebi Schmidt Material Adverse Effect, unless otherwise excluded in this definition of “Aebi Schmidt Material Adverse Effect”); (g) the execution and delivery of this Agreement, the public announcement, the pendency of this Agreement, the impact thereof on the relationships of Aebi Schmidt and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 3.03 and Section 3.04 or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (h) any changes after the date hereof not announced prior to the date hereof in any Applicable Law, Swiss GAAP FER or Local GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (i) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (j) any action or omission taken by Aebi Schmidt pursuant to the prior written request of Shyft, except in the case of each of clause (a), (c), (d), (e), or (g), if any such event, circumstance, development, occurrence, change or effect has a disproportionate adverse effect on Aebi Schmidt and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Aebi Schmidt and its Subsidiaries operate.

“Aebi Schmidt Owned IP” means all Registered Aebi Schmidt IP and all other Intellectual Property owned or purported to be owned by Aebi Schmidt or any of its Subsidiaries.

“Aebi Schmidt Security Breach” means an occurrence that (a) actually or potentially jeopardizes the confidentiality, integrity, availability, or security of any Aebi Schmidt Confidential Data, a Aebi Schmidt IT System, or the data that a Aebi Schmidt IT System collects, processes, stores, or transmits (including Personal Information), (b) constitutes a violation or imminent threat of violation of any security policies, security procedures, or acceptable use policies of Aebi Schmidt or any of its Subsidiaries, or (c) involves inadvertent, unauthorized, and/or unlawful sale, or rental of Aebi Schmidt Confidential Data.

“Aebi Schmidt Service Provider” means any director, officer, employee or individual independent contractor or other individual worker or service provider of Aebi Schmidt or any of its Subsidiaries.

“Aebi Schmidt Stock Plan” means Aebi Schmidt’s Employee Stock Plan (Mitarbeiteraktienplan) which was effective as of January 1, 2010 and is governed by Swiss law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that notwithstanding anything in this Agreement to the contrary, no equityholder of Shyft shall be considered an “Affiliate” of Shyft or any of its Subsidiaries.

“Ancillary Agreements” means the Relationship Agreements, the Support Agreement, and the Amended Articles.

“Anti-Bribery Legislation” means all U.S. and non-U.S. Applicable Laws relating to the prevention of corruption and bribery, including (i) the FCPA, (ii) the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and (iii) the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Bribery Act 2010, the Proceeds of Crime Act 2002.

“Antitrust Division” means the U.S. Antitrust Division of the Department of Justice.

“Antitrust Laws” means (a) the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, the Austrian Cartel Act of 2005, the German Act Against Restraints of Competition of 1958, as last amended by Article 1 of the Act of 25 October 2023, and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and (b) Applicable Law governing investments by certain Persons in strategic business sectors, including those raising national security considerations, including the Foreign Trade and Payments Act of 2013, as last amended on 5 March 2024 and the Foreign Trade and Payments Ordinance of 2013, as last amended on 5 October 2023.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, including any Antitrust Laws.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Zurich, Switzerland are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Authorities” means Section 721 of the Defense Production Act of 1950, as amended, and all regulations issued and effective thereunder.

“CFIUS Clearance” means that: (a) the Parties have received written notice from CFIUS that either (i) CFIUS has determined that the Transactions are not a “covered transaction” within the meaning of the CFIUS Authorities or (ii) CFIUS’s review (or, if applicable, investigation) under the CFIUS Authorities of the Transactions in response to a joint voluntary notice submitted by the Parties has concluded, and CFIUS has determined that there are no unresolved national security concerns with respect to the Transactions, and advised that action under the CFIUS Authorities has concluded with respect to the Transactions or (b) CFIUS has sent a report to the President of the United States (“President”) requesting the President’s decision on the joint voluntary notice submitted by the parties and either (i) the period under the CFIUS Authorities during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the Transactions has expired or (ii) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated as of November 5, 2024, between Shyft and Aebi Schmidt, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between Aebi Schmidt or Shyft or any of their Subsidiaries, as applicable, and any labor union or trade union, works council or similar organization or other authorized employee representative representing Aebi Schmidt Service Providers or Shyft Service Providers, as applicable.

“Commitment Papers” means, collectively, (i) the arrangement and underwriting fee letter, (ii) the agency fee letter, (iii) the mandate letters, (iv) the joint short-form debt commitment letter, and (v) the long-form credit facility term sheet, each dated as of the date of this Agreement (and in the form furnished to Shyft prior to the execution of this Agreement) among the respective Lenders and Aebi Schmidt (including all exhibits, schedules, and annexes thereto, and including any related fee letter, as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 30, 2024, between Shyft and Aebi Schmidt.

“Contract” means any written agreement, contract, note, mortgage, indenture, arrangement or other legally binding obligation or understanding.

“COVID-19” means both the viral pneumonia named coronavirus disease 2019 (COVID-19) by the World Health Organization and the virus named Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) by the International Committee on Taxonomy of Viruses, and any mutations, evolutions or variances thereof.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention, independent contractor or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, cafeteria plan, relocation or expatriate benefits, perquisites, tuition assistance, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether written or unwritten, whether funded or unfunded, whether or not subject to ERISA, and whether for the benefit of one individual or more than one individual.

“Environmental Claims” means any and all Proceedings by or from any Person alleging Environmental Liability or otherwise related to Environmental Law or Hazardous Substances.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety (solely as related to exposure to Hazardous Substances) or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances.

“Environmental Liability” means any obligation, liability, fine, penalty, judgment, award, settlement, loss, damage, cost, fee (including attorneys’ and consultants’ fees), expense, or disbursement that is related to: (a) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, Hazardous Substances, (b) any Environmental Laws or (c) any Order issued or otherwise imposed by any Governmental Authority under Environmental Law.

“Environmental Permits” means all Permits of Governmental Authorities required by or issued pursuant to Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any shares of capital stock or other voting securities of such Person, (b) other equity or voting interests in such Person, (c) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in such Person, or (d) restricted share units, restricted stock units, restricted shares, stock appreciation rights, performance units, performance share units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by such Person or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be (or at any relevant time was or will be) treated as a single employer under Section 414 of the Code or is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with such entity as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person properly acting on behalf of a Governmental Authority, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (e.g., the United Nations, World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or commission, including CFIUS.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof (collectively, “Patents”); (c) registered and unregistered copyrights (including those in software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology and information (including know-how, inventions, schematics, drawings, techniques, protocols, improvements, processes, formulae, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) rights in Software, (g) Internet domain name registrations; (h) other similar types of proprietary or intellectual property; and (i) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” of any Person means (i) with respect to Aebi Schmidt, the actual knowledge of those individuals set forth in Section 10.03(a) of the Aebi Schmidt Disclosure Schedules after due inquiry of his or her direct reports, and (ii) with respect to Shyft, the actual knowledge of those individuals set forth in Section 10.03(a) of the Shyft Disclosure Schedules after due inquiry of his or her direct reports.

“LARA” means the Department of Licensing and Regulatory Affairs of the State of Michigan.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of a given Debt Financing (including an Alternative Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, lease, sublease, license, pledge, charge, option, right of first refusal, easement, servitude, security interest, adverse claim or other encumbrance of any kind in respect of such property or asset.

“MCL” means the Business Corporation Act of the State of Michigan MCL 450.1101 et seq.

“Measurement Date” means January 1, 2022.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“Nasdaq” means the Nasdaq Global Select Market or any successor thereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury or any successor thereto.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” means, with respect to any Person, the ordinary course of business consistent with past practice.

“Other Swiss Tax Rulings” means the Swiss Tax ruling applications to be filed, as the case may be, with the Swiss Federal Tax Administration or the Cantonal Tax Administration of the Canton of Thurgau (i) relating to the exemption of the Transactions from the Swiss issuance stamp tax (Emissionsgabe) and the Swiss transfer stamp tax (Umsatzabgabe), (ii) providing that the Transactions do not trigger adverse Swiss federal, cantonal or municipal corporate income tax consequences for Aebi Schmidt or a Subsidiary of Aebi Schmidt, (iii) confirming the tax consequences of the transaction for Aebi Schmidt's shareholders and (iv) relating to the Debt Financing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, exemption, qualification or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Permitted Lien” means any (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP or Swiss GAAP FER, as applicable; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP or Swiss GAAP FER, as applicable; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, individually or in the aggregate, materially detract from the value or the present or intended use, occupancy and/or operation of the property subject thereto; (e) statutory landlords’ Liens and liens granted to landlords under any lease; (f) any Liens that are disclosed on the Aebi Schmidt Balance Sheet (in the case of Liens applicable to Aebi Schmidt or any of its Subsidiaries) or the Shyft Balance Sheet (in the case of Liens applicable to Shyft or any of its Subsidiaries), or the notes thereto; (g) any Liens that are not, individually or in the aggregate, materially adverse to Aebi Schmidt and its Subsidiaries or Shyft and its Subsidiaries, as applicable, and would not reasonably be expected to materially impair, the value of the property or assets to which they relate or the present or intended use, occupancy and/or operation of such property or assets or (h) any license or sublicense with respect to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Personal Information” means data or information in any medium that (a) alone or in combination with other information allows the identification of an individual or (b) is otherwise “personal information”, “personally identifiable information”, “personal data”, and any terms of similar import, in each case as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding, citation, summons or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Related Party” means any (a) executive officer or director of Aebi Schmidt or Shyft, as applicable, (b) record or, to the knowledge of Aebi Schmidt or Shyft, as applicable, beneficial owner of five percent (5%) or more of the voting securities of Aebi Schmidt or Shyft, as applicable, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner.

“Related Party Contract” means any Contracts with any Related Party of Aebi Schmidt or Shyft, as applicable.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means, with respect to any Person, such Person’s investment bankers, attorneys, accountants, consultants and other agents, advisors, and representatives.

“Required Swiss Tax Ruling” means the Swiss Tax ruling application relating to the creation of paid-in capital (reserves from capital contribution; Reserven aus Kapitaleinlagen) for purposes of Swiss dividend withholding tax to be filed by Aebi Schmidt with the following divisions of the Swiss Federal Tax Authorities: (i) External Audit Division – Team Rulings, and (ii) Refund Division – Team 5.

“Sanctioned Person” means any Person or Governmental Authority that is the subject or target of sanctions or trade/export restrictions under U.S., EU, UK, or Swiss or other applicable sanctions or export controls laws, including: (a) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Department of Commerce’s Entity List, Denied Persons List, or Unverified List; any debarment or sanctions list maintained by the U.S. Department of State; or any other list maintained by U.S. or non-U.S. Governmental Authorities under sanctions or export control laws; (b) where relevant under applicable sanctions laws or export control laws, any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or controlled by any such Person or Persons described in (a) or acting for or on behalf of such Person or Persons described in (a); (c) any person located, organized or resident in a country or territory which is itself the subject or target of comprehensive sanctions (that is, at the time of this Agreement, the Crimea so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria); or (d) the Government of Venezuela, a blocked national of Cuba, or any other Person subject to asset-blocking sanctions under applicable the foregoing sanctions laws.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shyft 10-K” means Shyft’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Shyft Acquisition Proposal” means any proposal, offer (including tender or exchange offers) or indication of interest, other than the Transactions, (A) with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, scheme of arrangement or other similar transaction involving Shyft or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of Shyft’s consolidated assets, (B) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Shyft Common Stock or securities of Shyft representing more than 20% of the voting power of Shyft, or (C) to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Shyft), directly or indirectly, in one or more transactions, assets or businesses of Shyft or its Subsidiaries, representing more than 20% of the consolidated assets of Shyft.

“Shyft Balance Sheet” means the consolidated balance sheet of Shyft and its Subsidiaries as of December 31, 2023, and the footnotes to such consolidated balance sheet, in each case set forth in the Shyft 10-K.

“Shyft Balance Sheet Date” means September 31, 2024.

“Shyft Common Stock” means the common stock, no par value, of Shyft.

“Shyft Confidential Data” means Personal Information, Intellectual Property, and any other information or data that is confidential, nonpublic, or proprietary relating to Shyft or any of its Subsidiaries, or their customers, including information relating to their businesses, operations, personnel, properties, processes and products, finances, or technical practices, regardless of the form or format of the information (e.g., written, verbal, electronic or otherwise).

“Shyft Credit Agreement” means that certain Credit Agreement, dated as of August 8, 2018, by and among Shyft, The Shyft Group Global, Inc., a Michigan corporation and Subsidiary of Shyft, Utilimaster Services, LLC, an Indiana limited liability company and Subsidiary of Shyft, The Shyft Group USA, Inc., a South Dakota corporation and Subsidiary of Shyft and Fortress Resources, LLC, a California limited liability company and Subsidiary of Shyft (each of the foregoing, collectively as the borrowers party thereto), the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, as amended and restated by that certain Amended and Restated Credit Agreement, dated as of November 30, 2021, as further amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of May 31, 2023, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 27, 2024, and, solely to the extent permitted hereby, as further amended, restated, amended and restated, supplemented or otherwise modified or replaced or refinanced from time to time following the date hereof.

“Shyft Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Shyft, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any current or former Shyft Service Provider, or (b) for which Shyft or any of its Subsidiaries has any liability or obligations, whether actual or contingent, including as a result of an ERISA Affiliate.

“Shyft Equity Awards” means the Shyft RSUs and Shyft PSUs.

“Shyft Equity Plans” means (i) The Shyft Group, Inc. Stock Incentive Plan of 2016, as amended by the First Amendment to Stock Incentive Plan, (ii) The Shyft Group,

Inc. Stock Incentive Plan (amended and restated effective May 17, 2023), and (iii) The Shyft Group, Inc. Directors’ Stock Purchase Plan.

“Shyft ESPP” means the Shyft 2022 Employee Stock Purchase Plan, as most recently amended and restated.

“Shyft International Plan” means any Shyft Employee Plan for the benefit of any current or former Shyft Service Provider that resides (or resided) outside of, or provides (or provided) services to Shyft or any of its Subsidiaries outside of, the United States.

“Shyft IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by Shyft or any of its Subsidiaries.

“Shyft Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that has a material adverse effect on the condition (financial or otherwise), business or results of operations of Shyft and its Subsidiaries, taken as a whole; provided that no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Shyft Material Adverse Effect, or whether a Shyft Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) any changes in conditions generally affecting the industry in which Shyft and its Subsidiaries operate; (c) general changes in national or international political conditions (including any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (d) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, cyber-attack or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events or other “acts of God”) or any escalation or worsening thereof or any responses thereto (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Israel, the Palestinian territories, Yemen and southern Lebanon) and any evolutions thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith); (e) global health conditions, including any epidemics, pandemics or other outbreak of disease or public health events (including COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any developments related thereto) and any changes in business travel patterns or remote working practices relating thereto or arising therefrom or actions taken by Governmental Authorities as a result thereof; (f) any decline, in and of itself, in the market price or trading volume of Shyft Common Stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a Shyft Material Adverse Effect, unless otherwise excluded in this definition of “Shyft Material

Adverse Effect”); (g) any failure, in and of itself, by Shyft or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Shyft Material Adverse Effect, unless otherwise excluded in this definition of “Shyft Material Adverse Effect”); (h) the execution and delivery of this Agreement, the public announcement, the pendency of this Agreement, the impact thereof on the relationships of Shyft and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 4.02 and Section 4.03 or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (i) any changes after the date hereof not announced prior to the date hereof in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (j) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; (k) any litigation by Shyft’s shareholders in connection with the Transactions; or (l) any action or omission taken by Shyft pursuant to the prior written request of Aebi Schmidt, except in the case of each of clause (a), (c), (d), (e), or (h), if any such event, circumstance, development, occurrence, change or effect has a disproportionate adverse effect on Shyft and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Shyft and its Subsidiaries operate.

“Shyft Owned IP” means all Registered Shyft IP and all other Intellectual Property owned or purported to be owned by Shyft or any of its Subsidiaries.

“Shyft RSU Awards” means a restricted stock unit award covering shares of the capital stock of Shyft granted pursuant to Shyft Stock Plans.

“Shyft Security Breach” means an occurrence that (a) actually or potentially jeopardizes the confidentiality, integrity, availability, or security of any Shyft Confidential Data, a Shyft IT System, or the data that a Shyft IT System collects, processes, stores, or transmits (including Personal Information), (b) constitutes a violation or imminent threat of violation of any security policies, security procedures, or acceptable use policies of Shyft or any of its Subsidiaries, or (c) involves inadvertent, unauthorized, and/or unlawful sale, or rental of Shyft Confidential Data.

“Shyft Service Provider” means any director, officer, employee, individual independent contractor or other individual worker or service provider of Shyft or any of its Subsidiaries.

“Shyft Stock Plans” means the Shyft Stock Incentive Plan, as amended, and the Shyft Stock Incentive Plan of 2016, as amended.

“Software” means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, platforms, applications and interfaces), in each case, in source code, object code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications and flow charts).

“Specified Business Conduct Laws” means: (a) the Anti-Bribery Legislation; (b) all legal requirements imposing economic or trade sanctions on any Person, including, all legal requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury, the European Union, or Switzerland (the “Specified Jurisdictions”); (c) all legal requirements relating to the import, export, re-export, transfer of information, data, goods, and technology of the Specified Jurisdictions, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable legal requirements of the Specified Jurisdictions relating to money laundering.

“Subsidiary” means, when used with reference to a Person, any other Person with respect to which such first Person who holds securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the issued and outstanding voting securities of which, are owned, directly or indirectly. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Swiss GAAP FER” means the Swiss accounting and reporting principles according to the recommendations issued by the commission for accounting and reporting recommendations (Fachkommission für Empfehlungen zur Rechnungslegung) in effect from time to time.

“Swiss Tax Rulings” means, collectively, the Required Swiss Tax Ruling and the Other Swiss Tax Rulings.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, customs duties, license, severance, transfer, employment, social security, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental, escheat, unclaimed property or windfall profits taxes, and any other taxes of any kind whatsoever, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any Tax Return, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns (including with respect to country-by-country-reporting or mandatory disclosure regimes), claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or filing, and including any amendment thereto and any related or supporting information, schedule or attachment with respect thereto.

“Tax Sharing Agreement” means any Tax indemnity, Tax allocation or Tax sharing agreement or similar agreement, arrangement or understanding relating to Taxes or other Tax matters, including any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Third Party” means any Person or Group, other than Aebi Schmidt, Shyft, Holdco, Merger Sub or any of their respective Subsidiaries or Affiliates.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated in accordance with the terms hereof (including the Merger but excluding the Debt Financing).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

“Willful Breach” means, with respect to any agreement or covenant of a Party in this Agreement, a deliberate action or omission taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take), (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching Party should have known would result in a material breach of such agreement or covenant.

Term	Section
Aebi Schmidt	Preamble

Term	Section
Aebi Schmidt Data Protection Requirements	3.19(h)(i)
Aebi Schmidt Disclosure Schedules	ARTICLE III
Aebi Schmidt Final Stockholder Approval	7.15
Aebi Schmidt Financial Statements	3.07(a)
Aebi Schmidt Insurance Policies	3.21
Aebi Schmidt Leased Real Property	3.22(b)
Aebi Schmidt Material Contract	3.15(a)
Aebi Schmidt Organizational Documents	3.01(b)
Aebi Schmidt Owned Real Property	3.22(a)
Aebi Schmidt Permits	3.12
Aebi Schmidt Real Property Lease	3.22(b)
Aebi Schmidt RSU	2.05(a)
Aebi Schmidt Securities	3.05(a)
Aebi Schmidt Termination Fee	9.03(b)
Agreement	Preamble
Alternative Financing	5.04(d)
Alternative Financing Commitment Letter	5.04(d)
Alternative Financing Election Notice	5.04(e)
Amended Articles	7.14(a)(iv)
Availability Notice	5.04(d)
Bankruptcy and Equity Exceptions	3.02(a)
Certificate	2.01(a)
Certificate of Merger	1.01(a)
Closing	1.02
Closing Date	1.02
Collection Expenses	9.03(e)
Debt Financing	7.18(a)
D&O Indemnified Parties	7.13(a)
D&O Tail	7.13(b)
End Date	9.01(b)(v)
Exchange Agent	2.03(a)
Exchange Agreement	2.03(a)
Exchange Fund	2.03(c)
Exchange Ratio	2.01(a)(i)
Excluded Shares	2.01(a)(ii)
Effective Time	1.01(a)
Final Offering Period	2.05(e)
Finance No Recourse Parties	10.18
Financing Uses	3.27(d)
Holdco	Preamble
Holdco Consent	Recitals
Intended US Tax Treatment	Recitals
Letter of Transmittal	2.03(c)
Local GAAP	5.01(b)(xiv)

Term	Section
Merger	Recitals
Merger Consideration	2.01(a)(i)
Merger Sub	Preamble
Merger Sub Consent	Recitals
Parties	Preamble
Party	Preamble
Process Agent	10.10(c)
Proxy Statement	7.03(a)
Registered Aebi Schmidt IP	3.19(a)
Registered Shyft IP	4.20(a)
Registration Statement	7.03(a)
Regulation S-K	6.01(b)(xiv)
Regulatory Concession	7.01(f)
Relationship Agreements	Recitals
Requisite Regulatory Approvals	8.01(b)
Shyft	Preamble
Shyft Adverse Recommendation Change	6.02(b)
Shyft Approval Time	6.02(c)
Shyft Board Recommendation	4.02(b)
Shyft Continuing Employees	7.05(a)
Shyft Data Protection Requirements	4.20(h)(i)
Shyft Director RSU	2.05(c)
Shyft Disclosure Schedules	ARTICLE IV
Shyft Insurance Policies	4.22
Shyft Intervening Event	6.02(h)(ii)
Shyft Leased Real Property	4.23(b)
Shyft Material Contract	4.16(a)
Shyft Organizational Documents	4.01(b)
Shyft Owned Real Property	4.23(a)
Shyft Permits	4.13
Shyft PSU	2.05(b)
Shyft Real Property Lease	4.23(b)
Shyft RSU	2.05(a)
Shyft SEC Documents	4.07(a)
Shyft Securities	4.05(b)(B)
Shyft Shareholder Approval	4.02(a)
Shyft Shareholder Meeting	7.03(e)
Shyft Share Ownership Guidelines	7.20(b)
Shyft Superior Proposal	6.02(h)(i)
Shyft Termination Fee	9.03(a)(ii)
Specified Stockholders	Recitals
Support Agreement	Recitals
Surviving Corporation	Recitals
Transaction Litigation	7.11
Uncertificated Share	2.01(a)(i)

Section 10.04   Interpretation; Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “will” shall be construed to have the same meaning as “shall”. The words “made available to Shyft” and words of similar import refer to documents and other information posted to the Datasite virtual data room by or on behalf of Aebi Schmidt at least one (1) day prior to the date hereof. The words “made available to Aebi Schmidt” and words of similar import refer to documents and other information (i) posted to the Datasite virtual data room by or on behalf of Shyft at least one (1) day prior to the date hereof, or (ii) filed by Shyft with the SEC and publicly available on EDGAR at least three (3) Business Days prior to the date hereof. Unless the context requires otherwise, the word “material” shall be construed in light of Shyft and its Subsidiaries, taken as a whole, or Aebi Schmidt and its Subsidiaries, taken as a whole, as the case may be. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America and references to “Euro” or “€” will be deemed references to the lawful money of the European Union. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

Section 10.05   Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 10.06   Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile, PDF or otherwise, including via DocuSign or any similar electronic signature service) to the other Parties.

Section 10.07   Entire Agreement. This Agreement (including any exhibits hereto), the Shyft Disclosure Schedules, the Aebi Schmidt Disclosure Schedules, the Confidentiality Agreement, the Clean Team Agreement, and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SHYFT NOR AEBI SCHMIDT MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ANY OTHER PARTY OR ANY OF SUCH PARTY’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.08   No Third Party Beneficiaries. Except as provided in Section 7.13, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that (A) the Lenders shall be express third-party beneficiaries of Section 10.18, Section 10.18 shall expressly inure to the benefit of the Lenders and the Lenders shall be entitled to rely on and enforce the provisions of Section 10.18 and (B) for the avoidance of doubt, Shyft, on behalf of the holders of Shyft Common Stock, Shyft RSUs, and Shyft PSUs (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable) shall have the right to pursue specific performance as set forth in Section 10.12, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Aebi Schmidt’s, Holdco’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather Shyft shall have the sole and exclusive right to do so, as agent for such holders. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.09   Obligations of Aebi Schmidt and of Shyft. Whenever this Agreement requires any Subsidiary of Aebi Schmidt, Holdco or Shyft, as applicable, to take any action, such requirement shall be deemed to include an undertaking on the part of Aebi Schmidt, Holdco or Shyft, as applicable, to cause such Subsidiary to take such action and Aebi Schmidt or Shyft, as applicable, shall be liable for any failure of such Person to take such action. Aebi Schmidt shall be responsible for any Willful Breach of Holdco or Merger Sub.

Section 10.10   Governing Law and Venue; Waiver of Jury Trial.

(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION; PROVIDED THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF SHYFT SHALL BE SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MICHIGAN. Each of the Parties hereby irrevocably and unconditionally consents and submits, for itself and with respect to its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the appropriate respective appellate courts therefrom (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal court located in the State of Delaware and the appropriate respective appellate courts therefrom or only if such federal courts located in the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state court located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject to jurisdiction thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (or only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal court located in the

State of Delaware and the appropriate respective appellate courts therefrom or only if such federal courts located in the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any state court located in the State of Delaware). The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS AND THEREBY OR TO THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

(c)   EACH OF SHYFT, AEBI SCHMIDT, HOLDCO, AND MERGER SUB HEREBY IRREVOCABLY DESIGNATES United Corporate Services, Inc. (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 800 North State Street, Suite 304, Dover, Delaware 19901, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN Section 10.02. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN DOVER, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY

EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 10.11   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, which consent may be withheld by such other Party in its sole discretion. Any purported assignment in breach of this Section 10.11 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.12   Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.01, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.10(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 10.12 are an integral part of the Merger and the other Transactions and that, without these agreements, it and the other Parties would not enter into this Agreement. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus 20 Business Days, or such longer time period established by the court presiding over such suit, action or proceeding, if any.

Section 10.13   Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by all of the Parties, by action taken or authorized by their respective boards of directors, at any time before or after the Shyft Shareholder Approval or the effectiveness of the Holdco Consent, the Merger Sub Consent or the Aebi Schmidt Final Stockholder Approval; provided that after the Shyft Shareholder Approval has been obtained or the Holdco Consent, the Merger Sub Consent or the Aebi Schmidt Final Stockholder Approval has become applicable, any amendment of this Agreement that by

Applicable Law requires the further approval by Shyft’s shareholders, the shareholders of Aebi Schmidt or the sole shareholder of Merger Sub or the sole member of Holdco shall be effective only with the approval of such Persons, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.14   Extension; Waiver. At any time prior to the Effective Time, Aebi Schmidt and Shyft may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of Aebi Schmidt, Holdco, or Merger Sub, in the case of Shyft, or Shyft, in the case of Aebi Schmidt, (B) waive any inaccuracies in the representations and warranties of Aebi Schmidt, in the case of Shyft, or Shyft, in the case of Aebi Schmidt, contained in this Agreement, and (c) waive compliance by Aebi Schmidt, Holdco or Merger Sub, in the case of Shyft, or Shyft, in the case of Aebi Schmidt, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.15   Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement or the Transactions, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or in connection with any transactions contemplated hereby shall be had against any other Person, and no other Person, shall have any liabilities or obligations (whether in Contract or in tort, in law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Person, other than the Parties, shall be responsible or liable for any damages which may be alleged as a result of this Agreement, or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 10.15, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement, the Clean Team Agreement or the Support Agreement to the extent such Person is expressly party thereto.

Section 10.16   Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the Party incurring such costs and expenses.

Section 10.17   Disclosure Schedule References and SEC Document References. The Parties hereto agree that each section or subsection of the Aebi Schmidt Disclosure Schedules or the Shyft Disclosure Schedules, as applicable, shall be deemed to qualify the corresponding Section or subsection of this Agreement, irrespective of whether or not any particular Section or subsection of this Agreement specifically refers to the Aebi Schmidt Disclosure Schedules or the Shyft Disclosure Schedules, as applicable. The Parties further agree that disclosure of any item, matter or event in any particular section or subsection of either the Aebi Schmidt Disclosure Schedules or the Shyft Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of the Aebi Schmidt Disclosure Schedules or the Shyft Disclosure Schedules, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.

Section 10.18   Debt Financing. Notwithstanding anything to the contrary contained herein, (i) in the case of the Debt Financing committed pursuant to the Commitment Papers on the date hereof, or any Alternative Financing where the commitment is obtained by Aebi Schmidt or any of its Affiliates, none of Shyft and its Affiliates and their respective shareholders, partners, members, officers, directors, employees, controlling persons, agents and representatives (other than Aebi Schmidt and its Affiliates after Closing) shall and (ii) in the case of any Alternative Financing where the commitment is obtained by Shyft or any of its Affiliates, none of Aebi Schmidt and its Affiliates and their respective shareholders, partners, members, officers, directors, employees, controlling persons, agents and representatives (other than Shyft and its Affiliates after Closing) shall (such Persons, as the case may be in respect of a given financing, the “Finance No Recourse Parties”), in each case, have any rights or claims against any Lender thereunder in connection with this Agreement, such Debt Financing or Alternative Financing, or the transactions contemplated hereby or thereby, and no such Lender shall have any rights or claims against any Finance No Recourse Party in connection with this Agreement, such Debt Financing or Alternative Financing, or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of the parties to any Debt Financing or Alternative Financing under any commitment letter or other definitive documents related thereto. Notwithstanding anything herein to the contrary, each Finance No Recourse Party and each of the other Parties (a) agrees that, subject to this Section 10.18, it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof) (or, if applicable, any other forum for the resolution of disputes agreed to in the relevant Commitment Papers), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.02 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH FINANCE NO RECOURSE PARTY AND EACH OTHER PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDER. No Lender shall be subject to any special, consequential, punitive or indirect damages. Notwithstanding anything to the contrary contained herein, Section 10.18 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 10.18) shall not be amended, supplemented, waived or otherwise modified in a manner that is adverse to a Lender without the prior written consent of such Lender (or of the Affiliate or related party of such Lender who is party to the relevant Commitment Papers).

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE SHYFT GROUP, INC.

By:	/s/ John Dunn
Name: John Dunn
Title: President and Chief Executive Officer

AEBI SCHMIDT HOLDING AG

By:	/s/ Peter Spuhler
Name: Peter Spuhler
Title: Chair of the Board of Directors

By:	/s/ Barend Fruithof
Name: Barend Fruithof
Title: Chief Executive Officer

ASH US GROUP, LLC

By:	/s/ Barend Fruithof
Name: Barend Fruithof
Title: Authorized Person

By:	/s/ Thomas Schenkirsch
Name: Thomas Schenkirsch
Title: Authorized Person

BADGER MERGER SUB, INC.

By:	/s/ Barend Fruithof
Name: Barend Fruithof
Title: Authorized Person

By:	/s/ Thomas Schenkirsch
Name: Thomas Schenkirsch
Title: Authorized Person

Exhibit A

SUPPORT AGREEMENT

[Attached.]

Exhibit B-1

FORM OF RELATIONSHIP AGREEMENT (PCS)

[Attached.]

Exhibit B-2

FORM OF RELATIONSHIP AGREEMENT (Gebuka)

[Attached.]

Exhibit B-3

FORM OF RELATIONSHIP AGREEMENT (Barend Fruithof)

[Attached.]

Exhibit C

FORM OF CERTIFICATE OF MERGER

[Attached.]

Exhibit D-1

FORM OF AMENDED ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

[Attached.]

Exhibit D-2

FORM OF AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION

[Attached.]

Exhibit E

FORM OF AMENDED ARTICLES OF ASSOCIATION OF AEBI SCHMIDT

[Attached.]

Exhibit F

FORM OF GOVERNANCE AND SUSTAINABILITY CHARTER

[Attached.]

Exhibit G-1

FORM OF TAX REPRESENTATION LETTER (Shyft)

[Attached.]

Exhibit G-2

FORM OF TAX REPRESENTATION LETTER (Aebi Schmidt)

[Attached.]